Form 10-K, Exhibit 13
period 1997-12-31
AMERICAN ARCHITECTURAL PRODUCTS CORP
filed 1998-04-01
CIK 940034

SELECTED FINANCIAL DATA
The following table sets forth selected historical financial data of the Company and its predecessors for the five years ended December 31, 1997. The selected financial data for the Company for 1996 and 1997 were derived from the audited consolidated financial statements of the Company for the period from June 19, 1996 (inception) through December 31, 1996 and for the year ended December 31, 1997, included elsewhere in this Report. The selected financial data for the predecessors for 1996 and 1995 were derived from the audited combined financial statements of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company included elsewhere in this Report; and the audited combined financial statements of Mallyclad Corporation and Vyn-L Corporation included elsewhere in this Report. The historical financial data for the Predecessors for 1994 were derived from the audited combined financial statements of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company that are not included in this Report; and the audited combined financial statements of Mallyclad Corporation and Vyn-L Corporation that are not included in this Report. The selected financial data for the predecessors for 1993 were derived from the unaudited combined financial statements of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company, that are not included in this Report; the unaudited financial statements of Mallyclad Corporation, that are not included in this Report; and the unaudited financial statements of Vyn-L Corporation which are not included in this Report.
  The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements along with the notes thereto of the Company, Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company, and Mallyclad Corporation and Vyn-L Corporation included elsewhere in this Report.

================================================================================

                                                                 Predecessors(2)                      The Company(1), (3)
                                                     ---------------------------------------   ----------------------------------
                                                                                    Pre-Acq.                1996
                                                       1993      1994      1995       1996      AAPC     Combined(4)      1997
---------------------------------------------------------------------------------------------------------------------------------
                                                                   (dollars in thousands, except per share amounts)
Statement of Operations Data:
Sales..............................................  $116,809   $97,209   $76,955   $41,887    $25,249   $   67,136    $   94,252
Cost of Sales......................................   103,260    87,181    71,164    35,430     19,027       54,457        74,304
                                                         ------------------------------------------------------------------------
  Gross Profit.....................................    13,549    10,028     5,791     6,457      6,222       12,679        19,948
Selling, general & administrative expenses.........    20,211    14,929    12,983     7,440      4,060       11,500        17,178
Restructuring charge...............................         0         0       840         0          0            0             0
                                                         ------------------------------------------------------------------------
  Operating income (loss)..........................    (6,662)   (4,901)   (8,032)     (983)     2,162        1,179         2,770
Interest expense (income), net.....................     2,023     2,040     1,755     1,143        756        1,899         3,928
Other expense (income).............................      (192)      (93)      299       480          5          485            (3)
                                                         ------------------------------------------------------------------------
  Income (loss) before provision for income
    taxes..........................................    (8,493)   (6,848)  (10,086)   (2,606)     1,401       (1,205)       (1,155)
Income tax provision (benefit).....................    (2,975)   (2,508)   (3,578)     (908)       640         (268)         (390)
                                                         ------------------------------------------------------------------------
Income (loss) before extraordinary item............    (5,518)   (4,340)   (6,508)   (1,698)       761         (937)         (765)
Extraordinary item, net of income tax benefit of
  $282,000.........................................         0         0         0         0          0            0          (494)
                                                         ------------------------------------------------------------------------
  Net income (loss)................................  $ (5,518)  $(4,340)  $(6,508)  $(1,698)   $   761   $     (937)   $   (1,259)
                                                         ------------------------------------------------------------------------
Net income per common share before extraordinary
  item.............................................                                            $   .10                 $     (.06)
Extraordinary item.................................                                                 --                       (.04)
Basic income (loss) per common share...............                                            $   .10                 $     (.10)
Diluted income (loss) per common share.............                                            $   .09                 $     (.10)
Weighted average common shares outstanding,
  basic............................................                                            7,884,000               12,982,200
Weighted average common shares outstanding,
  diluted..........................................                                            8,160,000               12,982,200

Other Data:
Depreciation & amortization........................  $  3,354   $ 3,976   $ 3,392   $ 2,698    $   442   $    3,140    $    2,680
Capital expenditures...............................     2,229     1,993     2,621     1,683        429        2,112         1,548

Balance Sheet Data:
Cash and cash equivalents..........................  $    250   $   288   $   861              $   964                 $   40,132
Total assets.......................................    50,895    39,440    26,629               42,744                    158,324
Working Capital (Deficit)..........................    29,047    (5,276)   (9,736)                 176                     61,472

Long-term debt and capital lease obligations (5)...        22         0         0               23,010                    126,518
Stockholders' Equity (Deficit).....................    37,002     2,540    (3,969)               4,277                      5,581

================================================================================

(1) For financial reporting purposes, the Company represents AAPC after giving effect to the series of transactions described below.

   ETC was formed in June 1996. Effective June 25, 1996, ETC's ultimate controlling shareholder acquired Mallyclad and Vyn-L. Subsequently, on December 18, 1996, Mallyclad and Vyn-L were merged into ETC. Based on the control maintained by this shareholder, the merger was considered a transaction among companies under common control and, accordingly, accounted for at the shareholder's historical cost and included in the accounts of ETC effective June 25, 1996.

   Effective August 29, 1996, ETC acquired Eagle and Taylor. The acquisition was accounted for as a purchase with the assets acquired and the liabilities assumed recorded at estimated fair values and the results of operations included in ETC's financial statements from the date of acquisition.

   Effective December 18, 1996, ETC acquired and combined with FCEI. The acquisition was accounted for as a purchase and, accordingly, the assets acquired and liabilities assumed by ETC were recorded at their estimated fair values and the results of FCEI's operations and included in the financial statements of ETC from the date of the acquisition. The merged entity subsequently changed its name to American Architectural Products Corporation
   (AAPC).

   For the purposes of presenting the selected financial data, Eagle and Taylor, and Mallyclad and Vyn-L are considered to be the Predecessors and their financial data are presented on a combined basis. The financial data for the period after the acquisitions are presented on different cost bases than the financial data before the acquisitions and, therefore, are not comparable.

(2) Selected financial data for the Predecessors for 1993 through 1995 were derived from the audited combined financial statements of Eagle and Taylor for 1994 and 1995, and the unaudited combined financial statements of Eagle and Taylor for 1993; the unaudited financial statements of Mallyclad for the fiscal year ended November 30, 1993; the unaudited financial statements of Vyn-l for the fiscal year ended February 28, 1994; and the audited combined financial statements of Mallyclad and Vyn-L for the years ended November 30, 1994 and 1995. Selected financial data for the predecessors for 1996 were derived from the audited combined financial statements of Eagle and Taylor for the period January 1, 1996 through August 29, 1996, and the audited combined financial statements of Mallyclad and Vyn-L for the period December 1, 1995 through June 30, 1996.

(3) Selected financial data for the Company for 1996 and 1997 were derived from the audited financial statements of the Company for the period from June 1996 (inception) through December 31, 1996, and the audited financial statements for the year ended December 31, 1997. These financial statements include the operations of Mallyclad and Vyn-L from June 25, 1996, and the operations of Eagle and Taylor from August 29, 1996. The results of operations of Western and Thermetic are included in the Company's 1997 selected financial data from March 14, 1997 and July 18, 1997, respectively, their acquisition dates. The results of operations of Binnings, Danvid, American Glassmith and Modern are included in the Company's selected financial data from December 10, 1997, their acquisition date.

(4) Selected financial data for Combined 1996 include the 1996 selected financial data of the Predecessors (note (2) above) and the 1996 selected financial data of the Company (notes (1) and (3) above) without giving effect to purchase accounting or the impact of financing and capitalization relating to the acquisitions of Eagle, Taylor, Mallyclad, Vyn-L and Forte.

(5) Includes revolving line of credit at December 31, 1996.

                          MANAGEMENT'S DISCUSSION AND
                        ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

BACKGROUND
In August 1996, Eagle and Taylor were acquired by ETC as the foundation for the consolidation of a series of acquisitions in the fenestration industry. In December 1996, ETC acquired and combined with FCEI, a publicly held company whose wholly owned subsidiary, Forte Inc., is a manufacturer of commercial aluminum windows. Subsequent to this transaction, the entity changed its name to American Architectural Products Corporation. ETC and Forte became wholly-owned subsidiaries of the Company. AAPC has since acquired Western, Thermetic, Binnings, Danvid, American Glassmith and Modern.
  ETC was incorporated on June 19, 1996 and had no significant operations or assets until it acquired two companies, Eagle and Taylor, on August 29, 1996. The acquisitions of Eagle and Taylor was accounted for as a purchase, with the assets acquired and the liabilities assumed recorded at estimated fair market values and the results of the Eagle and Taylor operations included in ETC's consolidated financial statements from the date of acquisition.
  ETC's ultimate controlling stockholder acquired 100% ownership of two other companies, Mallyclad and Vyn-L, on June 25, 1996. On December 18, 1996, Mallyclad and Vyn-L collectively were merged into ETC concurrently with the FCEI combination described below. The merger was accounted for at historic cost in a manner similar to a pooling of interests. The operating results of Mallyclad and Vyn-L from the date of its acquisition by ETC's ultimate controlling stockholder are included in the consolidated financial statements. Eagle, Taylor, Mallyclad and Vyn-L, are considered predecessors of ETC for financial reporting purposes.
  On March 14, 1997, AAPC acquired the stock of Western and on July 18, 1997, AAPC acquired the stock of Thermetic. The acquisitions were accounted for as purchases, with the purchase prices allocated among the assets acquired and liabilities assumed based on their estimated fair market values, and the results of their operations were included in the consolidated financial statements from the respective dates of acquisition.
  On December 10, 1997, AAPC consummated the acquisitions of Binnings, Danvid, American Glassmith, and Modern. The Company financed these acquisitions with a portion of the proceeds from the issuance of $125,000,000 of 11 3/4% Senior Notes due 2007 (Notes). The acquisitions were accounted for as purchases, with purchase prices allocated among the assets acquired and liabilities assumed based on their estimated fair market values. The results of their operations were included in the AAPC consolidated financial statements from the December 10, 1997 acquisition date.

BASIS OF PRESENTATION
The following table sets forth net sales and expenses in aggregate dollars and as a percentage of net sales for the Company and its predecessors -- Eagle, Taylor, Mallyclad and Vyn-L -- for the years ended December 31, 1995, 1996 and 1997. As a result of the acquisitions discussed above, and the related differences in cost bases of the assets and liabilities of the Company after the acquisitions and the cost bases of the Predecessors, the results of operations for the years presented are not comparable. Such lack of comparability is explained in the discussion below. The following financial data should be read in conjunction with the audited financial statements along with notes thereto of the Company, Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company, and Mallyclad Corporation and Vyn-L Corporation.

================================================================================

                                                          1995(1)               1996(2)               1997(3)
------------------------------------------------------------------------------------------------------------------
                                                                (Dollars in thousands, except footnotes)
Net Sales...........................................  $76,955    100.0%     $67,136    100.0%     $94,252    100.0%
Cost of Sales.......................................   71,164     92.5%      54,457     81.1%      74,304     78.9%
                                                      ------------------------------------------------------------
  Gross Profit......................................    5,791      7.5%      12,679     18.9%      19,948     21.1%
Selling, general & administrative expenses (4)......   12,983     16.9%      11,500     17.1%      17,178     18.2%
Restructuring charge................................      840      1.1%           0      0.0%           0      0.0%
                                                      ------------------------------------------------------------
  Operating income (loss)...........................   (8,032)   (10.5)%      1,179      1.8%       2,770      2.9%
Interest expense (income), net (4)..................    1,755      2.3%       1,899      2.9%       3,928      4.1%
Other (income) expense..............................      299      0.4%         485      0.7%          (3)     0.0%
                                                      ------------------------------------------------------------
Loss before income taxes............................  (10,086)   (13.2)%     (1,205)    (1.8)%     (1,155)    (1.2)%
Income tax benefit (4)..............................   (3,578)    (4.7)%       (268)    (0.4)%       (390)    (0.4)%
                                                      ------------------------------------------------------------
Loss before extraordinary item......................   (6,508)    (8.5)%       (937)    (1.4)%       (765)    (0.8)%
Extraordinary item, net of income tax benefit of
  $282,000..........................................        0      0.0%           0      0.0%        (494)    (0.5)%
                                                      ------------------------------------------------------------
Net loss............................................  $(6,508)    (8.5)%    $  (937)    (1.4)%    $(1,259)    (1.3)%
                                                      ------------------------------------------------------------

================================================================================

1. Financial data for 1995 is that of the predecessors and were derived from the audited combined financial statements of Eagle and Taylor for the year ended December 31, 1995 and the audited combined financial statements of Mallyclad and Vyn-L for the fiscal year ended November 30, 1995. Because the financial data of the predecessors is presented on cost bases different from that of the Company after the acquisitions, the financial data are not comparable to the 1996 and 1997 financial data (see notes (2) and (3) below)
2. Financial data presented for 1996 include the combination of financial data of the Company and its predecessors -- Eagle and Taylor, Mallyclad and Vyn-L. Financial data for the Company for 1996 were derived from the audited consolidated financial statements of the Company for the period from June 19, 1996 (inception) through December 31, 1996. These financial statements include the operations of Mallyclad and Vyn-L from June 25, 1996, and the operations of Eagle and Taylor from August 29, 1996. Financial data for Eagle and Taylor for 1996 were derived from the combined audited financial statements of Eagle and Taylor for the period from January 1, 1996 to August 29, 1996. Financial data for Mallyclad and Vyn-L for 1996 were derived from the audited combined financial statements of Mallyclad and Vyn-L for the period December 1, 1995 to June 25, 1996. Because the financial data for 1996 include data of the Company and its Predecessors, which are presented on different cost bases, such data are not comparable to the financial data for 1995 and 1997.
3. Financial data for 1997 were derived from the consolidated financial statements of the Company for the year ended December 31, 1997. Because the financial data of the Company for 1997 are presented on different cost bases, such data are not comparable to the financial data for 1995 and 1996.
4. In addition to comparability issues relating to differences in asset and liability bases described in notes (1) through (3) above, other factors affect the comparability of the financial data from year to year. The former parent of Eagle and Taylor provided treasury functions and allocated various general and administrative expenses. Interest expense allocated by the former parent of Eagle and Taylor approximated $1.8 million in 1995 and $1.1 million for the eight months ended August 29, 1996 and was treated as contributed capital of Eagle and Taylor by the former parent. A management fee based on budgeted sales was charged by the former parent to Eagle and Taylor, approximating $1.3 million and $1.0 million for the year ended December 31, 1995 and the eight months ended August 29, 1996, respectively. Other expenses charged to Eagle and Taylor by the former parent that were specifically incurred for those companies for items such as general insurance, health insurance and workers compensation insurance approximated $3.6 million and $1.7 million for the year ended December 31, 1995, and the eight months ended August 29, 1996, respectively. Eagle and Taylor filed their tax returns on a consolidated basis with their former parent and all provisions for federal and state income taxes, including provisions for deferred taxes, were provided through intercompany accounts. Because these charges to Eagle and Taylor from their former parent may differ from such charges for those entities as part of the Company, comparison of 1995, 1996 and 1997 may not be meaningful.

RESULTS OF OPERATIONS
Results of operations for the periods presented reflect a number of significant events or factors. In 1995, the operations at Taylor were restructured by eliminating non-core product lines and closing related manufacturing and distribution facilities (the "Taylor Restructuring"). The near term impact of these measures was a significant decrease in total sales and a nonrecurring restructuring charge; however, in recent periods these measures have produced an increase in gross margins at this operation. Gross profit from Taylor was negatively impacted by the introduction of an automated door line, which was installed in 1993. While attempting to reach targeted operational efficiencies, Taylor was required to run a dual line for manufacturing doors from 1993 until 1995, which adversely affected gross margin. Also, during the majority of the period for which results of operations are presented, Eagle and Taylor were being marketed for sale by their former parent. This had a negative effect on sales at both divisions since distributors and their customers were concerned about the future of these businesses. The sale of these facilities to the Company in August 1996 permitted the divisions to stabilize their long-standing relationships with customers by eliminating the uncertainty concerning the direction and strategy of these businesses. This resulted in increased sales at Eagle during 1996 and 1997.
  The future operations of the Company will depend on a number of factors, including the successful integration of the acquired companies to take advantage of their increased purchasing power, distribution capabilities and product lines; continued improvements in manufacturing processes, including greater vertical integration; establishment of company-wide management information systems; increased penetra-tion of fast growing markets, both product (such as vinyl) and geographic; continued growth in the new home and repair/remodel markets; stability in raw material prices; continuation of key customer and distributor relationships; and other factors.

COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO COMBINED YEAR ENDED DECEMBER 31, 1996
  Net Sales. Net Sales increased by $27.1 million, or 40.4%, to $94.2 million in 1997 as compared to $67.1 million in 1996. The increase was primarily the result of the acquisitions of Western, Thermetic, Binnings, Danvid, American Glassmith, and Modern. The acquisitions accounted for $13.1 million or 48.3% of the total increase in net sales. The remaining increase was primarily due to higher revenues at Eagle, which had an increase in net sales of $11.2 million. The increase in revenue was primarily a result of increased volumes generated by stabilized customer relationships, new customer additions and an improved product mix.
  Cost of Sales. Cost of sales increased from $54.5 million, or 81.1% of net sales, for the year ended December 31, 1996, to $74.3 million or 78.9% of net sales for the year ended December 31, 1997. The $19.8 million or 36.3% increase in cost of sales is comprised of a $10.0 million increase resulting from the above listed acquisitions and $9.8 million due to overall volume increases.
  Gross Profit. Gross Profit for the year ended December 31, 1997 was $19.9 million, representing an increase of $7.3 million or 57.3%, from 1996. Gross profit attributable to the companies acquired during 1997 was $3.1 million or 42.5% of the overall increase. The remaining $4.2 million increase resulted primarily from Eagle's increase of $4.0 million, Taylor's increase of $2.0 million, partially offset by the negative margin of $1.0 million from the Company's contract commercial product line. Gross profit as a percentage of sales increased from 18.9% in 1996 to 21.1% in 1997 as a result of an increase in sales volumes relative to fixed costs.
  Selling, General, and Administrative Expenses. SG&A expenses increased $5.7 million or 49.6% to $17.2 million in 1997 as compared to $11.5 million in 1996. SG&A expenses as a percentage of sales were 18.2% in 1997 compared to 17.1% in 1996. The increase between years was primarily the result of the inclusion of newly acquired companies of $2.6 million and additional administrative costs related to the addition of a corporate headquarters and corporate management of $2.4 million for the year.
  Operating Income. Operating income increased $1.6 million from an operating income of $1.2 million in 1996 to an operating income of $2.8 million for 1997. The increase is attributable to additional operating income of $0.5 million from acquired companies and the increase in gross profit from existing operations, partially offset by an increase in selling, general and administrative expenses.
  Interest Expense. Interest expense for the years ended December 31, 1997 and 1996 was $3.9 million and $1.9 million, respectively. The $2.0 million increase is attributable to interest of $0.3 million from companies acquired in 1997, interest of $0.9 million on the Notes issued in December 1997 and interest on additional borrowings related to the operations and working capital of $0.8 million. The previous parent of Eagle and Taylor allocated interest expense to the entities during the eight months ended August 29, 1996 (predecessor period), and accordingly, interest is not comparable with the same period in 1996.
  Income Taxes. The Company recorded a tax benefit of $0.4 million at December 31, 1997 on a net loss before extraordinary items of $1.2 million, resulting in a tax benefit at an effective tax rate of 33.8%. Prior to their acquisitions, Eagle and Taylor were included in the consolidated return of their former parent, and accordingly, the provision for income taxes for the year ended December 31, 1996 is not indicative of the amounts that would have been recorded on a separate basis and are not comparable.
  Extraordinary Loss. In 1997, the Company recorded an extraordinary item, loss on extinguishment of debt of $0.5 million, net of related tax benefit of $0.3 million, relating to a prepayment penalty and deferred financing costs charged to expense on the retirement of existing debt with a portion of proceeds of the Notes.
  Net Loss. The Company's consolidated net loss increased to $1.3 million in 1997 as compared to $0.9 million in 1996. The factors cited above were responsible for the increase in the net loss.

COMPARISON OF COMBINED YEAR ENDED DECEMBER 31, 1996 TO COMBINED YEAR ENDED DECEMBER 31, 1995
  Net Sales. Net Sales decreased 12.9%, to $67.1 million, for 1996 as compared to $77.0 million for 1995. The decrease was primarily a result of the Taylor Restructuring. This was offset in part by nominal increases in net sales for the remaining operations as a result of increases in volume and pricing during the year.
  Cost of Sales. Cost of sales decreased from $71.2 million, or 92.5% of net sales, for the year ended December 31, 1995, to $54.5 million, or 81.1% of net sales, for the year ended December 31, 1996. The $16.7 million, or 23.5%, decrease in cost of sales is primarily due to the $15.5 million decrease in cost of sales at Taylor due to the Taylor Restructuring, which was substantially completed in 1995. The decrease in cost of sales as a percentage of sales reflects efficiencies gained from the Taylor Restructuring and production efficiencies arising from the increased use of automated manufacturing equipment at Taylor.

  Gross Profit. Gross profit for the year ended December 31, 1996 was $12.7 million, representing an increase of $6.9 million, or 119.0%, from 1995. Gross profit as a percentage of sales increased from 7.5% in 1995 to 18.9% in 1996 due to margin improvements resulting from the Taylor Restructuring. In addition, lower depreciation for the period subsequent to the acquisition of Eagle and Taylor due to lower bases of assets, based on the allocation of purchase price, compared to the historical bases of assets prior to the acquisition, improved gross profit.
  Selling, General, and Administrative Expenses. SG&A expenses, as a percentage of sales, were 17.1% in 1996 compared to 16.9% in 1995. The percentage increase was due primarily to the decrease in revenues between years while SG&A expenses did not decline proportionately due to the fixed nature of certain expenditures in this category. Although SG&A as a percentage of sales increased, total SG&A expenses decreased by $1.5 million, or 11.5%, to $11.5 million in 1996. The Taylor Restructuring accounted for a $2.7 million reduction in SG&A expenses, which was partially offset by an increase in SG&A expenses for Eagle of $1.1 million.
  Operating Income (Loss). Operating income, excluding the nonrecurring restructuring charges in 1995, increased by $8.4 million from the operating loss of $7.2 million in 1995. This is attributable to the improved operating profit resulting from the Taylor restructuring and the reduction in SG&A expenses.
  Interest Expense. Interest expense, as a percentage of sales, was 2.9% in 1996 compared to 2.3% in 1995. Interest expense increased by approximately $0.1 million, or 5.6%, to $1.9 million in 1996. The former parent of Eagle and Taylor provided cash management services to Eagle and Taylor and charged interest expense relating to the amounts payable to affiliates. This interest expense approximated $1.8 million in 1995 and $1.1 million for the eight months ended August 29, 1996. Interest expense for the combined year ended December 31, 1996 also includes approximately $0.8 million incurred by the Company during its ownership of Eagle and Taylor.
  Income Taxes. The Company has recorded a tax benefit of $0.3 million on a loss before taxes of $1.2 million for the combined year ended December 31, 1996. The benefit results from income tax expense recorded at an effective rate of 46% on income before taxes for the period under the Company's ownership and an income tax benefit recorded at an effective rate of 35% on losses before taxes of the Predecessors. The effective rate for the period under the Company's ownership was determined using the Company's operating results and the bases of its assets and liabilities adjusted for purchase accounting for the acquisitions, and differs from the statutory tax rates as a result of valuation allowance adjustment, non-deductible expenses and state taxes. Prior to the acquisitions, Eagle and Taylor were included in the consolidated income tax returns of their parent and recorded income taxes in their accounts at a prescribed effective rate. Accordingly, income taxes for the combined year ended December 31, 1996 are not indicative of the amounts that would have been recorded on a stand-alone basis and are not comparable to prior years.
  Net Loss. The Company's consolidated net loss decreased by $5.6 million, or 86.2%, to $0.9 million in 1996 compared to $6.5 million net loss incurred in 1995. The Company reported net income of $0.8 million for the period under its ownership. The factors cited above were responsible for the decrease in net loss of the Company.

YEAR 2000
The Company is in the process of performing a comprehensive review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. The Company presently believes that, with modifications to existing software and converting to new software, the Year 2000 problem will not pose significant operational problems for the Company's computer systems as so modified and converted. However, if such modifications and conversions are not completed timely, the Year 2000 problem may have a material impact on the operations of the Company.

LIQUIDITY AND CAPITAL RESOURCES
During the years ended December 31, 1995, 1996 and 1997, the Company's principal sources of funds consisted of cash from operations and various financings. The Company financed acquisitions through secured senior debt facilities and subordinated debt. In December 1997, the Company issued $125,000,000 of 11.75% Senior Notes, due 2007, to extinguish existing debt, finance the acquisitions of Binnings, Danvid, American Glassmith and Modern and provide working capital, fund general corporate expenses and finance future acquisitions.
  Approximately $33.8 million of the net proceeds of the Notes were used to repay indebtedness under existing debt agreements, including prepayment penalties. The weighted average interest rate of the indebtedness repaid on December 10, 1997 was 9.7%. The Company used approximately $47.8 million of the net proceeds to pay the cash portion of the purchase price for the acquisitions consummated on December 10, 1997.

  The Company's principal liquidity requirements are for debt service requirements under the Notes and for working capital needs and capital expenditures. The Company's annual debt service requirements, including capital lease obligations, will increase from $6.4 million in 1997 to $15.5 million based on outstanding obligations as of December 31, 1997.
  The Company is presently in negotiations to secure a revolving credit facility of $25 million to provide additional liquidity. The Company believes that cash generated from operations together with the expected proceeds from the revolving credit facility will be sufficient to permit the Company to meet its expected operating needs, planned capital expenditures and debt service requirements. However, there can be no assurance that sufficient funds will be available from operations or under future revolving credit or other borrowing arrangements to meet the Company's cash needs. Future acquisitions may require additional financing and there can be no assurance that such funds would be available on terms satisfactory to the Company, if at all. Furthermore, the Company is limited in obtaining future financing under the terms of the Notes. In addition, the Company's future operating performance and ability to meet its financial obligations will be subject to future economic conditions and to financial, business and other factors, many of which will be beyond the Company's control.
  Cash provided by operations was $2.6 million, $4.5 million and $1.5 million for the years ended December 31, 1995, 1996 and 1997, respectively. The decrease in operating cash for 1997 over the prior years reflects increases in the Company's working capital accounts which primarily consisted of an increase in accounts receivable of $1.2 million, a decrease in accounts payable of $1.9 million, offset by a $1.2 million decrease in inventories. The Company's working capital requirements for inventory and accounts receivable are impacted by changes in raw material costs, the availability of raw materials, growth of the Company's business and seasonality. As a result, such requirements may fluctuate significantly.
  Capital expenditures for the years ended December 31, 1995, 1996 and 1997 were $2.6 million, $2.1 million and $1.5 million, respectively. Capital outlays included manufacturing equipment and computer software and hardware. In addition, in 1996 the Company entered into a $1.6 million capital lease to purchase computer hardware and software. Management expects that its capital expenditure program will continue at a sufficient level to support the strategic and operating needs of the Company's operating subsidiaries. This level of expenditure may be higher than historical levels. Future capital expenditures are expected to be funded from internally generated funds, leasing programs and the Company's credit facilities.
  The Company made cash payments of $53.0 million relating to acquisitions in 1997. This compares to $12.8 million in 1996. In January 1998, the Company purchased all of the assets of the vinyl division of EASCO Aluminum Company, an Austintown, Ohio manufacturer of vinyl extrusions for the fenestration industry. The cash payment for this acquisition was $13.3 million. Also in January 1998, the Company purchased all of the assets of Blackhawk Architectural Products, a steel security door manufacturer for a cash payment of $400,000. In February 1998, the Company signed a Letter of Intent with Louisiana Pacific to purchase its Weather-Seal division. This division consists of six manufacturing facilities throughout Ohio producing aluminum and vinyl extrusions, and wood and vinyl windows. The Letter of Intent obligated the Company to make a $1 million deposit into an escrow account, which will be applied toward the purchase price. The deposit will be considered a termination fee payable to Louisiana Pacific in the event the transaction does not close because the Company abandons or otherwise fails to consummate the transaction unless because of discovery or occurrence of any material adverse condition. In March 1998, the Company sold its Mallyclad division to a related party for $1.2 million.
  Cash payments on long term debt were $23.6 million for the year ended December 31, 1997 as compared to $1.1 million for the year ended December 31, 1996. Net activity on the Company's lines of credit resulted in cash outflows of $5.9 million in 1997. The Company generated proceeds of $125.0 million from the issuance of the Notes in December 1997. In addition the Company paid approximately $6.0 million in related fees and expenses associated with the debt financing. The Company expects to pursue additional financing opportunities to fund its growth strategy. The Company raised $425 thousand through the issuance of preferred stock during the second and third quarters of 1997. The funds were used for general corporate purposes during this time period.
  The Company believes that cash flow from operations, together with other sources of funds, will be adequate to meet its anticipated requirements for working capital, capital expenditures and debt service costs.

SEASONALITY
The Company's business is seasonal since its primary revenues are driven by residential construction. Inclement weather during the winter months, particularly in the northeast and midwest regions of the United States, usually reduces the level of building and remodeling activity in both the home improvement and new construction markets and, accordingly, has an adverse impact on the demand for fenestration products. Traditionally, the Company's lowest sales levels usually occur during the first and fourth quarters. The Company believes that its 1997 acquisitions in the southwestern and southeastern United States will minimize the risk to the Company for potentially unusual inclement weather conditions in the midwest and the northeast. Because a high percentage of the Company's manufacturing overhead and operating expenses are relatively fixed throughout the year, operating income has historically been lower in quarters with lower sales. Working capital requirements and borrowings to satisfy working capital requirements, are usually at their highest level during the second and third quarters.

CYCLICALITY
Demand in the window and door manufacturing industry is influenced by new home construction activity and the demand for replacement products. Trends in the housing sector directly impact the financial performance of the Company. Accordingly, the strength of the U.S. economy, the age of existing home stock, job growth, consumer confidence, consumer credit, interest rates and migration of the inter/intra U.S. population have a direct impact on the Company. Any declines in new housing starts and/or demand for replacement products may adversely impact the Company and there can be no assurance that any such adverse effects would not be material.

INFLATION AND RAW MATERIAL COSTS
During the past several years, the rate of inflation has been relatively low and has not had a significant impact on the Company's operations. However, the Company purchases raw materials, such as aluminum, wood, vinyl and glass, that are subject to fluctuations in price that may not reflect the general rate of inflation, and are more closely tied to the supply of and demand for the particular commodity. Specifically, there have been periods of significant and rapid changes in aluminum prices, with a concurrent short-term impact on the Company's operating margins. In some cases, generally where the increases have been modest, the Company has been able to mitigate the effect of these price increases over the long-term by passing them on to customers.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                -----
AMERICAN ARCHITECTURAL PRODUCTS CORPORATION
  Report of Independent Certified Public Accountants........    F-2
  Consolidated Balance Sheets at December 31, 1996 and
     1997...................................................    F-3
  Consolidated Statements of Operations for the period from
     June 19, 1996 (date of inception) to December 31, 1996
     and the year ended December 31, 1997...................    F-5
  Consolidated Statements of Stockholders' Equity for the
     period from June 19, 1996 (date of inception) to
     December 31, 1996 and the year ended December 31,
     1997...................................................    F-6
  Consolidated Statements of Cash Flows for the period from
     June 19, 1996 (date of inception) to December 31, 1996
     and the year ended December 31, 1997...................    F-7
  Notes to Consolidated Financial Statements................    F-8

EAGLE WINDOW AND DOOR, INC. AND SUBSIDIARIES AND TAYLOR
  BUILDING PRODUCTS COMPANY
  Independent Auditors' Report..............................    F-22
  Combined Balance Sheets at December 31, 1995 and August
     29, 1996...............................................    F-23
  Combined Statements of Operations and Accumulated Deficit
     for the year ended December 31, 1995 and for the eight
     months ended August 29, 1996...........................    F-24
  Combined Statements of Cash Flows for the year ended
     December 31, 1995 and for the eight months ended August
     29, 1996...............................................    F-25
  Notes to Combined Financial Statements....................    F-26

MALLYCLAD CORPORATION AND VYN-L CORPORATION
  Report of Independent Certified Public Accountants........    F-31
  Combined Balance Sheets at November 30, 1995 and June 30,
     1996...................................................    F-32
  Combined Statements of Operations and Retained Earnings
     for the year ended November 30, 1995 and for the seven
     months ended June 30, 1996.............................    F-33
  Combined Statements of Cash Flows for the year ended
     November 30, 1995 and for the seven months ended June
     30, 1996...............................................    F-34
  Notes to Combined Financial Statements....................    F-35

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
American Architectural Products Corporation

  We have audited the accompanying consolidated balance sheets of American Architectural Products Corporation as of December 31, 1996 and 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows from the date of inception (June 19, 1996) to December 31, 1996 and for the year ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Architectural Products Corporation as of December 31, 1996 and 1997, and the results of its operations and its cash flows from the date of inception (June 19, 1996) to December 31, 1996 and for the year ended December 31, 1997 in conformity with generally accepted accounting principles.

                                     BDO SEIDMAN, LLP

Troy, Michigan
February 26, 1998

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1996            1997
                                                                -----------    ------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents.................................    $   964,062    $ 40,132,238
  Accounts receivable, less allowance for doubtful accounts
     of $439,000 and $839,000...............................      6,302,694      18,602,772
  Advances to affiliates....................................        463,750         134,518
  Inventories (Note 3)......................................     10,971,144      21,458,399
  Prepaid expenses and other current assets.................        664,401       1,619,946
                                                                -----------    ------------

TOTAL CURRENT ASSETS........................................     19,366,051      81,947,873
                                                                -----------    ------------
PROPERTY AND EQUIPMENT (Note 6)
  Land and improvements.....................................        281,096       3,283,865
  Buildings and improvements................................      5,409,631      15,253,783
  Machinery, tools and equipment............................      8,244,548      20,139,885
  Computers and office equipment............................      2,524,884       2,821,989
                                                                -----------    ------------
                                                                 16,460,159      41,499,522
  Less accumulated depreciation.............................       (321,315)     (3,551,874)
                                                                -----------    ------------
NET PROPERTY AND EQUIPMENT..................................     16,138,844      37,947,648
                                                                -----------    ------------
OTHER
  Cost in excess of net assets acquired, net of accumulated
     amortization of $74,000 and $464,000 (Note 2)..........      6,850,059      29,846,895
  Deferred financing costs..................................        381,936       5,985,360
  Other.....................................................          7,001       2,595,933
                                                                -----------    ------------
TOTAL OTHER ASSETS..........................................      7,238,996      38,428,188
                                                                -----------    ------------
                                                                $42,743,891    $158,323,709
                                                                ===========    ============

          See accompanying notes to consolidated financial statements.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                                                                       DECEMBER 31,
                                                                ---------------------------
                                                                   1996            1997
                                                                -----------    ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Revolving line-of-credit (Note 4).........................    $ 5,476,759    $         --
  Accounts payable -- trade.................................      5,766,803       9,352,228
  Payable to seller for purchase price adjustment...........      1,462,500              --
  Accrued Expenses
     Compensation and related benefits......................        838,717       3,521,683
     Current portion of warranty obligations................      1,100,000       1,991,544
     Other..................................................      2,558,901       4,976,105
  Current portion of capital lease obligations (Note 6).....        488,984         573,161
  Current maturities of long-term debt (Note 5).............      1,497,653          60,848
                                                                -----------    ------------
TOTAL CURRENT LIABILITIES...................................     19,190,317      20,475,569
LONG-TERM DEBT, less current maturities (Note 5)............     14,478,317     125,114,401
LONG-TERM CAPITAL LEASE OBLIGATIONS, less current portion
  (Note 6)..................................................      1,067,616         769,620
ACCRUED WARRANTY OBLIGATIONS, less current portion..........      3,281,079       2,834,183
OTHER.......................................................        450,000       3,548,801
                                                                -----------    ------------
TOTAL LIABILITIES...........................................     38,467,329     152,742,574
                                                                -----------    ------------
COMMITMENTS AND CONTINGENCIES (Note 6)
STOCKHOLDERS' EQUITY (Notes 8 and 9)
  Preferred stock, Series A convertible, $.001 par,
     20,000,000 shares authorized; 1,000,000 shares
     outstanding in 1996....................................          1,000              --
  Preferred stock, Series B convertible, $.01 par, 30,000
     shares authorized; no shares outstanding...............             --              --
  Common stock, $.001 par, 100,000,000 shares authorized;
     4,860,580 and 13,458,479 shares outstanding............          4,861          13,458
  Additional paid-in capital................................      3,679,612       6,310,641
  Retained earnings (deficit)...............................        591,089        (742,964)
                                                                -----------    ------------
TOTAL STOCKHOLDERS' EQUITY..................................      4,276,562       5,581,135
                                                                -----------    ------------
                                                                $42,743,891    $158,323,709
                                                                ===========    ============

          See accompanying notes to consolidated financial statements.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                FROM DATE OF INCEPTION
                                                                  (JUNE 19, 1996) TO       YEAR ENDED
                                                                     DECEMBER 31,         DECEMBER 31,
                                                                         1996                 1997
                                                                ----------------------    ------------
NET SALES...................................................         $25,248,908          $ 94,252,582
COST OF SALES...............................................          19,026,604            74,304,379
                                                                     -----------          ------------
GROSS PROFIT................................................           6,222,304            19,948,203
SELLING EXPENSE.............................................           1,908,900             6,849,158
GENERAL AND ADMINISTRATIVE EXPENSES.........................           2,150,968            10,329,496
                                                                     -----------          ------------
INCOME FROM OPERATIONS......................................           2,162,436             2,769,549
                                                                     -----------          ------------
OTHER INCOME (EXPENSE)
  Interest expense..........................................            (755,758)           (3,927,924)
  Miscellaneous.............................................              (5,589)                3,644
                                                                     -----------          ------------
TOTAL OTHER INCOME (EXPENSE)................................            (761,347)           (3,924,280)
                                                                     -----------          ------------
INCOME (LOSS) BEFORE INCOME TAXES AND EXTRAORDINARY ITEM....           1,401,089            (1,154,731)
INCOME TAXES (BENEFIT) (NOTE 10)............................             640,000              (390,000)
                                                                     -----------          ------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM.....................             761,089              (764,731)
EXTRAORDINARY ITEM
  Loss on extinguishment of debt, net of income tax benefit
     of $282,000 (Note 5)...................................                  --              (494,110)
                                                                     -----------          ------------
NET INCOME (LOSS)...........................................         $   761,089          $ (1,258,841)
                                                                     ===========          ============
BASIC INCOME (LOSS) PER COMMON SHARE (NOTE 12)
  Income (loss) before extraordinary item...................         $       .10          $       (.06)
  Extraordinary item........................................                  --                  (.04)
                                                                     -----------          ------------
  BASIC NET INCOME (LOSS) PER COMMON SHARE..................         $       .10          $       (.10)
                                                                     ===========          ============
DILUTED INCOME (LOSS) PER COMMON SHARE (NOTE 12)
  Income (loss) before extraordinary item...................         $       .09          $       (.06)
  Extraordinary item........................................                  --                  (.04)
                                                                     -----------          ------------
  DILUTED NET INCOME (LOSS) PER COMMON SHARE................         $       .09          $       (.10)
                                                                     ===========          ============

          See accompanying notes to consolidated financial statements.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

          FROM DATE OF INCEPTION (JUNE 19, 1996) TO DECEMBER 31, 1996
                        AND YEAR ENDED DECEMBER 31, 1997

                                PREFERRED STOCK      PREFERRED STOCK
                                    SERIES A            SERIES B           COMMON STOCK       ADDITIONAL    RETAINED
                              --------------------   ---------------   --------------------    PAID-IN      EARNINGS
                                SHARES     AMOUNT    SHARES   AMOUNT     SHARES     AMOUNT     CAPITAL      (DEFICIT)
                                ------     ------    ------   ------     ------     ------     -------      ---------
Capital contribution in
  connection with acquisition
  of Mallyclad and Vyn-L
  (Note 2)...................         --   $   --       --     $ --            --   $   --    $  77,473    $        --
Distribution to stockholder
  of Mallyclad...............         --       --       --       --            --       --           --       (170,000)
Issuance of common stock for
  cash.......................         --       --       --       --            10        1      604,999             --
Recapitalization (Note 2)....  1,000,000    1,000       --       --           (10)      (1)        (999)            --
Issuance of shares in reverse
  acquisition (Note 2).......         --       --       --       --     4,860,580    4,861    2,998,139             --
Net income for the period....         --       --       --       --            --       --           --        761,089
                              ----------   -------   ------    ----    ----------   -------   ----------   -----------
Balance, December 31, 1996...  1,000,000    1,000       --       --     4,860,580    4,861    3,679,612        591,089
Conversion of preferred
  stock, Series A to common
  stock(Note 1).............. (1,000,000)  (1,000)      --       --     7,548,632    7,548       (6,548)            --
Issuance of shares to an
  officer (Note 1)...........         --       --       --       --       171,842      172         (172)            --
Issuance of preferred stock,
  Series B (Note 8)..........         --       --    4,250       43            --       --      500,169             --
Issuance of warrants to
  purchase common stock......         --       --       --       --            --       --      120,500             --
Conversion of preferred
  stock, Series B to common
  stock (Note 8).............         --       --    (4,250)    (43)      108,810      109          (66)            --
Issuance of common stock
  options in exchange for
  services...................         --       --       --       --            --       --       68,000             --
Issuance of shares in
  connection with
  acquisitions (Note 2)......         --       --       --       --       768,615      768    1,949,146             --
Discount on conversion of
  Series B Preferred, treated
  as dividends (Note 8)......         --       --       --       --            --       --           --        (75,212)
Net loss for the year........         --       --       --       --            --       --           --     (1,258,841)
                              ----------   -------   ------    ----    ----------   -------   ----------   -----------
Balance, December 31, 1997...         --   $   --       --     $ --    13,458,479   $13,458   $6,310,641   $  (742,964)
                              ==========   =======   ======    ====    ==========   =======   ==========   ===========


                                   TOTAL
                               STOCKHOLDERS'
                                  EQUITY
                                  ------
Capital contribution in
  connection with acquisition
  of Mallyclad and Vyn-L
  (Note 2)...................   $    77,473
Distribution to stockholder
  of Mallyclad...............      (170,000)
Issuance of common stock for
  cash.......................       605,000
Recapitalization (Note 2)....            --
Issuance of shares in reverse
  acquisition (Note 2).......     3,003,000
Net income for the period....       761,089
                                -----------
Balance, December 31, 1996...     4,276,562
Conversion of preferred
  stock, Series A to common
  stock(Note 1)..............            --
Issuance of shares to an
  officer (Note 1)...........            --
Issuance of preferred stock,
  Series B (Note 8)..........       500,212
Issuance of warrants to
  purchase common stock......       120,500
Conversion of preferred
  stock, Series B to common
  stock (Note 8).............            --
Issuance of common stock
  options in exchange for
  services...................        68,000
Issuance of shares in
  connection with
  acquisitions (Note 2)......     1,949,914
Discount on conversion of
  Series B Preferred, treated
  as dividends (Note 8)......       (75,212)
Net loss for the year........    (1,258,841)
                                -----------
Balance, December 31, 1997...   $ 5,581,135
                                ===========

          See accompanying notes to consolidated financial statements.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                FROM DATE OF INCEPTION
                                                                  (JUNE 19, 1996) TO       YEAR ENDED
                                                                     DECEMBER 31,         DECEMBER 31,
                                                                         1996                 1997
                                                                ----------------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss).........................................         $    761,089         $ (1,258,841)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities
     Extraordinary loss on extinguishment of debt...........                   --              416,110
     Depreciation...........................................              325,460            2,102,288
     Amortization...........................................              117,038              578,044
     Gain on sale of equipment..............................              (29,400)             (44,767)
     Deferred income taxes..................................              311,469             (672,000)
  Changes in assets and liabilities
     Accounts receivable -- trade...........................            1,771,004           (1,229,121)
     Advances to affiliates.................................             (463,750)             329,232
     Inventories............................................             (793,164)           1,171,735
     Prepaid and other current assets.......................              (86,800)             100,319
     Other assets...........................................               (6,601)               5,143
     Accounts payable.......................................            2,312,844           (1,904,306)
     Accrued expenses.......................................            1,031,527            1,858,017
                                                                     ------------         ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES...................            5,250,716            1,451,853
                                                                     ------------         ------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from the sale of equipment.......................               98,200              130,500
  Purchase of property and equipment........................             (429,048)          (1,547,644)
  Acquisitions of businesses, net of cash acquired..........          (12,781,372)         (52,899,930)
                                                                     ------------         ------------
NET CASH USED IN INVESTING ACTIVITIES.......................          (13,112,220)         (54,317,074)
                                                                     ------------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (repayments) on revolving
     lines-of-credit........................................            5,476,759           (5,936,759)
  Proceeds from long-term debt..............................            4,213,000          127,094,806
  Payments for debt issue costs.............................             (425,102)          (6,052,860)
  Payments on long-term debt and capital lease
     obligations............................................           (1,121,564)         (23,567,590)
  Issuance of common and preferred stock and capital
     contributions..........................................              682,473              495,800
                                                                     ------------         ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES...................            8,825,566           92,033,397
                                                                     ------------         ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................              964,062           39,168,176
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD..............                   --              964,062
                                                                     ------------         ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD....................         $    964,062         $ 40,132,238
                                                                     ============         ============

          See accompanying notes to consolidated financial statements.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  NATURE OF BUSINESS AND BASIS OF PRESENTATION

  American Architectural Products Corporation (AAPC or the Company) is principally engaged in the business of manufacturing residential, commercial and architectural windows and doors through its wholly-owned subsidiaries, Eagle & Taylor Company (formerly known as American Architectural Products, Inc. -- AAP), Forte, Inc. (Forte), Western Insulated Glass Co. (Western), Thermetic Glass, Inc. (Thermetic), Binnings Building Products, Inc. (Binnings), Danvid Window Company (Danvid), Modern Window Corporation (Modern) and American Glassmith Corporation (American Glassmith).

  AAP was incorporated on June 19, 1996 and had no significant operations or assets until it acquired Eagle Window and Door, Inc. (Eagle) and Taylor Building Products Company (Taylor) on August 29, 1996 (see Note 2). The accounts of Eagle and Taylor are included in the consolidated financial statements from the August 29, 1996 acquisition date. AAP subsequently changed its name to Eagle & Taylor Company.

  On June 25, 1996, AAP's ultimate controlling stockholder acquired ownership of Mallyclad Corp. (Mallyclad) and Vyn-L Corporation (Vyn-L). On December 18, 1996, Mallyclad and Vyn-L were merged into AAP. Based on the control maintained by this stockholder over AAP, Mallyclad and Vyn-L, the merger was considered to be a transaction among companies under common control and was accounted for at historical cost in a manner similar to a pooling of interests. Accordingly, the accounts of Mallyclad and Vyn-L are included in the consolidated financial statements from the June 25, 1996 acquisition date.

  Prior to December 18, 1996, Forte Computer Easy, Inc. (FCEI) had a single wholly-owned operating subsidiary, Forte, Inc. (Forte), based in Youngstown, Ohio. Forte manufactures large contract commercial aluminum windows and security screen windows and doors.

  On December 18, 1996, pursuant to an Agreement and Plan of Reorganization dated October 25, 1996 between FCEI and AAP Holdings, Inc. (the Agreement), FCEI acquired all of the issued and outstanding shares of capital stock of AAP in exchange for 1,000,000 shares of Series A Convertible Preferred Stock of FCEI (the Series A Preferred). Under the terms of the Agreement and the Series A Preferred, AAP Holdings, Inc. obtained 60 percent of the voting control of FCEI. Although FCEI is the parent of AAP following the transaction, the transaction was accounted for as a recapitalization of AAP and a purchase by AAP of FCEI because the stockholders of AAP obtained a majority of the voting rights in FCEI as a result of the transaction (see Note 2). The 1996 consolidated financial statements include the accounts of AAP for the period from its inception (June 19, 1996), and the accounts of FCEI from December 18, 1996, the effective date of the acquisition.

  At a special stockholders' meeting held on April 1, 1997, FCEI stockholders approved the reincorporation of FCEI in Delaware. Consequences of the reincorporation plan included the change of FCEI's name to American Architectural Products Corporation; an increase in the authorized common stock of the Company to 100,000,000 shares; a 1 for 10 reverse stock split of the Company's common stock; the conversion of 1,000,000 shares of Series A Preferred held by AAP Holdings, Inc. into 7,548,632 shares of common stock; and the issuance of 171,842 shares of common stock to an officer to satisfy a commitment of the Company. The reincorporation did not result in any substantive change to the Company's business, assets, liabilities, net worth or operations, nor did it result in any change in the ownership interest of any stockholder of the Company. The number of shares and per share amounts give retroactive recognition to the changes in capital structure for all periods presented.

  PRINCIPLES OF CONSOLIDATION

  The consolidated financial statements include the accounts of AAPC and its wholly-owned subsidiaries. All significant intercompany transactions and accounts have been eliminated in consolidation.

  USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  FAIR VALUES OF FINANCIAL INSTRUMENTS

  The carrying amounts of accounts receivable, payables and accrued expenses approximate fair value because of the short maturity of these items. Based on the borrowing rates currently available to the Company, the carrying amounts of long-term debt approximate fair value.

  REVENUE RECOGNITION

  The Company operates in two industry segments, the residential and specialty commercial window and door products segment and the large commercial contract window and door products segment (see Note 13). Revenues from the residential and specialty commercial products segment are recorded upon the shipment of product to the customer. Revenues from the large commercial contract segment are recognized using the percentage-of-completion method of accounting in the proportion that costs bear to total estimated costs at completion. Revisions of estimated costs or potential contract losses are recognized in the period in which they are determined. Costs in excess of billings, billings in excess of costs and retainages recorded were not material as of December 31, 1996 and 1997.

  CASH EQUIVALENTS

  Cash equivalents are highly liquid investments with original maturity of three months or less.

  CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash investments and trade accounts receivable.

  The Company maintains cash and cash equivalents with various major financial institutions. The Company performs periodic evaluations of the relative credit standing of these institutions and limits the amount of exposure with any institution. At December 31, 1997, deposits and highly liquid investments totalling approximately $38 million were on deposit at two financial institutions.

  Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and their dispersion across many geographic areas. However, the Company is principally engaged in the business of manufacturing residential, commercial and architectural windows and doors. Therefore, its customer base is concentrated in the construction business.

  INVENTORIES

  Inventories are stated at the lower of cost, determined by the first-in, first-out (FIFO) method, or market.

  PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the following estimated useful lives:

Buildings and improvements..................................  20-25
Machinery and equipment.....................................   7-10
Computers and office equipment..............................    3-7
Tools, dies and fixtures....................................    3-7

  Expenditures for renewals and betterments are capitalized. Expenditures for maintenance and repairs are charged against income as incurred.

  LONG-LIVED ASSETS

  The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
  COST IN EXCESS OF NET ASSETS ACQUIRED

  Cost in excess of net assets acquired is being amortized over 25 years using the straight-line method. The Company periodically evaluates the recoverability of the cost in excess of net assets acquired by allocating the cost in excess of net assets acquired to the assets being tested for recoverability and by comparing anticipated undiscounted future cash flows from operating activities with the carrying amounts of the related assets. The factors considered by management in performing this assessment include current operating results, business prospects, market trends, competitive activities and other economic factors.

  DEFERRED FINANCING COSTS

  Costs to obtain financing have been capitalized and are being amortized using the straight-line method over the term of the underlying debt.

  WARRANTY OBLIGATIONS

  Certain of the Company's subsidiaries sell their products with limited warranties of two to 25 years. Accrued warranty obligations are estimated based on claims experience and levels of production. Warranty obligations estimated to be satisfied within one year are classified as current liabilities in the accompanying consolidated balance sheets.

  INCOME TAXES

  The income tax provision is computed using the liability method. Deferred taxes are recorded for the expected future tax consequences of temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities.

  AAP filed its income tax return on a consolidated basis with its former parent company until December 18, 1996, the date of reorganization with FCEI.

  ADVERTISING

  The cost of advertising is charged against income as incurred. Advertising expense was $263,000 for the period from inception to December 31, 1996 and $948,000 for the year ended December 31, 1997, respectively.

  RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated.

  Additionally, in June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," (SFAS 131) which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the reporting by public companies of information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated.

  In February 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS 132), which revises employers' disclosures about pension and

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) other postretirement benefit plans. SFAS 132 does not change the measurement or recognition of those plans and is effective for fiscal years beginning after December 15, 1997.

  Management has not fully evaluated the impact, if any, these standards may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of these standards.

2. RECAPITALIZATION AND ACQUISITIONS:

  RECAPITALIZATION AND ACQUISITION OF FCEI

  Effective December 18, 1996, FCEI acquired the stock of AAP in a reverse acquisition in which AAP's stockholders acquired voting control of FCEI. The acquisition was accomplished through an exchange of stock in which FCEI exchanged 1,000,000 shares of Series A Preferred and options to purchase 879,834 shares of FCEI common stock for 100% of the outstanding stock of AAP. Upon completing the transaction, the stockholders of AAP controlled 60% of the voting rights of the combined Company.

  For financial reporting purposes, AAP is deemed to be the acquiring entity. The merger has been reflected in the accompanying consolidated financial statements as (a) the recapitalization of AAP (whereby the issued and outstanding stock of AAP was converted into 1,000,000 shares of Series A Preferred and options to purchase 879,834 shares of common stock -- see Note 9) and (b) the issuance of the securities discussed in the following paragraph by AAP in exchange for all of the outstanding equity securities of FCEI.

  In the merger, AAP is deemed to have issued 4,860,580 shares of common stock, committed itself to issue an additional 171,842 shares of common stock and to have issued 586,556 stock options to FCEI stockholders (see Note 9). The estimated fair value assigned to the securities issued was $3,003,000, which was determined based on the estimated fair value of the securities of AAP which were obtained by the FCEI stockholders in the reverse acquisition, an assessment of the trading prices of FCEI stock preceding the reverse acquisition, and the appraised value of the FCEI assets acquired.

  The acquisition was recorded using the purchase method of accounting. Accordingly, the consideration of $3,100,000, including transaction costs, was allocated to the FCEI net assets acquired based on estimated fair values including current assets of $1,871,000, property and equipment of $7,516,000, long-term debt of $4,030,000 and current liabilities of $2,257,000. The results of FCEI's operations are included in the accompanying consolidated financial statements from the date of acquisition.

  ACQUISITION OF EAGLE AND TAYLOR

  On August 29, 1996, AAP acquired the stock and certain assets and liabilities of Eagle and Taylor. Eagle is based in Dubuque, Iowa and manufactures and distributes aluminum clad and all wood windows and doors. Taylor is based in West Branch, Michigan and manufactures entry and garage doors. The acquisition was accounted for as a purchase. The purchase price approximated $22,202,000 and was allocated to the net assets acquired based on estimated fair values including current assets of $17,123,000, property and equipment of $6,805,000, accrued warranty obligations of $4,600,000, and current and other liabilities of $4,362,000. Cost in excess of net assets acquired of $7,236,000 was recorded and is being amortized over 25 years. Subordinated notes payable to the seller totalling $8,000,000 were used to finance a portion of the acquisitions (see
Note 5). The results of Eagle and Taylor operations are included in the accompanying consolidated financial statements from the August 29, 1996 acquisition date.

  ACQUISITION OF MALLYCLAD AND VYN-L

  The June 25, 1996 acquisition of Mallyclad and Vyn-L was accounted for as a purchase. Mallyclad and Vyn-L are based in Madison Heights, Michigan and process and manufacture vinyl clad steel and aluminum coils and cut-to-length sheets. The purchase price approximated $1,009,000 and was allocated to net assets acquired based on estimated fair values including current assets of $900,000, property and equipment of $205,000, other assets of

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

2. RECAPITALIZATION AND ACQUISITIONS: (CONTINUED)
$170,000, and current liabilities of $266,000. The accounts of Mallyclad and Vyn-L are included in the accompanying consolidated financial statements from the June 25, 1996 acquisition date.

  ACQUISITION OF WESTERN

  On March 14, 1997, the Company acquired all of the stock of Western. Western is based in Phoenix, Arizona and manufactures custom residential aluminum windows and doors. The acquisition was accounted for as a purchase. The purchase price approximated $2,400,000 and was allocated to net assets acquired based on estimated fair values including current assets of $1,976,000, property and equipment of $961,000, and current liabilities of $537,000. Notes to sellers approximating $779,000 were used to finance a portion of the acquisition. Additionally, Western was financed with a revolving line-of-credit and term notes with a bank totalling approximately $1,400,000. The accounts of Western are included in the accompanying consolidated financial statements from the March 14, 1997 acquisition date.

  ACQUISITION OF THERMETIC

  On July 18, 1997, the Company acquired all of the stock of Thermetic, a Toluca, Illinois manufacturer of residential vinyl windows. The acquisition was accounted for as a purchase. The purchase price approximated $4,500,000 and was allocated to net assets acquired based on estimated fair values including current assets of $1,700,000, property and equipment of $2,300,000, current liabilities of $1,400,000 and long-term liabilities of $2,100,000. Costs in excess of net assets acquired of $4,000,000 was recorded and is being amortized over 25 years.

  The Thermetic acquisition was financed through the issuance of $2,500,000 in convertible secured debentures to the seller, the issuance of 384,000 shares of the Company's common stock and a commitment to issue an aggregate number of additional shares of the Company's common stock eighteen months after closing having a market value of $1,000,000 when issued. The accounts of Thermetic are included in the accompanying consolidated financial statements from the July 18, 1997 acquisition date.

  ACQUISITIONS OF BINNINGS, DANVID, AMERICAN GLASSMITH AND MODERN

  On December 10, 1997, the Company acquired all of the outstanding stock of Binnings Building Products, Inc. (Binnings), and substantially all of the assets of Danvid Company, Inc. and Danvid Window Company (collectively Danvid), American Glassmith, Inc. (American Glassmith), and Modern Window Corporation (Modern), collectively the "Acquisitions". Binnings, located in Lexington, North Carolina, manufactures residential vinyl windows and aluminum windows and storm doors. Danvid, located in Carrollton, Texas, manufacturers and installs residential aluminum windows and doors and vinyl windows. American Glassmith, located in Columbus, Ohio, manufactures decorative glass lites and laminated glass. Modern, located in Oak Park, Michigan, manufactures residential vinyl windows and doors. Each of these acquisitions was accounted for as a purchase. The purchase prices and allocation of these purchase prices are as follows:

                                                                                             MODERN &
                                                                                             AMERICAN
                                                               BINNINGS        DANVID        GLASSMITH
                                                              -----------    -----------    -----------
PURCHASE PRICE..............................................  $26,987,000    $17,403,000    $ 5,704,000
                                                              ===========    ===========    ===========
ALLOCATION
  Current assets............................................  $13,281,000    $ 5,343,000    $ 2,526,000
  Property and equipment....................................   14,667,000      1,876,000      2,785,000
  Other assets..............................................      157,000      2,151,000         50,000
  Current liabilities.......................................    4,521,000      3,048,000        907,000
  Long-term liabilities.....................................    1,323,000      2,151,000        342,000
                                                              -----------    -----------    -----------
NET ASSETS ACQUIRED.........................................  $22,261,000    $ 4,171,000    $ 4,112,000
                                                              ===========    ===========    ===========
EXCESS OF PURCHASE PRICE OVER FAIR VALUE OF NET ASSETS
  ACQUIRED..................................................  $ 4,726,000    $13,232,000    $ 1,592,000
                                                              ===========    ===========    ===========

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

2. RECAPITALIZATION AND ACQUISITIONS: (CONTINUED)
  The accounts of the Acquisitions were included in the Company's consolidated financial statements from the December 10, 1997 acquisition date. The Acquisitions were financed primarily with a portion of the proceeds from the issuance of $125,000,000 of 11 3/4% Senior Notes due on December 1, 2007 (see
Note 5).

  PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

  The following pro forma information for the year ended December 31, 1996 has been prepared assuming that the offering of $125,000,000 of 11 3/4% Senior Notes due December 1, 2007 (the Offering) and the acquisitions of FCEI, Eagle & Taylor, Mallyclad and Vyn-L, Western, Thermetic, Binnings, Danvid, American Glassmith and Modern had occurred on January 1, 1996. The following pro forma information for the year ended December 31, 1997 has been prepared assuming that the Offering and the acquisitions of Western, Thermetic, Binnings, Danvid, American Glassmith and Modern had occurred on January 1, 1997. The pro forma information includes adjustments for interest expense for the Senior Notes, adjustments to selling, general and administrative expenses for decreases in compensation expense for certain officers and members of Board of Directors of the Acquisitions, adjustments to depreciation expense based on the estimated fair market value of the property and equipment acquired, amortization of cost in excess of net assets acquired arising from the acquisitions, and adjustments for income taxes.

                                                               YEAR ENDED DECEMBER 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
                                                              (IN THOUSANDS, EXCEPT PER
                                                                     SHARE DATA)
Net sales...................................................  $   176,000    $   192,000
Net loss....................................................       (7,000)        (5,600)
Basic and diluted net loss per common share.................         (.53)          (.42)
                                                              ===========    ===========

3. INVENTORIES:
     Inventories consisted of the following:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1996           1997
                                                              -----------    -----------
Raw materials...............................................  $ 7,664,000    $12,980,000
Work-in-process.............................................    1,266,000      3,071,000
Finished goods..............................................    2,041,000      5,407,000
                                                              -----------    -----------
                                                              $10,971,000    $21,458,000
                                                              ===========    ===========

4. REVOLVING LINE-OF-CREDIT:

  At December 31, 1996, the Company had $5,477,000 outstanding under a subsidiary's revolving line-of-credit facility whereby the subsidiary could borrow or issue letters-of-credit of up to $13,000,000 based on available collateral. Borrowings accrue interest at 1.5% above the prime rate and interest was payable monthly. The outstanding borrowings were paid in full in 1997 with a portion of the proceeds of the Notes (see Note 5).

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

5. LONG-TERM DEBT:

Long-term debt consists of the following:

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                 1996            1997
                                                              -----------    ------------
11 3/4% senior notes, due 2007..............................  $        --    $125,000,000
Term notes payable to bank, due August 2001, payable in
  monthly installments of $55,407 plus interest at the prime
  rate plus 1.5%............................................    3,113,000              --
Subordinated notes payable, due August 1999, with interest
  payable monthly at the rate of 10%........................    8,000,000              --
Term note payable to bank, due January 2001, payable in
  monthly installments of $30,000 including interest at the
  prime rate plus 2.0%, secured by substantially all of the
  assets of a subsidiary....................................    2,625,000              --
Other.......................................................    2,238,000         175,000
                                                              -----------    ------------
                                                               15,976,000     125,175,000
Less current portion........................................    1,498,000          61,000
                                                              -----------    ------------
                                                              $14,478,000    $125,114,000
                                                              ===========    ============

  In December 1997, the Company issued $125,000,000 of 11.75% Senior Notes (the "Notes"). The Notes are senior unsecured obligations of the Company and will mature on December 1, 2007. Interest on the Notes is payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1998. The Notes are unconditionally guaranteed by each of the Company's subsidiaries and by each subsidiary acquired thereafter.

  Of the approximately $118.5 million in net proceeds received by the Company from the issuance of the Notes, approximately $47.8 million was used to fund the cash portion of the purchase price of the Acquisitions (including the repayment of the assumed debt) and approximately $33.8 million was used to repay substantially all of the existing indebtedness of the Company. The remaining proceeds are intended to be used by the Company for additional acquisitions, working capital and general corporate purposes.

  Except as set forth below, the Company may not redeem the Notes prior to December 1, 2002. On or after December 1, 2002, the Company may redeem the Notes, in whole or in part, at any time, at redemption prices ranging from 105% of the principal amount in 2002 to 100% of the principal amount in 2005 and thereafter, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to December 1, 2000, the Company may, subject to certain requirements, redeem up to 35% of the aggregate principal amount of the Notes with the cash proceeds of one or more public equity offerings at a redemption price equal to 110% of the principal amount to be redeemed, together with accrued and unpaid interest.

  The provisions of the Notes limit the Company and its subsidiaries from incurring additional indebtedness unless the Company meets certain consolidated coverage ratios as defined in the Notes. Notwithstanding this restriction, the Company is permitted to incur secured indebtedness of $25 million. Other covenants of the Notes include, but are not limited to, limitations on restricted payments, as defined, such as payment of dividends, repurchase of the Company's capital stock, redemption of subordinated obligations, certain investments, in addition to limitations on sale/leaseback transactions, affiliate transactions and mergers or consolidations.

  The approximate maturities of long-term debt are as follows: 1998 -- $61,000; 1999 -- $54,000; 2000 -- $58,000; 2001 -- $2,000; 2002 -- $-0-; and thereafter
-$125,000,000.

  In connection with the repayment of existing indebtedness from the proceeds of the Notes, the Company recognized as expense deferred financing costs related to the existing indebtedness and incurred a prepayment penalty resulting in an extraordinary loss of $494,000 ($.04 per share), net of related income tax benefits of $282,000.

6. COMMITMENTS AND CONTINGENCIES:

  LEASE COMMITMENTS

  Certain leased assets are capitalized and consist of computer equipment and delivery equipment with a cost of $1,578,000 and $1,931,000 at December 31, 1996 and 1997, respectively. Accumulated depreciation related to these

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

6. COMMITMENTS AND CONTINGENCIES: (CONTINUED) leased assets was $-0- and $388,000 at December 31, 1996 and 1997, respectively. The Company also leases buildings and equipment under operating leases.

  At December 31, 1997, the future minimum lease payments under operating and capital leases are as follows:

                                                              OPERATING LEASES    CAPITAL LEASES
                                                              ----------------    --------------
1998........................................................     $2,412,000         $  654,000
1999........................................................      1,863,000            734,000
2000........................................................      1,260,000             51,000
2001........................................................      1,017,000             38,000
2002........................................................        746,000              8,000
Thereafter..................................................      1,248,000                 --
                                                                 ----------         ----------
          Total.............................................     $8,546,000          1,485,000
                                                                 ==========
Less amount representing interest...........................                           142,000
                                                                                    ----------
Net present value...........................................                         1,343,000
Less current portion........................................                           573,000
                                                                                    ----------
Long-Term Capital Lease Obligations.........................                        $  770,000
                                                                                    ==========

  Rental expense incurred for operating leases was $217,000 and $844,000, from the period from inception to December 31, 1996 and for the year ended December 31, 1997, respectively.

  LITIGATION

  At December 31, 1997, the Company is a defendant in several lawsuits. The Company may be liable in these matters to the extent that the lawsuits are found in favor of the plaintiffs and to the extent that these matters are not covered by the Company's insurance. In the opinion of management, such liabilities, if any, would not have a material effect on the consolidated financial statements of the Company.

7. BENEFIT PLANS:

  All eligible nonunion employees of the Company participate in 401(k) plans which include provisions for Company matching contributions. Additionally, union employees at a subsidiary participate in a multiemployer pension plan into which that subsidiary contributes $0.22 per hour worked. Expenses incurred relating to these plans were $89,000 and $399,000 from inception to December 31, 1996 and for the year ended December 31, 1997.

8. STOCKHOLDERS' EQUITY:

  SERIES A PREFERRED STOCK

  The Series A Preferred is voting preferred stock and has the same number of votes as the number of shares of common stock into which the Series A Preferred would be convertible if converted in full on the record date.

  No dividends may be paid with respect to the common stock unless a dividend is paid to the holders of the Series A Preferred. Any dividends paid are required to be allocated pro rata among the holders of the common stock and Series A Preferred as though the Series A Preferred had been converted in full to common stock on the dividend payment date.

  The Series A Preferred has a liquidation preference over the common stock in the amount of $.10 per share. Any amounts remaining will be allocated to the common stock and Series A Preferred holders as if the Series A Preferred had been converted in full upon such liquidation.

  SERIES B PREFERRED STOCK

  In 1997, the Company received proceeds of $425,000 from the private placement of 4,250 shares of Series B Cumulative Redeemable Convertible Preferred Stock (the Series B Preferred). The Series B Preferred accrues cumulative dividends at the annual rate of $8.00 per share commencing July 1, 1998, payable either in cash or

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

8. STOCKHOLDERS' EQUITY: (CONTINUED)
common stock at the election of the Company. Each share of Series B Preferred is convertible, at the option of the holder, into shares of common stock. The redemption price of $100 per share of Series B Preferred plus any cumulative unpaid dividends can be used to purchase shares of common stock at market value. However, a discount from the quoted market price of common stock was applicable for holders exercising conversion rights prior to August 31, 1997 and the discounts are accounted for as dividends to the holders. As of December 31, 1997, all of the Series B preferred shares issued have been converted to common stock.

  The Series B Preferred is voting preferred stock and each share of Series B Preferred Stock entitles the holder to one vote. The Series B Preferred will be entitled to vote as a separate class with respect to all matters that would adversely affect the powers, preferences or rights of Series B Preferred Stock.

  STOCK WARRANTS

  In April and June 1997, the Company issued promissory notes with detachable stock warrants to accredited investors for proceeds totalling $450,000. The warrants, which expire in one year, grant the note holders the right to purchase 128,571 shares of the Company's common stock at $3.50 per share. The fair value attributable to these warrants has been recognized as additional paid in capital and the resulting discount was amortized over the term of the notes which ended in December 1997. Furthermore, in connection with an additional series of financing transactions, the Company issued warrants to purchase 27,926 shares of common stock at an exercise price of $3.50 per share, expiring on September 1, 1998.

9. STOCK OPTIONS:

  As part of the consideration paid in the acquisition of FCEI in December 1996, the Company is deemed to have issued to certain FCEI stockholders options to purchase an aggregate of 586,556 shares of the Company's common stock at prices ranging from $2.50 to $5.00 per share ("FCEI Options"). The FCEI Options were deemed to have been issued in exchange for previously outstanding options granted under the FCEI Employee Incentive Stock Option Plan.

  As part of the recapitalization of AAP that occurred in connection with the acquisition of FCEI (see Note 2), AAP Holdings, Inc. received options to purchase 879,834 shares of common stock of the Company ("AAPH Options"). The AAPH Options are equivalent to 1.5 times the number of shares of the Company's common stock subject to the 586,556 FCEI Options. The AAPH Options are identical in price and exercise terms to the FCEI Options and are exercisable only to the extent that the FCEI Options are exercised.

  At December 31, 1997, 471,770 FCEI Options and 707,655 AAPH Options remain outstanding. These exercisable options have an option price of $3.75 and expire in 1998.

  In 1996, the Company adopted the American Architectural Products Corporation Stock Option Plan (the "Plan") whereby 10,000,000 shares of the Company's common stock have been authorized for issuance under the Plan. Shares of common stock have been made available for grant to directors, officers, key employees and non-employees at the discretion of the Board of Directors. The exercise price of stock options granted to employees and non-employee directors equals the market price or 110% of the market price of the Company's common stock at the date of grant. The stock options issued to employees have a ten year term and vest in 20% increments over five years. Stock options issued to non-employee directors have a ten year term and vest within one year.

  Certain options have been granted to non-employees based on negotiated terms. Stock options issued to non-employees are recorded at fair value with a related charge against income.

  The Company applies the intrinsic value method in accounting for its stock options issued to employees. Accordingly, no compensation cost has been recognized for stock options issued to employees. The following table sets forth the Company's net income (loss) and net income (loss) available per common share on a pro forma basis

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

9. STOCK OPTIONS: (CONTINUED)
had compensation expense for the Company's stock options issued to employees been determined based on the fair value at the grant dates:

                                                        FROM DATE OF INCEPTION
                                                          (JUNE 19, 1996) TO         YEAR ENDED
                                                             DECEMBER 31,           DECEMBER 31,
                                                                 1996                   1997
                                                        ----------------------    -----------------
NET INCOME (LOSS)
  As reported.........................................       $   761,000             $(1,259,000)
  Pro forma...........................................       $   761,000             $(1,329,000)

BASIC NET INCOME (LOSS) PER COMMON SHARE
  As reported.........................................       $       .10             $      (.10)
  Pro forma...........................................       $       .10             $      (.10)

DILUTED NET INCOME (LOSS) PER COMMON SHARE
  As reported.........................................       $       .09             $      (.10)
  Pro forma...........................................       $       .09             $      (.10)

  The fair value for the these stock options was estimated at the dates of grant using a Black-Scholes option pricing model with the following weighted -- average assumptions: a risk-free interest rate of 6.5%, a dividend yield percentage of 0%, common stock volatility of .35 and an expected life of the options of 5 years.

  A summary of activity related to stock options for the Company's plan from the date of inception to December 31, 1996 and for the year ended December 31, 1997 is as follows.

                                                              1996                   1997
                                                       -------------------    -------------------
                                                                  WEIGHTED               WEIGHTED
                                                                  AVERAGE                AVERAGE
                                                                  EXERCISE               EXERCISE
                                                       OPTIONS     PRICE      OPTIONS     PRICE
                                                       -------    --------    -------    --------
Outstanding, beginning of the period.................      --      $  --        6,000     $4.69
Granted..............................................   6,000       4.69      534,000      5.31
Exercised............................................      --         --           --        --
Forfeited............................................      --         --           --        --
                                                        -----      -----      -------     -----
Outstanding, end of the period.......................   6,000      $4.69      540,000     $5.30
                                                        =====      =====      =======     =====

  The weighted average fair value of the options granted during the periods ended December 31, 1996 and 1997 were $1.97 and $1.87, respectively.

  The following is a summary of stock options outstanding and exercisable at December 31, 1997:

                                                     OUTSTANDING                    EXERCISABLE
                                         -----------------------------------    -------------------
                                                      WEIGHTED
                                                      AVERAGE       WEIGHTED               WEIGHTED
                                                     REMAINING      AVERAGE                AVERAGE
                                                    CONTRACTUAL     EXERCISE               EXERCISE
PRICE RANGE                              NUMBER     LIFE (YEARS)     PRICE      NUMBER      PRICE
-----------                              ------     ------------    --------    ------     --------
$3.88 -- $4.69.........................  131,000        8.38         $4.02       41,000     $4.32
$5.43 -- $6.19.........................  409,000        7.98          5.72      104,000      5.44
                                         -------        ----         -----      -------     -----
                                         540,000        8.08         $5.30      145,000     $5.12
                                         =======        ====         =====      =======     =====

  In February 1998, the Board of Directors rescinded 209,000 and 100,000 stock options with an exercise price of $5.63 and $6.19, respectively. These stock options were reissued in February 1998 at the following prices: 209,000 options -- $3.56; and 100,000 options -- $3.92.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

10.  INCOME TAXES:

  The provision for income taxes (income tax benefit) for the period from the date of inception to December 31, 1996 and for the year ended December 31, 1997 consist of the following:

                                                              FROM DATE OF
                                                              INCEPTION TO     YEAR ENDED
                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1996            1997
                                                              ------------    ------------
CURRENT
  Federal...................................................    $269,000       $      --
  State.....................................................      60,000              --
                                                                --------       ---------
                                                                 329,000              --
DEFERRED....................................................     311,000        (390,000)
                                                                --------       ---------
                                                                $640,000       $(390,000)
                                                                ========       =========

  Significant components of deferred tax assets and liabilities as of December 31, 1996 and 1997 are as follows:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1996          1997
                                                              ----------    ----------
DEFERRED TAX ASSETS
  Net operating loss carryforwards..........................  $  850,000    $3,940,000
  Allowance for doubtful accounts...........................     150,000       280,000
  Accrued warranty obligations..............................   1,520,000     1,660,000
  Accrued postretirement benefits...........................     150,000       150,000
  Other accruals............................................     250,000       730,000
  Other.....................................................      60,000       170,000
                                                              ----------    ----------
                                                               2,980,000     6,930,000
                                                              ----------    ----------

DEFERRED TAX LIABILITIES
  Depreciation..............................................   2,090,000     6,220,000
  Other.....................................................     180,000       480,000
                                                              ----------    ----------
                                                               2,270,000     6,700,000
                                                              ----------    ----------
NET DEFERRED TAX ASSETS.....................................     710,000       230,000
VALUATION ALLOWANCE FOR DEFERRED TAX ASSETS.................    (710,000)     (230,000)
                                                              ----------    ----------
NET DEFERRED TAXES..........................................  $       --    $       --
                                                              ==========    ==========

  In recording certain acquisitions, the Company established a valuation allowance against the entire net deferred tax assets acquired, based on uncertainties surrounding the expected realization of these assets. In 1996 and 1997, the Company reversed the valuation allowances by $311,000 and $685,000, respectively, and accordingly reduced cost in excess of net assets acquired.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

10. INCOME TAXES: (CONTINUED)
  The actual income tax expense (income tax benefit) attributable to earnings
(loss) for the period from inception to December 31, 1996 and for the year ended December 31, 1997 differed from the amounts computed by applying the U.S. federal tax rate of 34 percent to pretax earnings as a result of the following:

                                                                1996        1997
                                                              --------    ---------
Tax at U.S. federal statutory rate..........................  $470,000    $(390,000)
Expenses not deductible for tax purposes....................    40,000      240,000
Valuation allowance adjustment..............................   100,000     (240,000)
State income taxes, net of federal income tax benefit.......    40,000           --
Other.......................................................   (10,000)          --
                                                              --------    ---------
PROVISION FOR INCOME TAXES..................................  $640,000    $(390,000)
                                                              ========    =========

  At December 31, 1997, the Company and its subsidiaries had net operating loss carryforwards of approximately $15,600,000 for income tax purposes which expire between 1999 and 2012. Due to changes in ownership, utilization of approximately $14,300,000 of the net operating loss carryforwards is limited to approximately $550,000 per year. The remaining $1,300,000 may be utilized without limitation.

11.  RELATED PARTY TRANSACTIONS:

  The Company paid management fees to its majority stockholder of approximately $120,000 and $250,000 for the period from inception to December 31, 1996 and for the year ended December 31, 1997. Additionally, the Company paid $835,000 for acquisition services and $571,000 for other transaction services in 1997 to its majority stockholder. In 1997, the Company paid $450,000 to a Company affiliated with AAPH Holdings, Inc. for air charter services.

12.  NET INCOME (LOSS) PER COMMON SHARE:

  Net income (loss) per common share amounts have been computed in accordance with Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (SFAS 128). Basic net income (loss) per common share amounts were computed by dividing net income (loss) less preferred stock dividends by the weighted average number of common shares outstanding. Diluted income (loss) per share amounts give effect to dilutive common stock equivalents outstanding.

  A summary of the basic and diluted earnings (loss) per share computations follow.

                                                              DATE OF INCEPTION (JUNE 16, 1996)
                                                                     TO DECEMBER 31, 1996
                                                             ------------------------------------
                                                                                        PER SHARE
                                                              INCOME        SHARES       AMOUNT
                                                             ---------    ----------    ---------
Income before extraordinary item...........................  $ 761,000
Preferred stock dividends..................................         --
                                                             ---------
BASIC INCOME PER COMMON SHARE
  Income available to common stockholders..................    761,000     7,884,000      $ .10
                                                                                          =====
EFFECT OF DILUTIVE SECURITIES
  Common Stock Options.....................................                  276,000
                                                             ---------    ----------      -----
DILUTIVE EARNINGS PER COMMON SHARE.........................  $ 761,000     8,160,000      $ .09
                                                             =========    ==========      =====

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

12. NET INCOME (LOSS) PER COMMON SHARE: (CONTINUED)

                                                                 YEAR ENDED DECEMBER 31, 1997
                                                             ------------------------------------
                                                                                        PER SHARE
                                                               LOSS         SHARES       AMOUNT
                                                             ---------    ----------    ---------
Loss before extraordinary item.............................  $(765,000)
Preferred stock dividends..................................    (75,000)
                                                             ---------
BASIC LOSS PER COMMON SHARE
  Loss available to common stockholders....................   (840,000)   12,982,000      $(.06)
                                                                                          =====
EFFECT OF DILUTIVE SECURITIES
  Common Stock Options.....................................                       --
                                                             ---------    ----------      -----
DILUTIVE LOSS PER COMMON SHARE.............................  $(840,000)   12,982,000      $(.06)
                                                             =========    ==========      =====

  The weighted average number of common shares outstanding for 1996 includes the 7,548,632 common shares issued upon the conversion of all of the Series A Preferred (which based on its terms, the Company believed was common stock in substance) and the 171,842 shares issued by the Company in 1997 to fulfill an obligation to an officer.

  The weighted average number of common shares outstanding for 1997 includes approximately 300,000 additional common shares issuable in January 1999 in connection with the Thermetic acquisition based on the average market price.

13. SEGMENT INFORMATION:

  The Company operates in two separate segments. The first includes the manufacturing and distribution of residential and specialty commercial fenestration products. The product lines within this segment include aluminum, wood and vinyl windows, doors, and other fenestration products such as storm windows and doors, and decorative glass. The second classification is large contract commercial fenestration products including aluminum windows, security windows, screens and doors used primarily in commercial buildings such as schools and dormitories, office and governmental buildings, and low-income housing.

  INFORMATION BY SEGMENT

                                                               RESIDENTIAL
                                                              AND SPECIALTY      CONTRACT
                                                               COMMERCIAL       COMMERCIAL
                                                              FENESTRATION     FENESTRATION
                                                                PRODUCTS         PRODUCTS
                                                              -------------    ------------
1997

Net sales...................................................  $ 91,695,000     $ 2,558,000
Operating income (loss).....................................     7,255,000      (1,554,000)
Assets employed at year-end.................................   105,223,000      10,694,000
Depreciation and amortization...............................     1,980,000         700,000
Capital expenditures........................................     1,499,000              --
                                                              ============     ===========

  The segment information does not include the identifiable assets and operating expenses of corporate administration.

  Segment information for 1996 is not presented because the Company's operations were primarily in the residential and specialty commercial fenestration products segment. The contract commercial fenestration products segment was acquired in December 1996 and its results of operations from the date of acquisition were not significant.

                  AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

14. SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                            FROM DATE OF INCEPTION
                                                              (JUNE 19, 1996) TO       YEAR ENDED
                                                                 DECEMBER 31,         DECEMBER 31,
                                                                     1996                 1997
                                                            ----------------------    ------------
CASH PAID DURING THE PERIOD FOR

  Interest................................................       $   620,000          $ 3,017,000
  Income taxes............................................            70,000              228,000

NONCASH INVESTING AND FINANCING ACTIVITIES
Common stock and debt issued and liabilities assumed in
  acquisitions............................................       $27,981,000          $22,465,000
Capital lease obligations.................................         1,578,000                   --
Distribution to stockholder...............................           170,000                   --

15. SUBSEQUENT EVENTS:

  In January 1998, the Company purchased all of the assets of the vinyl division of EASCO Aluminum Company, an Austintown, Ohio manufacturer of vinyl extrusions for the fenestration industry. The Company also purchased all of the assets of Blackhawk Architectural Products, a manufacturer of steel entry doors for the residential fenestration market. The combined purchase price of these acquisitions was $14.8 million.

  In February 1998, the Company signed a Letter of Intent with Louisiana Pacific to purchase its Weather-Seal division. This division consists of six manufacturing facilities throughout Ohio producing aluminum and vinyl extrusions, and wood and vinyl windows. The Letter of Intent obligated the Company to make a $1 million deposit into an escrow account and which will be applied toward the purchase price. The deposit will be considered a termination fee payable to Louisiana Pacific in the event the transaction does not close because the Company abandons or otherwise fails to consummate the transaction unless because of the discovery or occurrence of any material or adverse condition.

  In March 1998, the Company sold its Mallyclad division to a related party for $1.2 million.

                          INDEPENDENT AUDITORS REPORT

To the Board of Directors and Stockholders of Eagle Window & Door, Inc. and Subsidiaries and
Taylor Building Products Company (Wholly-Owned Subsidiaries)

  We have audited the accompanying combined balance sheets of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company (Wholly-Owned Subsidiaries), as of December 31, 1995 and August 29, 1996, and the related combined statements of operations and accumulated deficit, and cash flows for the year ended December 31, 1995 and the eight months ended August 29, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company (Wholly-Owned Subsidiaries) as of December 31, 1995 and August 29, 1996, and the results of their combined operations and cash flows for the year ended December 31, 1995 and the eight months ended August 29, 1996 in conformity with generally accepted accounting principles.

                                     SEMPLE & COOPER, P.L.C.

Phoenix, Arizona
January 31, 1997

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,     AUGUST 29,
                                                                  1995            1996
                                                              ------------    ------------
ASSETS
Current Assets:
  Cash (Note 2).............................................  $    750,361    $    395,859
  Accounts receivable, net (Note 1).........................     6,954,830       7,736,517
  Inventory (Notes 1 and 3).................................     8,330,593       8,483,224
  Prepaids and other........................................       448,426         314,240
                                                              ------------    ------------
     Total Current Assets...................................    16,484,210      16,929,840
                                                              ------------    ------------
Property, Plant and Equipment, Net (Notes 1 and 4)..........     8,760,799       6,966,340
                                                              ------------    ------------
Deposits and Other Assets...................................        55,370          93,376
                                                              ------------    ------------
     Total Assets...........................................  $ 25,300,379    $ 23,989,556
                                                              ============    ============

LIABILITIES AND STOCKHOLDER'S DEFICIT
Current Liabilities:
  Accounts payable..........................................  $  2,859,256    $  2,429,053
  Accrued wages and payroll taxes...........................       371,510         453,459
  Payable to affiliates (Note 10)...........................    20,482,654      19,441,656
  Other accrued expenses....................................     1,527,296       2,346,756
  Accrued warranty reserve--short-term portion (Note 9).....     1,566,000       1,479,000
                                                              ------------    ------------
     Total Current Liabilities..............................    26,806,716      26,149,924
                                                              ------------    ------------
Long-Term Liabilities:
  Accrued warranty reserve--long-term portion (Note 9)......     3,258,800       3,148,412
                                                              ------------    ------------
Commitments and Contingencies: (Note 5).....................            --              --
Stockholder's Deficit: (Note 6)
  Common stock..............................................       211,851         211,851
  Additional paid-in capital................................    26,081,937      27,224,456
  Accumulated deficit.......................................   (31,058,925)    (32,745,087)
                                                              ------------    ------------
     Total Stockholder's Deficit............................    (4,765,137)     (5,308,780)
                                                              ------------    ------------
     Total Liabilities and Stockholder's Deficit............  $ 25,300,379    $ 23,989,556
                                                              ============    ============

     The accompanying notes are an integral part of the combined financial statements.

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

           COMBINED STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                                                    FOR THE EIGHT
                                                              FOR THE YEAR ENDED    MONTHS ENDED
                                                                 DECEMBER 31,        AUGUST 29,
                                                                     1995               1996
                                                              ------------------    -------------
Sales.......................................................     $ 72,962,690       $ 39,971,058
Cost of Sales...............................................       67,642,530         33,832,799
                                                                 ------------       ------------
Gross Profit................................................        5,320,160          6,138,259
Selling Expense.............................................        6,619,136          3,948,778
General and Administrative Expenses.........................        5,714,966          3,141,852
Restructuring Charge (Note 7)...............................          840,042                 --
                                                                 ------------       ------------
Loss from Operations........................................       (7,853,984)          (952,371)
                                                                 ------------       ------------
Other Income (Expense):
  Interest expense (Note 10)................................       (1,755,177)        (1,142,519)
  Gain (Loss) on sale of assets.............................         (375,325)          (773,866)
  Other.....................................................           38,984            274,661
                                                                 ------------       ------------
                                                                   (2,091,518)        (1,641,724)
                                                                 ------------       ------------
Loss before Income Tax Benefit..............................       (9,945,502)        (2,594,095)
Income Tax Benefit (Note 1).................................        3,557,425            907,933
                                                                 ------------       ------------
Net Loss....................................................       (6,388,077)        (1,686,162)
Accumulated Deficit, Beginning of Year......................      (24,670,848)       (31,058,925)
                                                                 ------------       ------------
Accumulated Deficit, End of Year............................     $(31,058,925)      $(32,745,087)
                                                                 ============       ============

     The accompanying notes are an integral part of the combined financial statements.

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                    FOR THE EIGHT
                                                              FOR THE YEAR ENDED    MONTHS ENDED
                                                                 DECEMBER 31,        AUGUST 29,
                                                                     1995               1996
                                                              ------------------    -------------
Cash Flows from Operating Activities:
  Cash received from customers..............................     $ 73,112,175       $ 39,462,693
  Cash paid to suppliers and employees......................      (70,132,913)       (38,177,166)
  Interest paid.............................................           (3,686)                --
  Interest received.........................................            4,504              1,340
  Restructuring costs.......................................         (423,909)                --
                                                                 ------------       ------------
     Net cash provided by operating activities..............        2,556,171          1,286,867
                                                                 ------------       ------------
Cash Flows from Investing Activities:
  Cash received from sale of equipment......................          558,265             37,289
  Purchase of equipment.....................................       (2,576,407)        (1,678,658)
                                                                 ------------       ------------
     Net cash used by investing activities..................       (2,018,142)        (1,641,369)
                                                                 ------------       ------------
Cash Flows from Financing Activities:
     Repayment of debt......................................               --                 --
                                                                 ------------       ------------
     Net cash used by financing activities..................               --                 --
                                                                 ------------       ------------
Net increase (decrease) in cash.............................          538,029           (354,502)
Cash at beginning of year...................................          212,332            750,361
                                                                 ------------       ------------
Cash at end of year.........................................     $    750,361       $    395,859
                                                                 ============       ============
Reconciliation of Net Loss to Net Cash Provided by Operating
  Activities:
Net Loss....................................................     $ (6,388,077)      $ (1,686,162)
                                                                 ------------       ------------
Adjustments to Reconcile Net Loss to Net Cash Provided by
  Operating Activities:
  Depreciation..............................................        3,310,040          2,661,961
  (Gain) Loss on sale of assets.............................          375,325            773,866
  Abandonment of fixed assets in restructuring..............          416,131                 --
  Interest expense contributed to capital by Parent
     Company................................................               --          1,142,519
Changes in Assets and Liabilities:
  Accounts receivable.......................................          946,420           (781,687)
  Inventory.................................................        9,903,590           (152,631)
  Prepaids and other........................................          120,959            134,186
  Deposits and other........................................           76,899            (38,005)
  Accounts payable..........................................         (483,538)          (430,203)
  Accrued wages and payroll taxes...........................         (195,608)            72,539
  Other accrued expenses....................................         (255,986)           828,870
  Payable to affiliates.....................................       (4,944,984)        (1,040,998)
  Accrued warranty reserve..................................         (325,000)          (197,388)
                                                                 ------------       ------------
                                                                    8,944,248          2,973,029
                                                                 ------------       ------------
     Net cash provided by operating activities..............     $  2,556,171       $  1,286,867
                                                                 ============       ============

     The accompanying notes are an integral part of the combined financial statements.

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES:

  BASIS OF PRESENTATION:

  The combined financial statements include the financial position, results of operations and cash flows of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company (the Companies). All material intercompany transactions, accounts and balances have been eliminated.

  Each Company is a wholly-owned subsidiary of MascoTech, Inc. Because of these relationships, the financial statements of the Companies have been prepared on a combined format as if they were a single entity. In addition, MascoTech, Inc. performed the Companies' treasury function, and allocated expenses for various services it provided (See Note 10).

  Eagle Window & Door, Inc. and Subsidiaries (Eagle) are engaged in the manufacture of aluminum clad and all wood windows and doors. Eagle's primary market is the construction industry. Products are marketed through various distributors located throughout the United States and Pacific Rim. Eagle's wholly-owned subsidiaries, Eagle Window & Door of Bellevue, Inc. and Eagle Service Company are engaged in the sale and distribution of windows and doors throughout the United States.

  The accompanying combined financial statements include the consolidated accounts of Eagle Window & Door, Inc. and its wholly-owned subsidiaries, Eagle Window & Door of Bellevue, Inc. and Eagle Service Company. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Taylor Building Products Company (Taylor) is engaged in the manufacture of entry and garage doors. The Company markets entry doors under the brand names of Perma Door and Taylor Door. The Perma Door brand is primarily marketed through millwork distributors and the Taylor Door brand is primarily marketed through installing dealers. The Company markets garage doors under the Taylor Door brand name throughout the United States.

  PERVASIVENESS OF ESTIMATES:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  EARNINGS PER SHARE:

  Historical earnings per share data has not been presented in the accompanying financial statements due to the subsequent acquisition of the two Companies by American Architectural Products, Inc. and its reverse merger with a public reporting company (See Note 13).

  ACCOUNTS RECEIVABLE:

  As of December 31, 1995 and August 29, 1996, allowances have been established for potentially uncollectible accounts receivable in the amounts of $445,418 and $791,521, respectively.

  INVENTORY:

  Inventory is stated at the lower of cost (first-in, first-out method) or market. Inventories are reviewed periodically for obsolescence, and an allowance established to record potentially obsolete inventory at net realizable value (See Note 3).

  PROPERTY, PLANT AND EQUIPMENT:

  Property, plant and equipment are stated at cost. Depreciation is provided for using the straight-line method over the estimated useful lives of the assets. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred. Depreciation expense for the year ended December 31, 1995 and the eight months ended

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES: (CONTINUED) August 29, 1996, was $3,310,040 and $2,661,961, respectively. Assets are being depreciated over their estimated useful lives, as follows:

                                                              YEARS
                                                              -----
Buildings and improvements..................................    40
Machinery and equipment.....................................  6-15
Computer and office equipment...............................    10
Tools, dies and fixtures....................................     3

  INCOME TAXES:

  The Companies file their income tax returns on a consolidated basis with their parent company. All provisions for federal and state income taxes, including provisions for deferred income taxes, are provided for through the intercompany accounts.

  ADVERTISING:

  The cost of advertising is expensed as incurred. Advertising expense was $1,192,915 and $479,300, respectively, for the year ended December 31, 1995 and the eight months ended August 29, 1996.

2. CONCENTRATION OF CREDIT RISK:

  The combined Companies maintain cash balances at various financial institutions. At December 31, 1994 and 1995 and at August 29, 1996, the combined Companies have uninsured cash in the approximate amounts of $734,000, $670,000 and $230,000, respectively.

3. INVENTORY:

  As of December 31, 1995 and as of August 29, 1996, inventory consisted of the following:

                                                              DECEMBER 31,    AUGUST 29,
                                                                  1995           1996
                                                              ------------    ----------
Raw materials...............................................  $ 7,106,775     $6,118,026
Work in process.............................................    1,215,724      1,366,212
Finished goods..............................................    1,631,594      1,473,501
                                                              -----------     ----------
                                                                9,954,093      8,957,739
Less: provision for obsolete inventory......................   (1,623,500)      (474,515)
                                                              -----------     ----------
                                                              $ 8,330,593     $8,483,224
                                                              ===========     ==========

  Included in the allowance for obsolete inventory as of December 31, 1995 is approximately $1,260,000 for future losses from Taylor Building Products Company's restructuring plan (See Note 7).

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. PROPERTY, PLANT AND EQUIPMENT:

  As of December 31, 1995 and August 29, 1996, property, plant and equipment consisted of the following:

                                                              DECEMBER 31,     AUGUST 29,
                                                                  1995            1996
                                                              ------------    ------------
Land and improvements.......................................  $   407,523     $    408,934
Buildings and improvements..................................    7,996,419        7,698,252
Machinery and equipment.....................................   10,807,526       11,276,992
Computer and office equipment...............................    3,238,291        2,223,089
Tools, dies and fixtures....................................    1,962,048        3,698,385
                                                              ------------    ------------
                                                               24,411,807       25,305,652
Less: accumulated depreciation..............................  (15,651,008)     (18,339,312)
                                                              ------------    ------------
                                                              $ 8,760,799     $  6,966,340
                                                              ============    ============

5. COMMITMENTS AND CONTINGENCIES:

  COMMITMENTS:

  The Companies are currently leasing certain office and manufacturing space in Dubuque, Iowa and West Branch, Michigan under non-cancellable operating lease agreements which expire through July, 1997. The terms of the leases provide for combined monthly payments totalling approximately $12,000. The lease terms also require the Companies to pay common area maintenance, taxes, insurance and other costs. The Companies are also leasing equipment under various non-cancellable operating lease agreements which expire through July, 2000. Rent expense under the operating lease agreements was $817,418 and $477,761, respectively, for the year ended December 31, 1995 and the eight months ended August 29, 1996.

  A schedule of future minimum lease payments due under the non-cancellable operating lease agreements, is as follows:

 YEAR ENDED
DECEMBER 31,                                                                 AMOUNT
------------                                                               ----------
    1996.................................................................  $  595,370
    1997.................................................................     330,465
    1998.................................................................     221,577
    1999.................................................................      88,472
    2000.................................................................       4,729
                                                                           ----------
                                                                           $1,240,613
                                                                           ==========

  CONTINGENCIES:

     Environmental Issue:

  Based on an evaluation of Eagle's operating facility, asbestos-containing materials were located in various sections of the facility. No provision or accrual has been made to provide for any potential future costs for abatement because, in management's opinion, they should not have a material adverse effect upon the combined financial position of the Companies. In connection with the sale of the Companies to American Architectural Products, Inc. (See Note 13), the former parent of the Companies agreed to bear certain abatement costs relating to this matter.

     Litigation:

  At December 31, 1995 and August 29, 1996, the Companies are a party to several lawsuits. The Companies believe that the lawsuits are without merit and intend to vigorously defend their position. Provision for a lawsuit that was settled subsequent to December 31, 1995 for approximately $165,000 has been charged to operations in the accompanying financial statements for the year ended December 31, 1995. A provision has been charged to

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. COMMITMENTS AND CONTINGENCIES: (CONTINUED) operations in the accompanying financial statements for the eight months ended August 29, 1996 for approximately $100,000 for a lawsuit involving product performance issues.

6. STOCKHOLDERS' EQUITY:

  The stock of Taylor Building Products Company consists of 1,000 shares of $1 par value common stock authorized, issued and outstanding. The stock of Eagle Window & Door, Inc. consists of 500,000 shares of $1 par value common stock authorized, 210,851 shares issued and outstanding.

7. RESTRUCTURING CHARGE:

  In September, 1995, Taylor's management adopted a restructuring plan to address recurring operating losses. The goal of the plan was to reduce overhead through a plan of business consolidation and simplification. The major components to the plan were: (1) closure of its satellite locations in Florida and Texas; (2) elimination of its "non-core" product lines; and (3) improve the proficiency of its entry and garage door lines. As a result of the restructuring plan, the Company incurred costs for liquidation of inventory, loss on the sale and abandonment of fixed assets, severance pay, and other related costs. The restructuring plan was completed during the first quarter of 1996.

  The restructuring charge for the year ended December 31, 1995, consisted of the following:

Loss on sale and abandonment of fixed assets................  $416,131
Severance pay...............................................   281,012
Other.......................................................   142,899
                                                              --------
                                                              $840,042
                                                              ========

8. STATEMENTS OF CASH FLOWS:

  NON-CASH INVESTING AND FINANCING ACTIVITIES:

  During the year ended December 31, 1995, the Companies recognized an investing activity that affected equity, but did not result in cash receipts or payments. This non-cash activity consisted of the write off notes receivable deemed uncollectible in the amount of $344,473.

9. WARRANTY RESERVE:

  The Companies sell the majority of their products with limited warranties of two to 25 years. At December 31, 1995 and at August 29, 1996, the accompanying financial statements include a reserve of $4,824,800 and $4,627,412, respectively, for estimated warranty claims based on the Companies' historical claims experience.

10. RELATED PARTY TRANSACTIONS:

  As of December 31, 1995 and August 29, 1996, the Companies had amounts payable to affiliates of $20,482,654 and, $19,441,656, respectively. These affiliates represent primarily the parent company and subsidiaries of the parent company. Various shared expenses were charged to the Companies through the payable to affiliate account. These expenses included items such as general insurance, health insurance, and workers compensation insurance, which were charged based on specific identification of the expense. For the year ended December 31, 1995 and the eight months ended August 29, 1996, total expenses charged to the Companies through specific identification were $3,588,020 and $1,613,407, respectively.

  In addition, MascoTech, Inc., the parent company, charged the Companies a management fee based on budgeted sales for the various operating subsidiaries. For the year ended December 31, 1995 and the eight months ended August 29, 1996, total management fees charged to the Companies were $1,314,700 and $951,000, respectively.

  MascoTech, Inc. also provided cash management services for the Companies. For the year ended December 31, 1995 and the eight months ended August 29, 1996, the Companies had recorded interest expense relating to the

                 EAGLE WINDOW & DOOR, INC. AND SUBSIDIARIES AND
          TAYLOR BUILDING PRODUCTS COMPANY (WHOLLY-OWNED SUBSIDIARIES)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

10. RELATED PARTY TRANSACTIONS: (CONTINUED) amounts payable to affiliates of $1,755,177 and $1,142,519, respectively. Interest expense for the eight month period ended August 29, 1996 was treated as contributed to capital by the Parent Company.

11. BENEFIT PLANS:

  401K PROFIT SHARING PLAN AND PENSION PLAN:

  The Companies' former parent sponsored the MascoTech, Inc. Salaried Savings Plan. All salaried employees of the Company with three months of service, were eligible to participate in the Plan. The Plan operated as a 401K Savings Plan. The Plan did not provide for a discretionary matching or profit sharing contribution. As such, no expense has been recorded for contributions in the accompanying financial statements.

  The Companies' former parent sponsored the MascoTech, Inc. Master Hourly Employees' Pension Plan. All hourly employees of the Companies were eligible to participate in the Plan with participation commencing on the date of hire. Benefits in the Plan were vested and based on the number of years of credited service.

  Pursuant to the pending sale of the Companies to American Architectural Products, Inc., in August, 1996, and in accordance with the Stock Purchase Agreement, coverage under these plans ceased. The seller agreed to fully vest all participants and pay benefits in the normal course of the plans. As such, no liability has been reported in the accompanying combined financial statements for any potential unfunded liabilities.

  POST-RETIREMENT BENEFITS:

  Taylor Building Products Company sponsors a post-retirement health benefit program pursuant to its collective bargaining contract. Under the principal terms of the contract, the Company will pay a retired employee with a minimum of ten years service, a benefit of $100 per month after retirement at age 62. As of the date of the financial statements, no material post-retirement benefit obligation has been incurred.

  LABOR FORCE:

  Most of the hourly employees of Taylor Building Products Company, comprising approximately 85 percent of the Taylor labor force, are covered under a collective bargaining agreement. The contract expired in February, 1997, and was renegotiated for an additional five years.

12. ECONOMIC DEPENDENCY:

  For the year ended December 31, 1995, Eagle Window & Door, Inc. purchased approximately 38 percent of their materials from two suppliers. For the eight month period ended August 29, 1996, Eagle purchased approximately 15 percent of their materials from one supplier. At December 31, 1995 and at August 29, 1996, amounts due to the suppliers were $254,584 and $332,179, respectively.

  For the year ended December 31, 1995, and for the eight month period ended August 29, 1996, Taylor Building Products Company purchased approximately 16 percent and 20 percent, respectively, of their materials from one supplier. At December 31, 1995, and at August 29, 1996, amounts due to the supplier were approximately $452,000 and $362,000, respectively.

13. SUBSEQUENT EVENT:

  ACQUISITION:

  Effective August 29, 1996, the Companies were acquired by American Architectural Products, Inc. (AAP). On December 18, 1996, American Architectural Products Holdings, Inc. (AAPH, parent of AAP) consummated transactions contemplated under an Agreement and Plan of Reorganization dated October 25, 1996. Under terms of this Agreement, all of the capital stock of AAP was exchanged by AAPH for a 60 percent interest in Forte Computer Easy, Inc. The financial statements do not give effect to these transactions.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders
Mallyclad Corporation and Vyn-L Corporation

  We have audited the accompanying combined balance sheets of Mallyclad Corporation and Vyn-L Corporation as of November 30, 1995 and June 30, 1996, and the related combined statements of operations and retained earnings, and cash flows for the year ended November 30, 1995 and the seven months ended June 30, 1996. These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Mallyclad Corporation and Vyn-L Corporation as of November 30, 1995 and June 30, 1996, and the results of their combined operations and their combined cash flows for the year ended November 30, 1995 and the seven months ended June 30, 1996 in conformity with generally accepted accounting principles.

                                   BDO SEIDMAN, LLP

Troy, Michigan
April 28, 1997

                             MALLYCLAD CORPORATION
                             AND VYN-L CORPORATION

                            COMBINED BALANCE SHEETS

                                                              NOVEMBER 30,     JUNE 30,
                                                                  1995           1996
                                                              ------------    -----------
ASSETS (Note 3)
CURRENT ASSETS
  Cash and equivalents......................................  $   110,599     $   229,615
  Accounts receivable, less allowance for doubtful accounts
     of $7,000 in 1996......................................      530,410         358,731
  Refundable income taxes...................................       26,160          26,160
  Inventories (Note 2)......................................      430,902         285,635
  Prepaid expenses..........................................       22,853          18,736
                                                              -----------     -----------
TOTAL CURRENT ASSETS........................................    1,120,924         918,877
                                                              -----------     -----------
PROPERTY AND EQUIPMENT
  Leasehold improvements....................................      128,391         128,391
  Machinery and equipment...................................    2,203,868       2,205,604
  Computers and office equipment............................       85,184          87,420
                                                              -----------     -----------
                                                                2,417,443       2,421,415
  Less accumulated depreciation.............................   (2,268,378)     (2,304,178)
                                                              -----------     -----------
NET PROPERTY AND EQUIPMENT..................................      149,065         117,237
                                                              -----------     -----------
OTHER ASSETS................................................       59,481          32,896
                                                              -----------     -----------
                                                              $ 1,329,470     $ 1,069,010
                                                              ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Revolving line of credit (Note 3).........................  $   100,000     $        --
  Accounts payable..........................................      280,737         158,039
  Accruals
     Product claims.........................................       59,556          46,101
     Commissions............................................       28,181          20,150
     Compensation...........................................       12,185           8,647
     Other..................................................       53,170          52,103
                                                              -----------     -----------
TOTAL CURRENT LIABILITIES...................................      533,829         285,040
                                                              -----------     -----------
COMMITMENTS (Note 5)
STOCKHOLDERS' EQUITY
  Common stock, $1 par, authorized 50,000 shares;
     outstanding 50,000 shares--Mallyclad Corporation.......       50,000          50,000
  Common stock, $1 par, authorized 50,000 shares;
     outstanding 38,000 shares--Vyn-L Corporation...........       38,000          38,000
  Retained earnings.........................................      707,641         695,970
                                                              -----------     -----------
TOTAL STOCKHOLDERS' EQUITY..................................      795,641         783,970
                                                              -----------     -----------
                                                              $ 1,329,470     $ 1,069,010
                                                              ===========     ===========

            See accompanying notes to combined financial statements.

                             MALLYCLAD CORPORATION
                             AND VYN-L CORPORATION

            COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                                 SEVEN
                                                               YEAR ENDED     MONTHS ENDED
                                                              NOVEMBER 30,      JUNE 30,
                                                                  1995            1996
                                                              ------------    ------------
Net Sales...................................................   $3,991,882      $1,915,620
Cost of Goods Sold..........................................    3,520,971       1,596,753
                                                               ----------      ----------
Gross Profit................................................      470,911         318,867
Selling, General and Administrative Expenses................      648,990         349,671
                                                               ----------      ----------
Loss from Operations........................................     (178,079)        (30,804)
Other Income--Net...........................................       37,133          19,133
                                                               ----------      ----------
Loss Before Taxes on Income.................................     (140,946)        (11,671)
Tax Benefits (Note 6).......................................       20,686              --
                                                               ----------      ----------
Net Loss....................................................     (120,260)        (11,671)
Retained Earnings, beginning of period......................      828,901         707,641
Dividends...................................................       (1,000)             --
                                                               ----------      ----------
Retained Earnings, end of period............................   $  707,641      $  695,970
                                                               ==========      ==========

            See accompanying notes to combined financial statements.

                             MALLYCLAD CORPORATION
                             AND VYN-L CORPORATION

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                SEVEN
                                                               YEAR ENDED    MONTHS ENDED
                                                              NOVEMBER 30,     JUNE 30,
                                                                  1995           1996
                                                              ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................   $(120,260)     $ (11,671)
  Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
     Depreciation and amortization..........................      81,884         35,800
     Changes in operating assets and liabilities:
       Receivables..........................................     117,057        171,679
       Inventories..........................................      96,573        145,267
       Prepaid expenses.....................................      (2,005)         4,117
       Other assets.........................................       4,561         26,585
       Accounts payable.....................................    (179,635)      (122,698)
       Accruals.............................................     (16,911)       (26,091)
                                                               ---------      ---------
NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES.........     (18,736)       222,988
                                                               ---------      ---------
CASH FLOWS USED IN INVESTING ACTIVITIES
  Additions to property and equipment.......................     (45,325)        (3,972)
                                                               ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net borrowings (repayments) under line of credit
     arrangements...........................................     100,000       (100,000)
  Dividends paid............................................      (1,000)            --
                                                               ---------      ---------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.........      99,000       (100,000)
                                                               ---------      ---------
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS.............      34,939        119,016
CASH AND EQUIVALENTS, at beginning of period................      75,660        110,599
                                                               ---------      ---------
CASH AND EQUIVALENTS, at end of period......................   $ 110,599      $ 229,615
                                                               =========      =========

            See accompanying notes to combined financial statements.

                             MALLYCLAD CORPORATION
                             AND VYN-L CORPORATION

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF BUSINESS AND BASIS OF PRESENTATION

  Mallyclad Corporation (Mallyclad) manufactures vinyl clad steel and aluminum cut to length sheets, primarily for the construction, appliance and automotive industries. Vyn-L Corporation (Vyn-L) is a steel and aluminum processor, performing shearing and forming functions for its customers.

  Mallyclad and Vyn-L ("the Companies") were under common control and because of these relationships, the financial statements of the Companies have been prepared on a combined basis as if they were a single entity. All material intercompany transactions, accounts and balances have been eliminated.

  USE OF ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amounts of receivables, payables and accrued expenses approximate fair value because of the short maturity of these items.

  CASH EQUIVALENTS

  Cash equivalents are short-term, highly liquid investments consisting of money market funds.

  INVENTORIES

  Inventories are stated at the lower of cost or market value determined on the first-in, first-out (FIFO) basis.

  PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation is provided for using accelerated methods over the following estimated useful lives:

                                                              YEARS
                                                              -----
Leasehold improvements......................................  7-31
Machinery and equipment.....................................  7-15
Computers and office equipment..............................   5-7

  Depreciation expense for the year ended November 30, 1995 and for the seven months ended June 30, 1996, was $81,884 and $35,800, respectively.

  Expenditures for renewals and betterments are capitalized. Expenditures for maintenance and repairs are charged against income as incurred.

  REVENUE RECOGNITION

  Revenues from sales and the corresponding receivables are recorded upon the shipment of product to the customer.

  INCOME TAXES

  The income tax provision is computed using the liability method. Deferred taxes are recorded for the expected future tax consequences of temporary differences between the financial reporting and the tax bases of the Companies' assets and liabilities.

                             MALLYCLAD CORPORATION
                             AND VYN-L CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. INVENTORIES

  Inventories consisted of the following:

                                                              NOVEMBER 30     JUNE 30,
                                                                  1995          1996
                                                              ------------    --------
Raw materials...............................................    $355,670      $198,605
Finished goods..............................................      75,232        87,030
                                                                --------      --------
                                                                $430,902      $285,635
                                                                ========      ========

3. REVOLVING LINE OF CREDIT

  Mallyclad had a $400,000 revolving line of credit secured by substantially all of the assets of Mallyclad. The outstanding borrowings on the line were $100,000 and $-0-, respectively, as of November 30, 1995, and June 30, 1996. The interest rate on the line was prime plus 1/2 percent. Interest expense was $5,086 and $2,110, respectively, for the periods ended November 30, 1995 and June 30, 1996. The revolving line of credit was terminated in connection with the acquisition of the Company's common stock (see Note 9).

4. RETIREMENT PLAN

  Mallyclad sponsors a defined contribution retirement plan for salaried employees. Employees are eligible to participate in the Plan one year after employment. Company contributions are required in the amount of 4.3 percent of the participant's total compensation plus 4.3 percent of the participant's compensation in excess of $30,000. Contributions were $30,974 and $17,500, respectively, for the periods ended November 30, 1995, and June 30, 1996.

5. COMMITMENTS

  The Companies leased their facilities from a related party under non-cancellable operating lease agreements which commenced January 1, 1994. The operating lease agreements are for a term of five years and provide for total monthly payments of $16,168. Rent expense under the operating lease agreements for the periods ended November 30, 1995, and June 30, 1996 was $163,000 and $95,000, respectively.

6. TAXES ON INCOME

  The benefits (expenses) for income taxes consist of the following:

                                                                              SEVEN
                                                            YEAR ENDED     MONTHS ENDED
                                                           NOVEMBER 30,      JUNE 30,
                                                               1995            1996
                                                           ------------    ------------
Current federal..........................................    $20,686         $    --
Deferred.................................................         --              --
                                                             -------         -------
Total....................................................    $20,686         $    --
                                                             =======         =======

  Significant components of deferred taxes consist of deferred tax assets arising from accrued expenses, allowance for doubtful accounts and depreciation. Management has recorded a full valuation allowance against these deferred tax assets at November 30, 1995 and at June 30, 1996.

7. MAJOR CUSTOMERS

  Two customers, each individually accounting for at least 10% of combined net sales, accounted for 23% of net sales in 1995.

8. SUPPLEMENTAL CASH FLOW INFORMATION

  Cash paid for interest approximated interest expense.

                             MALLYCLAD CORPORATION
                             AND VYN-L CORPORATION

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

8. SUPPLEMENTAL CASH FLOW INFORMATION (CONTINUED)
  Cash paid for taxes on income for the periods ended November 30, 1995 and June 30, 1996 totaled $33,014 and $-0-, respectively.

9. SUBSEQUENT EVENT

  On June 25, 1996, all of the outstanding stock of the Companies was purchased by an individual. On December 18, 1996 Mallyclad and Vyn-L were merged into American Architectural Products, Inc. (AAP), a Company controlled by this same individual. These financial statements do not give effect to these transactions.