Form 10-K, Exhibit 13
period 1998-12-31
AMERICAN ARCHITECTURAL PRODUCTS CORP
filed 1999-03-31
CIK 940034

Exhibit 13


ANNUAL REPORT ON FORM 10-K

ITEM 6.           Selected Financial Data of the Company

ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

ITEM 7(a).        Qualitative and Quantitative Disclosures Regarding Market Risk

ITEM 8.           Financial Statements and Supplementary Data

ITEM 6.

SELECTED FINANCIAL DATA OF THE COMPANY

The following table sets forth selected historical financial data of the Company and its Predecessors for the five years ended December 31, 1998. The selected financial data for the Company for 1996, 1997 and 1998 were derived from the audited consolidated financial statements of the Company for the period from June 19, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, included elsewhere in this Report. The selected financial data for the Predecessors for 1996 were derived from the audited combined financial statements of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company and the audited combined financial statements of Mallyclad Corporation and Vyn-L Corporation included in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission. The historical financial data for the Predecessors for 1994 and 1995 were derived from the audited combined financial statements of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company and the audited combined financial statements of Mallyclad Corporation and Vyn-L Corporation.

The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements along with the notes thereto of the Company included elsewhere in this Report, and in the historical financial statements along with the notes thereto of Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company, and Mallyclad Corporation and Vyn-L Corporation.


                                                 Predecessors (1)                          The Company (2), (3)
                                        -----------------------------------     --------------------------------------------

                                           1994        1995        1996             1996          1997            1998
                                        ----------- ----------- -----------     ------------- -------------- ---------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Sales                                      $97,209     $76,955     $41,887           $25,249        $94,252        $257,264
Cost of sales                               87,181      71,164      35,430            19,027         74,304         203,781
                                        ----------- ----------- -----------     ------------- -------------- ---------------
Gross profit                                10,028       5,791       6,457             6,222         19,948          53,483
Selling, general & administrative
expenses                                    14,929      12,983       7,440             4,060         17,178          45,052
Restructuring charge                            --         840          --                --             --              --
                                        ----------- ----------- -----------     ------------- -------------- ---------------
Income (loss) from operations               (4,901)     (8,032)       (983)            2,162          2,770           8,431
Interest expense, net                        2,040       1,755       1,143               756          3,928          15,977
Other (income) expense                        (93)         299         480                 5             (3)          1,298
                                        ----------- ----------- -----------     ------------- -------------- ---------------
Income (loss) before income taxes          (6,848)    (10,086)     (2,606)             1,401         (1,155)         (8,844)
Income tax provision (benefit)             (2,508)     (3,578)       (908)               640           (390)             --
                                        ----------- ----------- -----------     ------------- -------------- ---------------
Income (loss) before extraordinary
item                                       (4,340)     (6,508)     (1,698)               761           (765)         (8,844)

Extraordinary item, net of income
tax benefit of $282,000                        --          --          --                --            (494)             --
                                        ----------- ----------- -----------     ------------- -------------- ---------------
Net income (loss)                         $(4,340)    $(6,508)    $(1,698)              $761       $ (1,259)        $(8,844)
Basic income (loss) per common
share before extraordinary item                                                        $0.10        $ (0.06)         $(0.64)
Extraordinary item                                                                        --          (0.04)             --
                                                                                ------------- -------------- ---------------
Basic income (loss) per common
share                                                                                  $0.10        $ (0.10)         $(0.64)

Weighted average common shares
outstanding, basic                                                                 7,884,000     12,982,000      13,785,000
Diluted income (loss) per common
share before extraordinary item                                                        $0.09        $ (0.06)         $(0.64)
Extraordinary item                                                                        --          (0.04)              --
                                                                                ------------- -------------- ---------------
Diluted income (loss) per common
share                                                                                  $0.09        $ (0.10)         $(0.64)
Weighted average common shares
outstanding, diluted                                                               8,160,000     12,982,000      13,785,000

OTHER DATA:
Depreciation & amortization                 $3,976      $3,392     $2,698               $442         $2,680          $9,510
Capital expenditures                         1,993       2,621      1,683                429          1,548           7,946

                                                 Predecessors (1)                The Company (2), (3)
                                              ------------------------    -----------------------------------

                                                  1994        1995          1996       1997          1998
                                              ------------- ----------    --------- ------------ ------------
                                                                   (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents                           $288       $861         $964      $40,132           $88
Total assets                                      39,440     26,629       42,744      158,324       187,059
Working capital (deficit)                        (5,276)     (9,736)         176       61,472        14,955
Long-term debt and capital leases (4)
                                                      --         --       17,533      126,518       134,155
Stockholders' equity (deficit)                     2,540     (3,969)       4,277        5,581        (1,429)


(1) Selected financial data for the Predecessors for 1994 and 1995 were derived from the audited combined financial statements of Eagle and Taylor for 1994 and 1995 and the audited combined financial statements of Mallyclad and Vyn-L for the years ended November 30, 1994 and 1995. Selected financial data for the predecessors for 1996 were derived from the audited combined financial statements of Eagle and Taylor for the period January 1, 1996 through August 29, 1996, and the audited combined financial statements of Mallyclad and Vyn-L for the period December 1, 1995 through June 30, 1996.

     Mallyclad and Vyn-L reported net sales of $4.6 million, $4.0 million and $1.9 million for 1994, 1995 and the period December 1, 1995 through June 30, 1996, respectively; Mallyclad and Vyn-L reported net income (loss) of $99,000, $(120,000) and $(12,000) for those same periods. Because the operating results and financial position of Mallyclad and Vyn-L do not materially impact the financial data of the Predecessors on a combined basis, financial data of Mallyclad and Vyn-L have not been presented separately in the above table.

(2) For financial reporting purposes, the Company represents AAPC after giving effect to the series of transactions described below.

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

     For the purposes of presenting the selected financial data, Eagle and Taylor, and Mallyclad and Vyn-L are considered to be the Predecessors and their financial data are presented on a combined basis. Because the operating results and financial position of Mallyclad and Vyn-L do not materially impact the financial data of the Predecessors on a combined basis, financial data of Mallyclad and Vyn-L have not been presented separately in the above table. The financial data for the period after the acquisitions are presented on different cost bases than the financial data before the acquisitions and, therefore, are not comparable.

(3) Selected financial data for the Company for 1996, 1997 and 1998 were derived from the audited financial statements of the Company for the period from June 19, 1996 (inception) through December 31, 1996, and the audited financial statements for the years ended December 31, 1997 and 1998. The 1996, 1997 and 1998 financial statements include the operations of acquired businesses from the respective dates of acquisition as detailed in Item 7.
     - Management's Discussion and Analysis of Financial Analysis of Financial Condition and Results of Operations.

(4) Includes current and long term portion of long term debt and capitalized leases, excludes revolving lines of credit.

ITEM 7.
           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

BACKGROUND

         In August 1996, Eagle and Taylor were acquired by Eagle & Taylor Company (ETC) as the foundation for the consolidation of a series of acquisitions in the fenestration industry. In December 1996, ETC acquired and combined with Forte Computer Easy, Inc. (FCEI), a publicly held company whose wholly owned subsidiary, Forte Inc., is a manufacturer of commercial aluminum windows. Subsequent to this transaction, the newly combined entity changed its name to American Architectural Products Corporation. As a result, ETC and Forte became wholly-owned subsidiaries of the Company.

         ETC was incorporated on June 19, 1996 and had no significant operations or assets until it acquired two companies, Eagle and Taylor, on August 29, 1996. The acquisitions of Eagle and Taylor were accounted for as a purchase, with the assets acquired and the liabilities assumed recorded at estimated fair market values and the results of the Eagle and Taylor operations included in ETC's consolidated financial statements from the date of acquisition.

         ETC's ultimate controlling stockholder acquired 100% ownership of two other companies, Mallyclad and Vyn-L, in June 1996. On December 18, 1996, Mallyclad and Vyn-L collectively were merged into ETC concurrently with the FCEI combination described below. The merger was accounted for at historic cost in a manner similar to a pooling of interests. The operating results of Mallyclad and Vyn-L from the date of its acquisition by ETC's ultimate controlling stockholder are included in the consolidated financial statements. Eagle, Taylor, Mallyclad and Vyn-L, are considered predecessors of ETC for financial reporting purposes.

         The Company has consummated the following acquisitions since December 1996:

                                       Company                                       Date
           ----------------------------------------------------------------------------------------
           Western                                                                      March 1997
           Thermetic                                                                     July 1997
           Binnings, Danvid, American Glassmith and Modern                           December 1997
           Vinyl extrusion division of Easco, Inc. (VinylSource) and
               Blackhawk                                                              January 1998
           Denver                                                                       April 1998
           Weather-Seal division of Louisiana-Pacific                                    June 1998

         The above acquisitions were accounted for as purchases, with the purchase prices allocated among the assets acquired and liabilities assumed based on their estimated fair market values, and the results of their operations were included in the consolidated financial statements of the Company from the respective dates of acquisition.

BASIS OF PRESENTATION

         The following table sets forth operations for the Company and its Predecessors -- Eagle, Taylor, Mallyclad and Vyn-L -- for 1996, 1997 and 1998. As a result of the acquisitions discussed above, and the related differences in cost bases of the assets and liabilities of the Company after the acquisitions and the cost bases of the Predecessors, the results of operations for the periods presented are not comparable. Such lack of comparability is explained in the discussion below. The following financial data should be read in conjunction with the historical financial statements along with notes thereto of the Company, Eagle Window & Door, Inc. and Subsidiaries and Taylor Building Products Company, and Mallyclad Corporation and Vyn-L Corporation.

                                                                                              Company
                                                           Predecessors     ---------------------------------------------------
                                                               1996(1)        1996 (2)         1997 (3)             1998 (3)
                                                           --------------------------------------------------------------------
Net Sales                                                  $   41,887       $ 25,249         $ 94,252             $  257,264
Cost of Sales                                                  35,430         19,027           74,304                203,781
                                                           ----------       --------         --------             ----------
Gross Profit                                                    6,457          6,222           19,948                 53,483
                                                                 15.4%          24.6%            21.2%                  20.8%

Selling, General & Administrative expenses (4)                  7,440          4,060           17,178                 45,052
                                                           ----------       --------         --------             ----------
Income (loss) from operations                                    (983)         2,162            2,770                  8,431
                                                                 (2.3)%          8.6%             2.9%                   3.3%

Interest expense, net (4)                                       1,143            756            3,928                 15,977
Other (income) expense                                            480              5               (3)                 1,298
                                                           ----------       --------         ---------            ----------
Income (loss) before income taxes                              (2,606)         1,401           (1,155)                (8,844)
Income tax expense (benefit)                                     (908)           640             (390)                    --
                                                           -----------      --------         ---------            ----------
Income (loss) before extraordinary item
                                                               (1,698)           761             (765)                (8,844)
Extraordinary item, net of income tax benefit of $282
                                                                   --             --             (494)                    --
                                                           ----------       --------         ---------            ----------
Net income (loss)                                          $   (1,698)      $    761         $ (1,259)            $   (8,844)
                                                           ===========      ========         =========            ===========


(1) Financial data of the Predecessors for 1996 was derived from the audited combined financial statements of Eagle and Taylor for the period from January 1, 1996 to August 28, 1996 and from the audited combined financial statements of Mallyclad and Vyn-L for the period from December 1, 1995 to June 24, 1996. Mallyclad and Vyn-L reported $1.9 million of net sales and a $12,000 net loss for the period ended June 24,1996 (pre-acquisition period). Because the operations of Mallyclad and Vyn-L for the pre-acquisition period do not materially impact the financial data of the Predecessors on a combined basis, Mallyclad and Vyn-L have not been presented separately in the above table. Because the financial data of the Predecessors is presented on different cost bases from that of the Company after acquisitions, the financial data of the Predecessors is not comparable to the 1996, 1997 and 1998 financial data of the Company.

(2) Financial data for the Company for 1996 were derived from the audited consolidated financial statements of the Company for the period from June 19, 1996 (inception) through December 31, 1996. These financial statements include the operations of Mallyclad and Vyn-L from June 25, 1996 and the operations of Eagle and Taylor from August 29, 1996.

(3) Financial data for 1997 and 1998 were derived from the consolidated financial statements of the Company. Because the financial data of the Company for 1997 and 1998 are presented for full year periods and on different cost bases from the financial data for the Predecessors for 1996, such data are not comparable to the financial data for 1996.

(4) In addition to comparability issues relating to differences in asset and liability bases described in notes (1) through (3) above, other factors affect the comparability of the Predecessors' and Company's financial data from year to year. The former parent of Eagle and Taylor provided treasury functions and allocated various general and administrative expenses. Interest expense allocated by the former parent of Eagle and Taylor approximated $1.1 million for the eight months ended August 29, 1996 and was treated as contributed capital of Eagle and Taylor by the former parent. A management fee based on budgeted sales was charged by the former parent to Eagle and Taylor, approximating $1.0 million for the eight months ended August 29, 1996. Other expenses charged to Eagle and Taylor by the former parent that were specifically incurred for those companies for items such as general insurance, health insurance and workers compensation insurance approximated $1.7 million the eight months ended August 29, 1996. In addition, Eagle and Taylor filed their tax returns on a consolidated basis with their former parent and all provisions for federal and state income taxes, including provisions for deferred taxes, were provided through intercompany accounts. Because these charges to Eagle and Taylor from their former parent may differ from such charges for those entities as part of the Company, comparison of the Predecessors' pre-acquisition 1996 results and the Company's post acquisition 1996, 1997 and 1998 results may not be meaningful.


RESULTS OF OPERATIONS


COMPARISON OF YEAR ENDED DECEMBER 31, 1998 TO YEAR ENDED DECEMBER 31, 1997

         Net Sales. Net sales increased by $163.0 million to $257.3 million in 1998 as compared to $94.3 million in 1997. The increase is primarily the result of the inclusion of $154.8 million of net sales for acquisitions not included for a comparable period of 1997. Growth in the Company's existing residential businesses accounted for a significant portion of the remaining $8.2 million increase, as a result of higher volumes generated by stronger customer relationships, new customer additions and an improved product offering mix. The Company's commercial business had increased revenues of $0.9 million over 1997, resulting primarily from new contracts. The extrusion business had no significant revenues until the acquisition of Binnings in December 1997 and VinylSource in January 1998.

         Cost of Sales. Cost of sales increased to $203.8 million, representing 79.2% of net sales, from $74.3 million, or 78.8% of net sales, in 1997. The increase principally results from $124.9 million in additional costs associated with the acquisitions which were not included for a comparable period of 1997. The remaining increase of $4.6 million related primarily to the residential sales volume increases.

         Gross Profit. Gross profit for the year ended December 31, 1998 was $53.5 million, representing an increase of $33.5 million from 1997. Gross profit attributable to the inclusion of the acquisitions not included for a comparable period of 1997 amounted to $29.9 million. The remaining $3.6 million increase in gross profit resulted from the Company's residential business sales increases offset slightly by a decline in the Company's commercial contract business. The decline in its gross profit margin from 21.2% in 1997 to 20.8% in 1998 reflects the lower margins associated with the 1998 acquisitions. Although the Company has achieved improved margins for the 1998 acquisitions in post-acquisition operations, their margins have not yet reached the margins of the Company's core businesses.

         Selling, General and Administrative Expenses. SG&A expenses increased to $45.1 million in 1998 from $17.2 in 1997. Amounts related to the inclusion of the acquisitions not included for a comparable period of 1997 amounted to $21.6 million. Additionally, a non-cash charge of $1.8 million was recorded in 1998 related to stock based compensation. The remainder of the $27.9 million increase is attributable to the Company's volume increases in its residential business and increased costs associated with the larger corporate structure of the Company.

         Income from Operations. Income from operations increased $5.6 million to $8.4 million from $2.8 million in 1997. The increase is attributable to income from the acquired companies not included for a comparable period of 1997 and increases in the residential business offset in part by increased corporate costs.

         Interest Expense. Interest expense for the years ended December 31, 1998 and 1997 was $16.7 million and $3.9 million, respectively. The increased interest expense reflects higher levels of debt required to support the acquisitions and is due to a full year of interest on the Senior Notes, interest related to the $25 million line of credit facility and interest related to the $7.5 million note issued by the Company in connection with the Weather-Seal acquisition. Prior to the issuance of the Senior Notes in December 1997, the Company had approximately $34 million in debt bearing interest at a weighted average rate of approximately 9.7%.

         Other (Income) Expense. Other expense was $1.3 million in 1998. The increase over the prior year was primarily the result of writing off costs associated with unconsummated acquisition and financing transactions.

         Income Taxes. The Company established a full valuation allowance on its tax benefit in 1998. The Company recorded a tax benefit of $0.4 million in 1997 on a net loss before extraordinary items of $1.2 million, resulting in a tax benefit at an effective tax rate of 33.8%.


         Net Loss. The Company's consolidated net loss increased $7.5 million to $8.8 million in 1998 from $1.3 million in 1997. The factors cited above were responsible for the increase in net loss.



COMPARISON OF YEAR ENDED DECEMBER 31, 1997 TO PERIOD FROM INCEPTION (JUNE 19,
1996) TO DECEMBER 31, 1996

         Net Sales. Net Sales increased by $69.1 million to $94.3 million in 1997 as compared to $25.2 million in the period from June 19, 1996 through December 31, 1996. The increase was primarily the result of the inclusion of $68.0 million of net sales for acquisitions not included for a comparable period of 1996. The remaining increase was primarily due to the Company's residential business and was generated by stabilized customer relationships, new customer additions and an improved product mix.

         Cost of Sales. Cost of sales increased to $74.3 million, or 78.8% of net sales, for the year ended December 31, 1997 from $19.0 million, or 75.4% of net sales, for the period from June 19, 1996 through December 31, 1996. The $55.3 million increase in cost of sales included $54.1 million from acquired companies not included for a comparable period of 1996 and $1.2 million in costs related to overall sales volume increases in the residential business.

         Gross Profit. Gross Profit for the year ended December 31, 1997 was $19.9 million, representing an increase of $13.7 million from the period from June 19, 1996 through December 31, 1996. Gross profit attributable to the inclusion of acquisitions not included in a comparable period of 1996 amounted to $14.0 million. This was offset by a slightly decreased margin for the companies owned in 1996. Gross profit as a percentage of sales decreased from 24.6% in the 1996 period to 21.2% in 1997. The decrease in the margin represents a combination of both a lower margin on the companies acquired in 1997 and a decline in the margin of the Company's commercial business.

         Selling, General, and Administrative Expenses. SG&A expenses increased $13.1 million to $17.2 million in 1997 as compared to $4.1 million in the period from June 19, 1996 through December 31, 1996. The increase between years was primarily the result of the inclusion of $10.5 million of costs of the acquired companies not included in a comparable period in 1996 and administrative costs related to the addition of a corporate headquarters and corporate management for 1997.

         Income from Operations. Income from operations increased $0.6 million from $2.2 million in the period from June 19, 1996 through December 31, 1996 to $2.8 million for 1997. The increase is primarily attributable to additional operating income of $3.5 million from the inclusion of acquired companies for a period not included in 1996 and offset by an increase in SG&A expenses of the Company over the comparable period of 1996.

         Interest Expense. Interest expense for the year ended December 31, 1997 and the period from June 19, 1996 through December 31, 1996 was $3.9 million and $0.8 million, respectively. The $3.1 million increase primarily reflects increased borrowings due to acquisitions and the Senior Notes issued in December 1997.

         Income Taxes. The Company recorded a tax benefit of $0.4 million at December 31, 1997 on a net loss before extraordinary items of $1.2 million, resulting in a tax benefit at an effective tax rate of 33.8%. The Company recorded taxes of $0.6 million in 1996 on its income of $1.4 million.

         Extraordinary Loss. In 1997, the Company recorded an extraordinary item, loss on extinguishment of debt of $0.5 million, net of related tax benefit of $0.3 million, relating to a prepayment penalty and deferred financing costs charged to expense on the retirement of existing debt with a portion of proceeds of the Notes.

         Net Income (Loss). The Company's consolidated net loss increased to $1.3 million in 1997 compared to net income of $0.8 million in the 1996 period. The factors cited above were responsible for the decreased profitability.

         The future operations of the Company will depend on a number of factors, including the successful integration of the acquired companies to take advantage of increased purchasing power, distribution capabilities and product lines; continued improvements in manufacturing processes, including greater vertical integration; establishment of company-wide management information systems; increased penetration of fast growing markets, both product (such as vinyl) and geographic; continued growth in the new home and replacement and remodeling markets; stability in raw material prices; continuation of key customer and distributor relationships; and other factors.



LIQUIDITY AND CAPITAL RESOURCES

         During the period from June 19, 1996 through December 31, 1996 and the years ended December 31, 1997 and 1998, the Company's principal sources of funds consisted of cash generated from operations and various financings. The Company financed the majority of its acquisitions through secured senior debt facilities and subordinated debt. In December 1997, the Company issued from the offering of $125,000,000 of 11.75% Senior Notes (the Notes), due 2007. The net proceeds of the Notes of approximately $118.5 million were used to extinguish existing debt, finance acquisitions, provide working capital and fund general corporate expenses.

         Approximately $33.8 million of the net proceeds of the Notes were used to repay indebtedness under existing debt agreements, including prepayment penalties. The weighted average interest rate of the indebtedness repaid on December 10, 1997 was 9.7%. In addition, the Company used approximately $47.8 million, $13.3 million and $15.9 million of the net proceeds to pay the cash portions of the purchase price for the acquisitions consummated on December 10, 1997, the acquisition of VinylSource in January 1998 and the acquisition of Weather-Seal in June, 1998, respectively. In June 1998, the Company secured a revolving credit facility of $25 million to complete the acquisition of Weather-Seal, fund working capital needs and finance future acquisitions. At December 31, 1998, the Company had $12.6 million available under this facility.

         The Company's principal liquidity requirements are for debt service requirements under the Notes, the note issued in connection with the Weather-Seal acquisition and revolving credit facility and for working capital needs and capital expenditures. The Company's annual debt service requirements, including capital lease obligations, increased from $6.4 million in 1997 to $16.7 million in 1998 due to the increased debt of the Company.

         Cash provided by operations was $5.3 million, $1.5 million and $6.5 million for the period from June 19, 1996 through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively. The increase in cash from operations in 1998 over the prior year reflects net decreases in the Company's working capital accounts. The Company's working capital requirements for inventory and accounts receivable are impacted by changes in raw material costs, the availability of raw materials, growth of the Company's business and seasonality. As a result, such requirements may fluctuate significantly.

         Capital expenditures for the period from June 19, 1996 through December 31, 1996 and for the years ended December 31, 1997 and 1998 were $0.4 million, $1.5 million and $7.9 million, respectively. Capital outlays included manufacturing equipment and computer software and hardware. Management expects that its capital expenditure program will continue at a sufficient level to support the strategic and operating needs of the Company's operating subsidiaries. This level of expenditure may be higher than historical levels. Future capital expenditures are expected to be funded from internally generated funds, leasing programs and the Company's current and future credit facilities.

         The Company made cash payments of $50.1 million relating to acquisitions in 1998. This compares to $52.9 million and $12.8 million in 1997 and 1996, respectively. In March 1998, the Company sold its Mallyclad division to a related party for $1.1 million.

         Cash payments on long term debt and capital lease obligations were $1.1 million for the period from June 19, 1996 through December 31, 1996 and $23.6 million and $0.9 million for the years ended December 31, 1997 and 1998, respectively. Net activity on the Company's lines of credit resulted in sources of cash of $12.4 million in 1998 and uses of cash of $5.9 million in 1997. The Company generated gross proceeds of $125.0 million from the issuance of the Notes in December 1997. In addition, the Company paid approximately $6.0 million in 1997 and an additional $2.0 million in 1998 in related fees and expenses associated with debt financing. The Company expects to pursue additional financing opportunities to fund its growth strategy.

         The Company believes that cash flow from operations, together with the revolving credit facility and other financing arrangements will be sufficient to permit the Company to meet its expected operating needs, planned capital expenditures and debt service requirements. However, there can be no assurance that sufficient funds will be available from operations or under future revolving credit or other borrowing arrangements to meet the Company's cash needs. Future acquisitions may require additional financing and there can be no assurance that such funds would be available on terms satisfactory to the Company, if at all. Furthermore, the Company is limited in obtaining future financing under the terms of the Notes. In addition, the Company's future operating performance and ability to meet its financial obligations will be subject to future economic conditions and to financial, business and other factors, many of which will be beyond the Company's control.

In August 1998, the Company entered into definitive agreements to acquire TSG Industries, Inc., Nu-Sash of Indianapolis, Jarar Window Systems, Inc. and RC Aluminum Industries, Inc. These Pending Acquisitions will be accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based on their estimated fair market values. The total purchase price of the Pending Acquisitions is estimated to be $47.4 million. The cash portion of this purchase price is estimated to approximate $41.9 million and is expected to be funded through a financing transaction.

SEASONALITY

         The Company's business is seasonal since its primary revenues are driven by residential construction. Inclement weather during the winter months, particularly in the northeast and midwest regions of the United States, usually reduces the level of building and remodeling activity in both the home improvement and new construction markets and, accordingly, has an adverse impact on the demand for fenestration products. Traditionally, the Company's lowest sales levels usually occur during the first and fourth quarters. The Company believes that its 1997 acquisitions in the southwestern and southeastern United States will minimize the risk to the Company for potentially unusual inclement weather conditions in the midwest and the northeast. Because a high percentage of the Company's manufacturing overhead and operating expenses are relatively fixed throughout the year, operating income has historically been lower in quarters with lower sales. Working capital requirements are usually at their highest level during the second and third quarters.

CYCLICALITY

         Demand in the fenestration industry is influenced by new home construction activity and the demand for replacement products. Trends in the housing sector directly impact the financial performance of the Company. Accordingly, the strength of the U.S. economy, the age of existing home stock, job growth, consumer confidence, consumer credit, interest rates and migration of the inter/intra U.S. population have a direct impact on the Company. Any declines in new housing starts and/or demand for replacement products may adversely impact the Company and there can be no assurance that any such adverse effects would not be material.

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

YEAR 2000

         Many existing computer programs use only two digits to identify to a year. These programs were designed and developed without considering the impact of the upcoming century change. Moreover, these programs often process financial and other data that, based on the programs' inability to distinguish between the Year 2000 and other century-end dates, could misreport or misinterpret and report resulting in significant errors. If not corrected, many computer applications could fail when processing data related to the Year 2000.

         The Company's analysis of the Year 2000 implications includes (i) the Company's information technology (IT) systems such as software, hardware, operating systems, voice and data communication, (ii) the Company's non-information technology (non-IT) systems or embedded technology such as microprocessors contained in various equipment, safety systems, facilities and utilities and (iii) the readiness of key third-party suppliers.

         The Company is continually assessing the impact of the Year 2000 issue and has or intends to modify portions of its hardware and software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company has reviewed and will continue to review each operating unit for the appropriate information system enhancements, with respect to both the Year 2000 issue as well as strategic systems upgrades. For acquired businesses, this assessment begins during the acquisition process as part of the company's due diligence analysis.

         The Company's Year 2000 program is being implemented in four phases.

         (1) Inventory - identification and validation of all systems both IT and non-IT that contain microprocessors and could be affected by the Year 2000. This process was started in May 1998 and the most significant systems are expected to be completed in early 1999.

         (2) Evaluation - This phase consisted of determining what systems were "mission critical" and have the potential for business disruption if lost, and what systems were Year 2000 compliant. This phase also consisted of key customer and supplier contact. Survey letters and Year 2000 strategy requests are being distributed to "mission critical" suppliers with over 60% of the Company's purchasing base targeted for contact. Once all of the survey responses are returned assessments will be made as to which suppliers are potentially "at risk". This information will be used during the development of a contingency plan for each business unit and is expected to be completed by mid-1999.

         (3) Remediation, Implementation and Testing - The Company is making modifications to those systems which have a Year 2000 issue. The remediation for these select systems is not significant to the overall operations of the Company. In addition to the Year 2000 compliance issue and to allow the Company to achieve its overall operating strategy, management intends to enhance information technology by implementing an enterprise resource planning (ERP) system for those operating units that require significant upgrades. Each operating unit that is targeted for this strategic upgrade was prioritized for implementation. This prioritized list of operating units was then segregated into multiple installation phases, with each implementation phase having a specific implementation timeline. The Company believes that the first phase of implementation, including Year 2000 remediation and testing, will be finished by September, 1999. The total cost of the ERP system is expected to be approximately $2.7 million. In addition to addressing the Year 2000 issue, this management information system is expected to provide additional benefits well beyond Year 2000 compliance including the enhancement of the Company's overall information technology capabilities. As a result of the new ERP installation, certain modules of the present systems are being modified as a precaution to the installation. The cost of this modification is not significant to the operations of the Company and is expected to be approximately $110,000.

         (4) Contingency planning - Contingency planning will be developed following receipt by the Company of its business partners' surveys and Year 2000 strategy requests. These plans may include, but are not limited to increases in inventory of finished-goods, raw material or both, backup regional suppliers and secondary trucking companies. The Company will undertake reasonable efforts to determine the readiness of its business partners; however, no assurance can be given to the validity or reliability of the information obtained.

         The Company believes the worst case scenario for suppliers would be that of some localized disruption of services could affect certain operating units for a short period. While the Company's contingency plan is still being formulated, management believes that the response will be flexible, real-time and responsive to specific problems as they arise at specific operations.

         The total incremental spending by AAPC relating to the Year 2000 issue is not expected to be material to the Company's operations, liquidity or capital resources. To date, AAPC has incurred approximately $80,000 during 1998 and estimates to expense an additional $200,000 during 1999 for the Year 2000 issues. The Company did not incur any expenditures related to the Year 2000 issue before 1998. This amount is exclusive of the Company's expenditures related to the aforementioned ERP system. These costs are also exclusive of any costs associated with any contingency plans. Implementation of the Company's Year 2000 program is an ongoing process. Consequently, the costs estimated above and completion dates for the various components of the plan are subject to change.

         Developments may occur that could affect the Company's estimates of the amount of time and costs necessary to modify and test its systems for Year 2000 compliance. These developments include, but are not limited to (i) the availability and cost of personnel trained in this area, (ii) the ability to locate and correct all relevant computer codes and equipment and (iii) the Year 2000 compliance success of key suppliers.

         While the Company believes its planning efforts are adequate to address its Year 2000 concerns, there is still the uncertainty about the broader scope of the Year 2000 issue as it may affect the Company and third parties that are critical to AAPC's operations. For example, the lack of readiness by electrical and water utilities, financial institutions, government agencies or other providers of general infrastructure could in some geographic areas pose impediments to our ability to carry on normal operations in the area or areas so affected.

         The Company believes that its on-going review is adequate to address its Year 2000 concerns and that the cost of its Year 2000 initiatives has not had, and is not expected to have, a material adverse effect on the Company's operating results or financial condition. However, there can be no assurance that the Company's systems nor the systems of other companies with whom the Company conducts business will be Year 2000 compliant prior to December 31, 1999 or that the failure of any such system will not have a material adverse effect on the Company's business, operating results and financial condition.

FORWARD LOOKING STATEMENTS

         With the exception of the historical information, the matters discussed herein may include forward-looking statements that involve risks and uncertainties. While forward-looking statements are sometimes presented with numerical specificity, they are based on a variety of assumptions made by management regarding future circumstances over which the Company has little or no control. A number of important factors, including those identified in this section as well as factors discussed elsewhere herein, could cause the Company's actual results to differ materially from forward-looking statements or financial information. Actual results may differ from forward-looking results for a number of reasons, including the following:

i) changes in economic conditions which include, but are not limited to, the potential instability of governments and legal systems in countries in which the Company conducts business, significant changes in currency values, recessionary environments and Year 2000 compliance issues relating to the Company's programs and external parties, including suppliers and customers;

ii) changes in customer demand as they affect sales and product mix which include, but are not limited to, the impact of trends related to remodeling and replacement markets and new housing starts;

iii) competitive factors which include, but are not limited to, changes in market penetration and the introduction of new products by existing and new competitors;

iv) changes in operating costs which include, but are not limited to, the effects of changes in the Company's manufacturing process, changes in costs associated with varying levels of operations, changes resulting from different levels of customer demand, the effect of unplanned work stoppages, changes in the costs of labor and benefits and the cost and availability of raw materials and energy;

v) the success of the Company's operating plan, including its ability to achieve the benefits from its ongoing continuous improvement and rationalization programs, its ability to find and integrate acquisitions into Company operations and the ability of recently acquired companies to achieve satisfactory operating results;

vi) unanticipated litigation, claims or assessments which includes, but is not limited to, claims or problems related to product warranty and environmental issues; and

vii) changes in worldwide financial markets to the extent they affect the Company's ability or costs to raise capital.

ITEM 7(a). QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         The Company's earnings are affected by changes in short term interest rates related to its line of credit facility and promissory note to former parent. If the market rates for short-term borrowings increased by 1%, the impact would be an interest expense increase of $0.2 million with the corresponding decrease of income before taxes of the same amount. The amount was determined by considering the impact of hypothetical interest rates on the Company's borrowing cost and year-end debt balances by category.

                         Report of Independent Auditors


The Board of Directors and Shareholders
American Architectural Products Corporation

We have audited the accompanying consolidated balance sheet of American Architectural Products Corporation as of December 31, 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements for the period June 19, 1996 (inception) through December 31, 1996, and for the year ended December 31, 1997 were audited by other auditors whose report dated February 26, 1998, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1998 consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Architectural Products Corporation at December 31, 1998, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                ERNST & YOUNG LLP

March 10, 1999
Akron, Ohio


                         AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                                 CONSOLIDATED BALANCE SHEETS



                                                                      DECEMBER 31
                                                                1997                1998
                                                            -------------       ------------
ASSETS
CURRENT ASSETS
   Cash and cash equivalents                                $ 40,132,000        $     88,000
   Accounts receivable, less allowance
     for doubtful accounts of $839,000 and $1,005,000         18,603,000          28,501,000
   Advances to affiliates                                        135,000                  --
   Inventories                                                21,458,000          32,587,000
   Prepaid expenses and other current assets                   1,620,000           1,078,000
                                                            ------------        ------------
TOTAL CURRENT ASSETS                                          81,948,000          62,254,000
                                                            ------------        ------------
PROPERTY AND EQUIPMENT
   Land and improvements                                       3,284,000           5,313,000
   Buildings and improvements                                 15,254,000          24,959,000
   Machinery, tools and equipment                             18,351,000          52,758,000
   Computers and office equipment                              4,611,000           8,026,000
                                                            ------------        ------------
                                                              41,500,000          91,056,000
   Less accumulated depreciation                              (3,552,000)        (10,503,000)
                                                            ------------        ------------
NET PROPERTY AND EQUIPMENT                                    37,948,000          80,553,000
                                                            ------------        ------------
OTHER
   Cost in excess of net assets acquired, net
     of accumulated amortization of $464,000
     and $1,860,000                                           29,847,000          31,362,000
   Deferred financing costs, net of accumulated
     amortization of $0 and $729,000                           5,985,000           6,485,000
   Other                                                       2,596,000           6,405,000
                                                            ------------        ------------
TOTAL OTHER ASSETS                                            38,428,000          44,252,000
                                                            ------------        ------------
                                                            $158,324,000        $187,059,000
                                                            ============        ============


          See accompanying notes to consolidated financial statements.


                         AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                           CONSOLIDATED BALANCE SHEETS (CONTINUED)



                                                                     DECEMBER 31
                                                              1997                 1998
                                                           ------------        ------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
   Revolving line-of-credit                                $         --        $ 12,447,000
   Accounts payable -- trade                                  9,352,000          17,394,000
   Payable to seller for purchase price adjustment                   --           1,972,000
   Accrued Expenses
     Compensation and related benefits                        3,522,000           5,604,000
     Current portion of warranty obligations                  1,992,000           2,804,000
     Other                                                    4,976,000           6,256,000
   Current portion of capital lease
     obligations                                                573,000             822,000
   Current maturities of long-term debt                          61,000                  --
                                                           ------------        ------------
TOTAL CURRENT LIABILITIES                                    20,476,000          47,299,000
Long-term debt, less current maturities                     125,114,000         132,500,000
Long-term capital lease obligations,
   less current portion                                         770,000             833,000
Accrued warranty obligations, less current portion            2,834,000           3,337,000
Other                                                         3,549,000           4,519,000
                                                           ------------        ------------
TOTAL LIABILITIES                                           152,743,000         188,488,000
                                                           ------------        ------------
STOCKHOLDERS' EQUITY (DEFICIT)
   Preferred stock,
     20,000,000 shares authorized; no shares
     outstanding                                                     --                  --
   Common stock, $.001 par, 100,000,000 shares
     authorized; 13,458,479 and 13,533,004
     shares outstanding                                          13,000              14,000
   Additional paid-in capital                                 6,311,000           8,144,000
   Retained earnings (deficit)                                 (743,000)         (9,587,000)
                                                           ------------        ------------
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)                          5,581,000          (1,429,000)
                                                           ------------        ------------
                                                           $158,324,000        $187,059,000
                                                           ============        ============


          See accompanying notes to consolidated financial statements.


                                 AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                                    CONSOLIDATED STATEMENTS OF OPERATIONS



                                                      FROM DATE
                                                    OF INCEPTION
                                                   (JUNE 19, 1996)
                                                         TO                        YEAR ENDED
                                                     DECEMBER 31,                  DECEMBER 31,
                                                        1996                 1997                 1998
                                                    -------------        -------------        -------------
Net Sales                                             $25,249,000          $94,252,000         $257,264,000
Cost of Sales                                          19,027,000           74,304,000          203,781,000
                                                      -----------          -----------         ------------
GROSS PROFIT                                            6,222,000           19,948,000           53,483,000
Selling Expense                                         1,909,000            6,849,000           22,519,000
Special - Non-cash Stock Compensation                          --               68,000            1,833,000
General and Administrative Expenses                     2,151,000           10,261,000           20,700,000
                                                      -----------          -----------         ------------
INCOME FROM OPERATIONS                                  2,162,000            2,770,000            8,431,000
                                                      -----------          -----------         ------------
Other Income (Expense)
   Interest expense                                      (756,000)          (3,928,000)         (16,677,000)
   Interest income                                             --                   --              700,000
   Special - Acquisition and Financing Costs                   --                   --           (1,087,000)
   Miscellaneous                                           (5,000)               3,000             (211,000)
                                                      -----------          -----------         ------------
Total Other Income (Expense)                             (761,000)          (3,925,000)         (17,275,000)
                                                      -----------          -----------         ------------
INCOME (LOSS) BEFORE INCOME TAXES AND
   EXTRAORDINARY ITEM                                   1,401,000           (1,155,000)          (8,844,000)
Income Taxes (Benefit)                                    640,000             (390,000)                  --
                                                      -----------          -----------         ------------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                   761,000             (765,000)          (8,844,000)
Extraordinary Item - Loss on extinguishment
   of debt, net of income tax benefit of $282,000              --             (494,000)                  --
                                                      -----------          -----------         ------------
NET INCOME (LOSS)                                     $   761,000          $(1,259,000)        $ (8,844,000)
                                                      ===========          ===========         ============
BASIC INCOME (LOSS) PER COMMON SHARE
   Income (loss) before extraordinary item            $       .10          $      (.06)        $       (.64)
   Extraordinary item                                          --                 (.04)                  --
                                                      ===========          ===========         ============
BASIC NET INCOME (LOSS) PER COMMON SHARE              $       .10          $      (.10)        $       (.64)
                                                      ===========          ===========         ============
DILUTED INCOME (LOSS) PER COMMON SHARE
   Income (loss) before extraordinary item            $       .09          $      (.06)        $       (.64)
   Extraordinary item                                          --                 (.04)                  --
                                                      ===========          ===========         ============
DILUTED NET INCOME (LOSS) PER COMMON SHARE            $       .09          $      (.10)        $       (.64)
                                                      ===========          ===========         ============



          See accompanying notes to consolidated financial statements.


                                        AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                FROM DATE OF INCEPTION (JUNE 19, 1996) TO DECEMBER 31, 1996
                                        AND YEARS ENDED DECEMBER 31, 1997 AND 1998




                                                      PREFERRED STOCK                       PREFERRED
                                                          SERIES A                           SERIES B
                                                          --------                           --------
                                                  SHARES             AMOUNT           SHARES          AMOUNT
                                                  ------             ------           ------          ------

Capital contribution in connection with
   acquisition of Mallyclad and Vyn-L                   --        $       --                --        $       --
Distribution to stockholder of Mallyclad                --                --                --                --
Issuance of common stock for cash                       --                --                --                --
Recapitalization                                 1,000,000             1,000                --                --
Issuance of shares in reverse acquisition               --                --                --                --
Net income for the period                               --                --                --                --
                                                ----------        ----------        ----------        ----------
Balance, December 31, 1996                       1,000,000             1,000                --                --
Conversion of preferred stock, Series A
   to common stock                              (1,000,000)           (1,000)               --                --
Issuance of shares to an officer                        --                --                --                --
Issuance of preferred stock, Series B                   --                --             4,250                --
Issuance of warrants to purchase common                 --                --                --                --
stock
Conversion of preferred stock, Series B
   to common stock                                      --                --            (4,250)               --
Issuance of common stock options in
exchange for services                                   --                --                --
Issuance of shares in connection with
   acquisitions                                         --                --                --                --
Discount on conversion of Series B
   Preferred, treated as dividends                      --                --                --                --
Net loss for the year                                   --                --                --                --
                                                ----------        ----------        ----------        ----------
Balance, December 31, 1997                              --                --                --                --
NON-CASH STOCK COMPENSATION                             --                --                --                --
CONVERSION OF OPTIONS AND WARRANTS
   TO COMMON STOCK                                      --                --                --                --
NET LOSS FOR THE YEAR                                   --                --                --                --
                                                ==========        ==========        ==========        ==========
BALANCE, DECEMBER 31, 1998                              --        $       --                --        $       --
                                                ==========        ==========        ==========        ==========

                                                                               ADDITIONAL        RETAINED           TOTAL
                                                      COMMON STOCK               PAID-IN         EARNINGS       STOCKHOLDERS'
                                                 SHARES          AMOUNT          CAPITAL         (DEFICIT)     EQUITY (DEFICIT)
                                                 ------          ------          -------         ---------     ----------------
Capital contribution in connection with
   acquisition of Mallyclad and Vyn-L                  --      $        --      $   77,000      $        --      $    77,000
Distribution to stockholder of Mallyclad               --               --              --         (170,000)        (170,000)
Issuance of common stock for cash                      10               --         605,000               --          605,000
Recapitalization                                      (10)              --          (1,000)              --               --
Issuance of shares in reverse acquisition       4,860,580            5,000       2,998,000               --        3,003,000
Net income for the period                              --               --              --          761,000          761,000
                                              -----------      -----------      ----------      -----------      -----------
Balance, December 31, 1996                      4,860,580            5,000       3,679,000          591,000        4,276,000
Conversion of preferred stock, Series A
   to common stock                              7,548,632            7,000          (6,000)              --               --
Issuance of shares to an officer                  171,842               --              --               --               --
Issuance of preferred stock, Series B                  --               --         500,000               --          500,000
Issuance of warrants to purchase common
stock                                                  --               --         121,000               --          121,000
Conversion of preferred stock, Series B
   to common stock                                108,810               --              --               --               --
Issuance of common stock options in
exchange for services                                  --               --          68,000               --           68,000
Issuance of shares in connection with
   acquisitions                                   768,615            1,000       1,949,000               --        1,950,000
Discount on conversion of Series B
   Preferred, treated as dividends                     --               --              --          (75,000)         (75,000)
Net loss for the year                                  --               --              --       (1,259,000)      (1,259,000)
                                              -----------      -----------      ----------      -----------      -----------
Balance, December 31, 1997                     13,458,479           13,000       6,311,000         (743,000)       5,581,000
NON-CASH STOCK COMPENSATION                            --               --       1,833,000               --        1,833,000
CONVERSION OF OPTIONS AND WARRANTS
   TO COMMON STOCK                                 74,525            1,000              --               --            1,000
NET LOSS FOR THE YEAR                                  --               --              --       (8,844,000)      (8,844,000)
                                              -----------      -----------      ----------      -----------      -----------
BALANCE, DECEMBER 31, 1998                     13,533,004      $    14,000      $ 8,144,000     $ (9,587,000)    $ (1,429,000)
                                              ===========      ===========      ===========     ============     ============



          See accompanying notes to consolidated financial statements.


                                 AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS




                                                            FROM DATE
                                                           OF INCEPTION
                                                          (JUNE 19, 1996)
                                                                TO                     YEAR ENDED
                                                           DECEMBER 31,                DECEMBER 31,
                                                               1996               1997              1998
                                                           ------------      ------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                          $    761,000      $ (1,259,000)     $ (8,844,000)
Adjustments to reconcile net income (loss)
   to net cash provided by operating activities
     Extraordinary loss on extinguishment debt                       --           416,000                --
     Depreciation                                               325,000         2,102,000         7,152,000
     Amortization                                               117,000           578,000         2,358,000
     (Gain) loss on sale of equipment                           (29,000)          (45,000)          308,000
     Special - loss on acquisition and financing costs               --                --         1,087,000
     Special - noncash stock compensation                            --            68,000         1,833,000
     Deferred income taxes                                      311,000          (672,000)               --
Changes in assets and liabilities
   Accounts receivable                                        1,771,000        (1,229,000)       (4,945,000)
   Advances to affiliates                                      (464,000)          329,000           135,000
   Inventories                                                 (793,000)        1,172,000         1,097,000
   Prepaid and other current assets                             (87,000)          100,000           526,000
   Other assets                                                  (7,000)            5,000          (861,000)
   Accounts payable                                           2,313,000        (1,904,000)        6,855,000
   Accrued expenses and other liabilities                     1,032,000         1,791,000          (163,000)
                                                           ------------      ------------      ------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                     5,250,000         1,452,000         6,538,000
                                                           ------------      ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from the sale of equipment                           98,000           131,000           853,000
   Purchase of property and equipment                          (429,000)       (1,548,000)       (7,946,000)
   Proceeds from the sale of business                                --                --         1,084,000
   Acquisitions of businesses, net of cash acquired         (12,781,000)      (52,900,000)      (50,087,000)
                                                           ------------      ------------      ------------
NET CASH USED IN INVESTING ACTIVITIES                       (13,112,000)      (54,317,000)      (56,096,000)
                                                           ------------      ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net borrowings (repayments) on revolving
     lines-of-credit                                          5,477,000        (5,937,000)       12,447,000
   Proceeds from long-term debt                               4,213,000       127,095,000                --
   Payments for debt issue costs                               (425,000)       (6,053,000)       (2,069,000)
   Payments on long-term debt and capital lease
     obligations                                             (1,121,000)      (23,568,000)         (864,000)
   Issuance of common and preferred
     stock and capital contributions                            682,000           496,000                --
                                                           ------------      ------------      ------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                     8,826,000        92,033,000         9,514,000
                                                           ------------      ------------      ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS            964,000        39,168,000       (40,044,000)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                       --           964,000        40,132,000
                                                           ------------      ------------      ------------
CASH AND CASH EQUIVALENTS, END OF PERIOD                   $    964,000      $ 40,132,000      $     88,000
                                                           ============      ============      ============



          See accompanying notes to consolidated financial statements.

                   AMERICAN ARCHITECTURAL PRODUCTS CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         Nature of Business and Basis of Presentation

         American Architectural Products Corporation (AAPC or the Company) is principally engaged in the business of manufacturing residential, commercial and architectural windows and doors through its wholly-owned subsidiaries, Eagle & Taylor Company (Eagle & Taylor - formerly known as American Architectural Products, Inc., AAP), Forte, Inc. (Forte), Western Insulated Glass, Co. (Western), Thermetic Glass, Inc. (Thermetic), Binnings Building Products, Inc. (Binnings), Danvid Window Company (Danvid), Modern Window Corporation (Modern), American Glassmith Corporation (American Glassmith), VinylSource, Inc. (VinylSource), Denver Window Corporation (Denver) and American Weather-Seal Company (Weather-Seal).

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

         On June 25, 1996, Eagle & Taylor's ultimate controlling stockholder acquired ownership of Mallyclad Corp. (Mallyclad) and Vyn-L Corporation (Vyn-L). On December 18, 1996, Mallyclad and Vyn-L were merged into Eagle & Taylor. The merger was considered to be a transaction among companies under common control and was accounted for at historical cost in a manner similar to a pooling of interests. Accordingly, the accounts of Mallyclad and Vyn-L are included in the consolidated financial statements from the June 25, 1996 acquisition date.

         Prior to December 18, 1996, Forte Computer Easy, Inc. (FCEI) had a single wholly-owned operating subsidiary, Forte, based in Youngstown, Ohio. Forte manufactures large contract commercial aluminum windows and security screen windows and doors. On December 18, 1996, pursuant to an Agreement and Plan of Reorganization dated October 25, 1996 between FCEI and AAP Holdings, Inc. (the Agreement), FCEI acquired all of the issued and outstanding shares of capital stock of Eagle & Taylor in exchange for 1,000,000 shares of Series A Convertible Preferred Stock of FCEI (the Series A Preferred). Under the terms of the Agreement and the Series A Preferred, AAP Holdings, Inc. obtained 60 percent of the voting control of FCEI. Although FCEI is the parent of Eagle & Taylor following the transaction, the transaction was accounted for as a recapitalization of Eagle & Taylor and a purchase by Eagle & Taylor of FCEI because the stockholders of Eagle & Taylor obtained a majority of the voting rights in FCEI as a result of the transaction (see Note 2). The 1996 consolidated financial statements include the accounts of Eagle & Taylor for the period from its inception (June 19, 1996), and the accounts of FCEI from December 18, 1996, the effective date of the acquisition.

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

         Fair Values of Financial Instruments

         The carrying amounts of accounts receivable, payables and accrued expenses approximate fair value because of the short maturity of these items. The carrying amounts of the revolving credit facility and the subordinated seller note approximate fair value as both bear interest at variable rates. The fair value of the senior notes approximated $95,000,000 at December 31, 1998, which was estimated based on quoted market prices.

         Revenue Recognition

         The Company operates in three industry segments: residential fenestration products, commercial fenestration products and extrusion products. Revenues from the residential and extrusion businesses are recorded upon the shipment of product to the customer. Revenues from the commercial business are recognized using the percentage-of-completion method of accounting in the proportion that costs bear to total estimated costs at completion. Revisions of estimated costs or potential contract losses are recognized in the period in which they are determined. Costs in excess of billings, billings in excess of costs and retainages recorded were not material as of December 31, 1997 and 1998.

         Cash Equivalents

         Cash equivalents are highly liquid investments with original maturity of three months or less when purchased.

         Concentrations of Credit Risk

         Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of trade accounts receivable.

         The Company is principally engaged in the business of manufacturing residential and commercial windows and doors. Therefore, its customer base is concentrated in the construction business. Concentrations of credit risk with respect to trade accounts receivable are limited due to the large number of customers and their dispersion across many geographic areas. The Company grants credit to customers based on an evaluation of their financial condition and generally does not require collateral. Provisions for losses from credit sales have been recognized in the financial statements.

         Bargaining Agreements

         At December 31, 1998, approximately 200 of the Company's 2,800 employees are covered under collective bargaining agreements that expire in March 2000, January 2002 and February 2002. At December 31, 1998 an additional 180 of the Company's union employees were currently operating without a collective bargaining agreement.

         Inventories

         Inventories are stated at the lower of cost, determined by the first-in, first-out method, or market.

         Property and Equipment

         Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the following estimated useful lives in years:

         Buildings and improvements                           20-25
         Machinery and equipment                               7-10
         Computers and office equipment                         3-7
         Tools, dies and fixtures                               3-7

         Expenditures for renewals and betterments are capitalized. Expenditures for maintenance and repairs are charged against income as incurred. Leased property meeting certain criteria is capitalized and the present value of the related lease payments is recorded as a liability. Amortization of capitalized leased assets is computed on the straight-line method over the term of the lease, which approximates the useful life of the underlying asset, and is included with depreciation expense.

         Long-Lived Assets

         The Company reviews the carrying values of its long-lived assets for possible impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. No such impairments have been identified.

         Costs in Excess of Net Assets Acquired

         Costs in excess of net assets acquired is being amortized over 25 years using the straight-line method. The Company evaluates the realizability of costs in excess of net assets acquired based on the undiscounted cash flows of the applicable business acquired over the remaining amortization period. The Company's carrying value is reduced to fair value if the review indicates that costs in excess of net assets acquired is not recoverable. No such impairments have been identified.

         Deferred Financing Costs

         Costs to obtain financing have been capitalized and are being amortized using the straight-line method over the term of the underlying debt, ranging from three to ten years.

         Warranty Obligations

         Certain of the Company's subsidiaries sell their products with limited warranties generally ranging from one to ten years. Accrued warranty obligations are estimated based on claims experience and levels of production. Warranty obligations estimated to be satisfied within one year are classified as current liabilities in the accompanying consolidated balance sheets.

         Income Taxes

         The income tax provision is computed using the liability method. Deferred taxes are recorded for the expected future tax consequences of temporary differences between the financial reporting and the tax bases of the Company's assets and liabilities.

         Advertising

         The cost of advertising is charged against income as incurred. Advertising expense was $263,000 for the period from inception to December 31, 1996 and $948,000 and $1,931,000 for the years ended December 31, 1997 and 1998, respectively.

         Comprehensive Income

         On January 1, 1998, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income (SFAS No.
130), which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. The adoption of SFAS No. 130 had no impact on the Company since the only form of comprehensive income the Company has is net income.

         Segment Reporting

         Effective January 1, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS No. 131 establishes standards for reporting by a public business enterprise of selected information about operating segments in its annual and interim financial statements and its products and services, geographic areas and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position, but did affect the disclosure of segment information (see Note 13).

         Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. This Statement is effective for years beginning after June 15, 1999. Because of the Company's minimal use of derivative instruments or hedging activities, management does not anticipate the adoption of the new Statement will have a significant effect on the results of operations or the financial position of the Company.

         Reclassifications

         Certain amounts reported in the 1997 financial statements have been reclassified to conform with the 1998 presentation.

2.       RECAPITALIZATION, ACQUISITIONS AND DIVESTITURE

         Recapitalization and Acquisition of FCEI

         Effective December 18, 1996, FCEI acquired the stock of Eagle & Taylor in a reverse acquisition in which Eagle & Taylor's stockholders acquired voting control of FCEI. The acquisition was accomplished through the exchange of stock in which FCEI exchanged 1,000,000 shares of Series A Preferred and options to purchase 879,834 shares of FCEI common stock for 100% of the outstanding stock of Eagle & Taylor. Upon completing the transaction, the stockholders of Eagle & Taylor controlled 60% of the voting rights of the combined Company.

         For financial reporting purposes, Eagle & Taylor is deemed to be the acquiring entity. The merger has been reflected in the accompanying consolidated financial statements as the recapitalization of Eagle & Taylor as discussed above, and reflects Eagle & Taylor as having issued 4,860,580 shares of common stock, committed itself to issue an additional 171,842 shares of common stock and to have issued 586,556 stock options to FCEI stockholders (see Note 9). The estimated fair value assigned to the securities issued was $3,003,000, which was determined based on the estimated fair value of the securities of Eagle & Taylor which were obtained by FCEI stockholders in the reverse acquisition, an assessment of the trading prices of FCEI stock preceding the reverse acquisition and the appraised value of the FCEI assets acquired.

         The acquisition was accounted for as a purchase, and accordingly, the consideration of $3,100,000, including transaction costs, was allocated to the FCEI net assets acquired based on estimated fair market values including current assets of $1,871,000, property and equipment of $7,516,000, long-term debt of $4,030,000 and current liabilities of $2,257,000. The results of FCEI's operations are included in the accompanying consolidated financial statements from the date of acquisition.

         Acquisition of Eagle and Taylor

         In August 1996, AAP acquired the stock and certain assets and liabilities of Eagle and Taylor. Eagle is based in Dubuque, Iowa and manufactures and distributes aluminum clad and all wood windows and doors. Taylor is based in West Branch, Michigan and manufactures entry and garage doors. The acquisition was accounted for as a purchase. The purchase price approximated $22,202,000 and was allocated to the net assets acquired based on estimated fair values including current assets of $17,089,000, property and equipment of $6,805,000, accrued warranty obligations of $4,600,000, and current and other liabilities of $4,362,000. Cost in excess of net assets acquired of $6,550,000 was recorded and is being amortized over 25 years. The results of Eagle and Taylor operations are included in the accompanying consolidated financial statements from the acquisition date.

         Acquisition of Mallyclad and VYN-L

         The June 1996 acquisition of Mallyclad and Vyn-L was accounted for as a purchase. Mallyclad and Vyn-L are based in Madison Heights, Michigan and process and manufacture vinyl clad steel and aluminum coils and cut-to-length sheets. The purchase price approximated $1,009,000 and was allocated to net assets acquired based on estimated fair values including current assets of $900,000, property and equipment of $205,000, other assets of $170,000, and current liabilities of $266,000. The accounts of Mallyclad and Vyn-L are included in the accompanying consolidated financial statements from the acquisition date.

         Acquisition of Western

         In March 1997, the Company acquired all of the stock of Western. Western is based in Phoenix, Arizona and manufactures custom residential aluminum windows and doors. The acquisition was accounted for as a purchase. The purchase price approximated $2,400,000 and was allocated to net assets acquired based on estimated fair values including current assets of $1,976,000, property and equipment of $961,000, and current liabilities of $735,000. Costs in excess of net assets acquired of $198,000 was recorded and is being amortized over 25 years. The accounts of Western are included in the accompanying consolidated financial statements from the acquisition date.

         Acquisition of Thermetic

         In July 1997, the Company acquired all of the stock of Thermetic, a Toluca, Illinois manufacturer of residential vinyl windows. The acquisition was accounted for as a purchase. The purchase price approximated $4,500,000 and was allocated to net assets acquired based on estimated fair values including current assets of $1,700,000, property and equipment of $2,100,000, current liabilities of $1,400,000 and long-term liabilities of $2,100,000. Costs in excess of net assets acquired of $4,200,000 was recorded and is being amortized over 25 years. The accounts of Thermetic are included in the accompanying consolidated financial statements from the acquisition date.

         In connection with this acquisition, the Company issued 384,000 shares of its common stock and committed itself to issue an aggregate number of additional shares of common stock eighteen months after closing having a market value of $1,000,000 when issued.

         Acquisitions of Binnings, Danvid, American Glassmith and Modern

         In December 1997, the Company acquired all of the outstanding stock of Binnings, and substantially all of the assets of Danvid, American Glassmith, and Modern, collectively the "Acquisitions." Binnings, located in Lexington, North Carolina, manufactures residential vinyl windows and aluminum windows and storm doors. Danvid, located in Carrollton, Texas, manufacturers and installs residential aluminum windows and doors and vinyl windows. American Glassmith, located in Columbus, Ohio, manufactures decorative glass lites and laminated glass. Modern, located in Oak Park, Michigan, manufactures residential vinyl windows and doors. Each of these acquisitions was accounted for as a purchase. The purchase prices and allocation of these purchase prices are as follows:

                                                                          MODERN &
                                                                          AMERICAN
                                          BINNINGS          DANVID        GLASSMITH
                                          --------          ------        ---------
PURCHASE PRICE                           $26,934,000     $19,375,000      $5,630,000
                                         ===========     ===========      ==========
ALLOCATION
   Current assets                        $12,846,000     $ 5,343,000      $2,526,000
   Property and equipment                 14,569,000       1,949,000       2,765,000
   Other assets                              157,000       2,151,000          50,000
   Current liabilities                     4,498,000       3,048,000         907,000
   Long-term liabilities                   1,313,000       2,151,000         342,000
                                         -----------     -----------      ----------
NET ASSETS ACQUIRED                      $21,761,000     $ 4,244,000      $4,092,000
                                         ===========     ===========      ==========
EXCESS OF PURCHASE PRICE OVER
   FAIR VALUE OF NET ASSETS ACQUIRED     $ 5,173,000     $15,131,000     $ 1,538,000
                                         ===========     ===========     ===========

         The accounts of the Acquisitions were included in the Company's consolidated financial statements from the acquisition date. The Acquisitions were financed primarily with a portion of the proceeds from the issuance of $125,000,000 of 11 3/4% Senior Notes due on December 1, 2007 (see Note 5).

         Acquisition of VinylSource

         In January 1998, the Company acquired, for cash, substantially all of the assets of the vinyl division of Easco Corporation, an Austintown, Ohio manufacturer of vinyl extrusions for the fenestration industry. The Company operates the facility through its wholly-owned subsidiary VinylSource. The purchase price approximated $13,420,000 and was allocated to net assets acquired based on estimated fair market values including current assets of $4,654,000, property and equipment of $9,762,000, other assets of $111,000 and current liabilities of $1,107,000. The accounts of VinylSource are included in the Company's consolidated financial statements from the acquisition date.

         Divestiture of Mallyclad

         In March 1998, the Company sold Mallyclad, a division of Eagle & Taylor, to a related party for approximately $1,100,000. The Company sold this division, at its approximate basis and, therefore, recognized no gain or loss on the transaction.

         Acquisitions of Blackhawk & Denver

         In January and April 1998, respectively, the Company acquired, for cash, substantially all of the assets of Blackhawk and Denver. The acquisitions were accounted for as purchases. The purchase prices approximated $621,000 and were allocated to net assets acquired based on estimated fair values including current assets of $355,000, property and equipment of $211,000 and current liabilities of $242,000. Costs in excess of net assets acquired of $297,000 was recorded and is being amortized over 25 years. The accounts of Blackhawk and Denver are included in the Company's consolidated financial statements from the acquisition dates.

         Acquisition of American Weather-Seal

         In June 1998, the Company acquired substantially all of the assets of the Weather-Seal division of Louisiana-Pacific Corporation. The acquisition was accounted for as a purchase with the purchase price of $40,800,000 allocated to net assets acquired based on estimated fair market values including current assets of $13,800,000, property and equipment of $31,400,000, current liabilities of $3,500,000 and long-term liability of $900,000. The acquisition was financed with $16,600,000 in borrowings from the Company's line-of-credit facility, $7,500,000 in a subordinated seller note and the remainder with cash. The accounts of Weather-Seal are included in the Company's consolidated financial statements from the acquisition date.

         Certain of the Company's purchase price allocations are preliminary, principally with respect to the finalization of working capital adjustments pursuant to the purchase agreements and the allocations of fair values to property and equipment acquired based on final appraisals.

         Pro Forma Financial Information

         The following unaudited pro forma information has been prepared assuming that the acquisitions of Western, Thermetic, Binnings, Danvid, American Glassmith, Modern, VinylSource, Denver and Weather-Seal (collectively, the Completed Acquisitions) and the divestiture of Mallyclad had occurred on the first day of the respective years. The pro forma information includes adjustments for interest expense relating to the $125,000,000 11 3/4% Senior Notes due December, 2007 and other financing associated with the above noted acquisitions, as well as, adjustments to selling, general and administrative expenses for decreases in compensation expense for certain officers and members of Board of Directors of the Completed Acquisitions, adjustments to depreciation expense based on the estimated fair market value of the property and equipment acquired, amortization of cost in excess of net assets acquired arising from the acquisitions, and adjustments for income taxes. The pro-forma results of operations are not indicative of the actual results of operations that would have occurred had the acquisitions been made on the dates indicated or the results that may be obtained in the future.

                                                                                             YEAR ENDED
                                                                                            DECEMBER 31,
                                                                                      1997              1998
                                                                                 --------------    --------------
                                                                                      (IN THOUSANDS, EXCEPT PER
                                                                                             SHARE DATA)
Net sales                                                                        $259,943,000     $279,727,000
Income from operations                                                              7,527,000        6,006,000
Loss before taxes and extraordinary items                                          (9,863,000)     (12,869,000)
Loss before extraordinary items                                                    (9,223,000)     (12,869,000)
Net loss                                                                           (9,717,000)     (12,869,000)
Basic and diluted net loss per common share, before extraordinary items                  (.68)            (.93)
Basic and diluted net loss per common share                                              (.72)            (.93)


         Pending Acquisitions

         In August 1998, the Company entered into definitive agreements to acquire TSG Industries, Inc., Nu-Sash of Indianapolis, Jarar Window Systems, Inc. and RC Aluminum Industries, Inc. These acquisitions (collectively, the Pending Acquisitions) will be accounted for as purchases with the purchase prices allocated among the assets acquired and liabilities assumed based on their estimated fair market values.

         The total purchase price of the Pending Acquisitions is estimated to be $47.4 million. The cash portion of this purchase price is estimated to approximate $41.9 million and is expected to be funded through a financing transaction. Other assets include $3,250,000 of deposits made toward the purchase of two of the Company's targeted acquisitions.

         In connection with certain of the Pending Acquisitions, the Company has agreed to make contingent payments, if earned, to former owners over periods up to 5 years based on their respective acquisition agreements. Amounts earned under the terms of the agreements will be recorded as additional goodwill and amortized over the remaining amortization period.

3.       INVENTORIES:

         Inventories consisted of the following:

                                                       DECEMBER 31,
                                                  1997              1998
                                               -----------      -----------

   Raw materials                               $12,980,000      $17,368,000
   Work-in-process                               3,071,000        3,495,000
   Finished goods                                5,407,000       11,724,000
                                               -----------      -----------
                                               $21,458,000      $32,587,000
                                               ===========      ===========


4.       REVOLVING LINE-OF-CREDIT:

         In June 1998, the Company secured a revolving credit facility of up to $25 million. The facility has a three year term, is secured by substantially all of the assets of the Company and bears interest based on the Company's election of either a LIBOR based rate or an alternative rate based on the bank's rate in effect. In addition, the bank charges a 3/8% commitment fee on the unused portion of the revolving credit facility. The level of revolving loans is limited by the provisions of the agreement to a percentage of eligible accounts receivable and inventories. At December 31, 1998, the Company had $12.6 million available under the facility, which has certain restrictive covenants, the most significant of which pertain to fixed charge coverage and minimum net worth. The interest rate charged on borrowings was 8.0% at December 31, 1998.

5.       LONG-TERM DEBT:

         Long-term debt consists of the following:


                                                                      DECEMBER 31,
                                                                1997               1998
                                                             ------------        -----------

   11-3/4% senior notes, due 2007                            $125,000,000        $125,000,000
   Subordinated unsecured promissory note to
     former parent of acquired business, extended
     in February 1999 to be due January 1, 2000
     with interest payable semi-annually at LIBOR
     plus 1.5% to 4.5% (6.6% at December 31, 1998
     based on LIBOR plus 1.5%)                                         --           7,500,000
   Other                                                          175,000                  --
                                                             ------------        ------------
                                                              125,175,000         132,500,000
   Less current portion                                            61,000                  --
                                                             ------------        ------------
                                                             $125,114,000        $132,500,000
                                                             ============        ============


         In December 1997, the Company issued $125,000,000 of 11 3/4% Senior Notes (the "Notes"). The Notes are senior unsecured obligations of the Company and will mature on December 1, 2007. Interest on the Notes is payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1998. The Notes are unconditionally guaranteed by each of the Company's subsidiaries and by each subsidiary acquired thereafter.

         Except as set forth below, the Company may not redeem the Notes prior to December 1, 2002. On or after December 1, 2002, the Company may redeem the Notes, in whole or in part, at any time, at redemption prices declining from 105% of the principal amount in 2002 to 100% of the principal amount in 2005 and thereafter, together with accrued and unpaid interest, if any, to the date of redemption. In addition, at any time prior to December 1, 2000, the Company may use the cash proceeds of one or more public equity offerings, subject to certain requirements, to redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 110% of the principal amount to be redeemed, together with accrued and unpaid interest.

         The provisions of the Notes limit the Company and its subsidiaries from incurring additional indebtedness unless the Company meets certain consolidated coverage ratios as defined in the Notes. Notwithstanding this restriction, the Company was permitted to incur secured indebtedness of $25 million (See Note 4). Other covenants of the Notes include, but are not limited to, limitations on restricted payments, as defined, such as payment of dividends, repurchase of the Company's capital stock, redemption of subordinated obligations, certain investments, in addition to limitations on sale/leaseback transactions, affiliate transactions and mergers or consolidations.

         The approximate maturities of long-term debt are as follows: 1999 -- $0; 2000 -- $7,500,000; 2001 -- $0; 2002 -- $0, 2003 -- $0 and thereafter
-$125,000,000.

         In connection with the repayment of existing indebtedness from the proceeds of the Notes in 1997, the Company recognized as expense deferred financing costs related to the existing indebtedness and incurred a prepayment penalty resulting in an extraordinary loss of $494,000 ($.04 per share), net of related income tax benefits of $282,000.

6.       COMMITMENTS AND CONTINGENCIES:

         Lease Commitments

         Certain leased assets are capitalized and consist of computer equipment and delivery equipment with a cost of $1,931,000 and $2,818,000 at December 31, 1997 and 1998, respectively. Accumulated amortization related to these leased assets was $388,000 and $852,000 at December 31, 1997 and 1998, respectively.

         The Company also leases buildings and equipment under operating leases.

         At December 31, 1998, the future minimum lease payments under operating and capital leases are as follows:

                                                OPERATING        CAPITAL
                                                  LEASES          LEASES
                                               -----------      ----------

   1999                                        $ 2,963,000      $  984,000
   2000                                          2,039,000         525,000
   2001                                          1,911,000         409,000
   2002                                          1,666,000           6,000
   2003                                          1,345,000              --
   Thereafter                                      172,000              --
                                               -----------      ----------
     Total                                     $10,096,000       1,924,000
                                               ===========
   Less amount representing interest                               269,000
                                                                ----------
   Net present value                                             1,655,000
   Less current portion                                            822,000
                                                                ----------
   Long-Term Capital Lease Obligations                          $  833,000
                                                                ==========

         Rental expense incurred for operating leases was $217,000, $844,000 and $2,848,000, for the period from inception to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

         Litigation

         The Company is involved from time to time in litigation arising in the ordinary course of business, none of which is currently expected to have a material effect on its business, results of operations or financial condition.

7.       BENEFIT PLANS:

         All eligible nonunion employees of the Company participate in 401(k) plans which include provisions for Company matching contributions. Additionally, union employees at a subsidiary participate in a multiemployer pension plan into which that subsidiary contributes $0.22 per hour worked. Expenses incurred relating to these plans were $89,000, $399,000 and $2,263,000 for the period from inception to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

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

         Series B Preferred Stock

         In 1997, the Company received proceeds of $425,000 from the private placement of 4,250 shares of Series B Cumulative Redeemable Convertible Preferred Stock (the Series B Preferred). The Series B Preferred accrues cumulative dividends at the annual rate of $8.00 per share commencing July 1, 1998, payable either in cash or common stock at the election of the Company. Each share of Series B Preferred is convertible, at the option of the holder, into shares of common stock. The redemption price of $100 per share of Series B Preferred plus any cumulative unpaid dividends can be used to purchase shares of common stock at market value. However, a discount from the quoted market price of common stock was applicable for holders exercising conversion rights prior to August 31, 1997 and the discounts are accounted for as dividends to the holders. During 1997, all of the Series B preferred shares issued were converted to common stock.

         The Series B Preferred is voting preferred stock and each share of Series B Preferred Stock entitles the holder to one vote. The Series B Preferred will be entitled to vote as a separate class with respect to all matters that would adversely affect the powers, preferences or rights of Series B Preferred Stock.

         Stock Warrants

         In April and June 1997, the Company issued promissory notes with detachable stock warrants to accredited investors for proceeds totaling $450,000. The warrants, which were to expire in one year, granted the note holders the right to purchase 128,571 shares of the Company's common stock at $3.50 per share. The fair value attributable to these warrants has been recognized as additional paid in capital and the resulting discount was amortized over the term of the notes which ended in December 1997. Furthermore, in connection with an additional series of financing transactions, the Company issued warrants to purchase 27,926 shares of common stock at an exercise price of $3.50 per share, expiring on September 1, 1998. In 1998, the expiration date of those warrants not yet exercised was extended until January 15, 2000. Non-cash stock compensation expense of $128,000 was recorded by the Company in 1998 relating to the extension of these warrants. Warrants to purchase 71,428 shares of common stock were exercised in 1998. At December 31, 1998, warrants to purchase 85,069 shares of common stock remain exercisable.

9.       STOCK OPTIONS:

         As part of the consideration paid in the acquisition of FCEI in December 1996, the Company is deemed to have issued to certain FCEI stockholders options to purchase an aggregate of 586,556 shares of the Company's common stock at prices ranging from $2.50 to $5.00 per share (FCEI Options). The FCEI Options were deemed to have been issued in exchange for previously outstanding options granted under the FCEI Employee Incentive Stock Option Plan.

         As part of the recapitalization of Eagle & Taylor that occurred in connection with the acquisition of FCEI (see Note 2), AAP Holdings, Inc. received options to purchase 879,834 shares of common stock of the Company (AAPH Options). The AAPH Options are equivalent to 1.5 times the number of shares of the Company's common stock subject to the 586,556 FCEI Options. The AAPH Options are identical in price and exercise terms to the FCEI Options and are exercisable only to the extent that the FCEI Options are exercised.

         At December 31, 1998, 471,770 FCEI Options and 707,655 AAPH Options were outstanding. These exercisable options have an option price of $3.75. In 1998, the expiration date of these options was extended until January 2000. Non-cash stock compensation expense of $1,474,000 was recorded by the Company in 1998 relating to the extension of these options.



         In 1996, the Company adopted the American Architectural Products Corporation Stock Option Plan (the Plan) whereby 10,000,000 shares of the Company's common stock have been authorized for issuance under the Plan. Shares of common stock have been made available for grant to directors, officers, key employees and certain non-employees at the discretion of the Board of Directors. The exercise price of stock options granted to employees and non-employee directors equals the market price or 110% of the market price of the Company's common stock at the date of grant. The stock options issued to employees have a ten year term and vest in 20% increments over five years. Stock options issued to non-employee directors have a ten year term and vest within one year.

         Certain options have been granted to non-employees based on negotiated terms. Stock options issued to non-employees are recorded at fair value with a related charge against income.

         A summary of activity related to stock options for the Company's plan from the date of inception to December 31, 1996 and for the years ended December 31, 1997 and 1998 is as follows:

                                       1996                           1997                         1998 (a)
                             --------------------------    ---------------------------    ---------------------------
                                            Weighted                       Weighted                         WEIGHTED
                                             Average                        Average                         AVERAGE
                                            Exercise                       Exercise                         EXERCISE
                              Options         Price         Options          Price          OPTIONS          PRICE
                              -------         -----         -------          -----          -------          -----
Outstanding, beginning
   of the period                   --          $  --          6,000          $4.69          540,000          $4.08 (a)
Granted                         6,000            4.69       534,000           5.31        1,012,500           3.78
Forfeited                          --             --             --            --          (147,500)          2.86
                                -----          ------       -------          -----        ---------          -----
Outstanding, end
of the period                   6,000          $ 4.69       540,000          $5.30        1,405,000          $3.99
                                =====          ======       =======          =====        =========          =====


(a) The weighted-average exercise price of the options outstanding at the beginning of the year reflects the repricing of options to purchase 309,000 shares of common stock from a weighted-average price of $5.81 to $3.68.


         The weighted-average remaining contractual life on options outstanding is 8.3 years. Options to purchase 279,000 shares are currently exercisable with a weighted-average exercise price of $4.77 per share.

         The Company applies the intrinsic value method in accounting for its stock options issued to employees. Accordingly, no compensation cost has been recognized for stock options issued to employees. The following table sets forth the Company's net income (loss) and net income (loss) available per common share on a pro forma basis had compensation expense for the Company's stock options issued to employees been determined based on the fair value using the Black-Scholes model at the grant dates:

                                                                 FROM DATE
                                                               OF INCEPTION
                                                              (JUNE 19, 1996)
                                                                    TO                         YEAR ENDED
                                                               DECEMBER 31,                   DECEMBER 31,
                                                                   1996                 1997                1998
                                                             ------------------    ----------------    ---------------
NET INCOME (LOSS)
   As reported                                               $        761,000      $  (1,259,000)      $   (8,844,000)
   Pro forma                                                 $        761,000      $  (1,329,000)      $   (9,101,000)
BASIC NET INCOME (LOSS) PER COMMON SHARE
   As reported                                                    $      .10           $    (.10)               $(.64)
   Pro forma                                                      $      .10           $    (.10)               $(.66)
DILUTED NET INCOME (LOSS) PER COMMON SHARE
   As reported                                                    $      .09           $    (.10)               $(.64)
   Pro forma                                                      $      .09           $    (.10)               $(.66)


         The fair value for these stock options was estimated at the dates of grant using a Black-Scholes option pricing model with the following weighted -- average assumptions: a risk-free interest rate of 6.5%, a dividend yield percentage of 0%, common stock volatility of 0.35 and an expected life of the options of 5 years.



         The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

         The weighted-average fair value of the options granted during the periods ended December 31, 1996, 1997 and 1998 were $1.97, $1.87 and $1.57, respectively.

         Collectively, 2,657,000 shares of common stock are reserved at December 31, 1998 for granting of awards under the Company's stock option plans and warrant agreements.

10.      INCOME TAXES:

         The provision for income taxes (income tax benefit) for the period from the date of inception to December 31, 1996 and for the years ended December 31, 1997 and 1998 consists of the following:

                  FROM DATE OF
                  INCEPTION TO               YEAR ENDED
                  DECEMBER 31,               DECEMBER 31,
                     1996               1997              1998
                  ---------         -----------         ------------

CURRENT
   Federal        $ 269,000           $      --         $         --
   State             60,000                  --                   --
                  ---------           ---------         ------------
                    329,000                  --                   --
DEFERRED            311,000            (390,000)                  --
                  ---------           ---------         ------------
                  $ 640,000           $(390,000)        $         --
                  =========           =========         ============

         Significant components of deferred tax assets and liabilities as of December 31, 1997 and 1998 are as follows:

                                                           DECEMBER 31,
                                                    1997               1998
                                                 ----------         -----------

DEFERRED TAX ASSETS
   Net operating loss carryforwards              $3,940,000         $ 5,686,000
   Allowance for doubtful accounts                  280,000             325,000
   Accrued warranty obligations                   1,660,000           2,018,000
   Accrued postretirement benefits                  150,000             153,000
   Other accruals                                   730,000           1,741,000
   Other                                            170,000             661,000
                                                 ----------         -----------
                                                  6,930,000          10,584,000
                                                 ----------         -----------
DEFERRED TAX LIABILITIES
   Depreciation                                   6,220,000           7,194,000
   Other                                            480,000             586,000
                                                 ----------         -----------
                                                  6,700,000           7,780,000
                                                 ----------         -----------
NET DEFERRED TAX ASSETS                             230,000           2,804,000
VALUATION ALLOWANCE FOR DEFERRED TAX ASSETS        (230,000)         (2,804,000)
                                                 ----------         -----------
NET DEFERRED TAXES                               $       --         $        --
                                                 ==========         ===========

         In recording certain acquisitions, the Company established a valuation allowance against the entire net deferred tax assets acquired, based on uncertainties surrounding the expected realization of these assets. In 1996 and 1997, the Company reversed the valuation allowances by $311,000 and $685,000, respectively, and accordingly reduced costs in excess of net assets acquired.



         The actual income tax expense (income tax benefit) attributable to earnings (loss) for the period from inception to December 31, 1996 and for the years ended December 31, 1997 and 1998 differed from the amounts computed by applying the U.S. federal tax rate of 34 percent to pretax earnings as a result of the following:


                                                              FROM DATE OF
                                                              INCEPTION TO               YEAR ENDED
                                                              DECEMBER 31                DECEMBER 31
                                                                 1996               1997            1998
                                                              ---------------------------------------------
Tax at U.S. federal statutory rate                             $470,000          $(390,000)     $(3,418,000)
Expenses not deductible for tax purposes                         40,000            240,000          836,000
Valuation allowance adjustment                                  100,000           (240,000)       2,582,000

State income taxes, net of federal income tax benefit            40,000                 --               --
Other                                                           (10,000)                --               --
                                                               --------          ---------      -----------
PROVISION (BENEFIT) FOR INCOME TAXES                           $640,000          $(390,000)     $        --
                                                               ========          =========      ===========

         At December 31, 1998, the Company and its subsidiaries had net operating loss carryforwards of approximately $20,428,000 for income tax purposes which expire between 1999 and 2019. Due to changes in ownership, utilization of approximately $14,142,000 of the net operating loss carryforwards is limited to approximately $550,000 per year. The remaining $6,286,000 may be utilized without limitation. A valuation allowance has been established against the Company's net deferred tax assets due to uncertainty relating to their realization.

11.      RELATED PARTY TRANSACTIONS:

         The Company paid management fees to its majority stockholder of approximately $120,000, $250,000 and $85,000 for the period from inception to December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively. Additionally, the Company paid its majority stockholder $835,000 and $590,000 for acquisition services and $571,000 and $260,000 for other transaction services in 1997 and 1998, respectively. In 1997 and 1998, the Company paid $450,000 and $530,000, respectively, to a Company affiliated with its majority shareholder and an officer for air charter services.

         In January 1998, the Company purchased for approximately $400,000 substantially all of the assets of Blackhawk (See Note 2), which was owned in part, by an officer of the Company.

         In March 1998, the Company sold Mallyclad, a division of Eagle & Taylor Company, to a company controlled by its majority shareholder for approximately $1.1 million. The Company sold this division at its basis, therefore, no gain or loss was recognized on this transaction.

         In October 1998, the Company entered into an operating lease with a company controlled by its majority shareholder. Amounts paid under this lease were $75,000 for the year ended December 31, 1998. The Company is committed to future minimum lease payments of $225,000 in 1999 under this lease.

12.      NET INCOME (LOSS) PER COMMON SHARE:

         Net income (loss) per common share amounts have been computed in accordance with Statement of Financial Accounting Standards No. 128, Earnings Per Share. Basic net income (loss) per common share amounts were computed by dividing net income (loss) less preferred stock dividends by the weighted-average number of common shares outstanding. Diluted income (loss) per share amounts give effect to dilutive common stock equivalents outstanding.

         The weighted-average number of common shares outstanding for 1996 includes the 7,548,632 common shares issued upon the conversion of all of the Series A Preferred (which based on its terms, the Company believed was common stock in substance) and the 171,842 shares issued by the Company in 1997 to fulfill an obligation to an officer.

         The weighted-average number of common shares outstanding for 1997 and 1998 includes approximately 300,000 additional common shares issued in January 1999 in connection with the Thermetic acquisition based on the average market price.

                                                    DATE OF INCEPTION
                                                     (JUNE 16, 1996)          YEAR ENDED
                                                           TO
                                                       DECEMBER 31,           DECEMBER 31,
                                                         1996             1997             1998
                                                       ----------      -----------      -----------
EARNINGS
   Income (loss) before extraordinary items            $  761,000      $  (765,000)     $(8,844,000)
   Dividends on preferred shares                               --          (75,000)              --
                                                       ----------      -----------      -----------
                                                       $  761,000      $  (840,000)     $(8,844,000)
                                                       ==========      ===========      ===========
   Weighted-average shares - basic                      7,884,000       12,982,000       13,785,000
                                                       ==========      ===========      ===========
   Effect of dilutive shares:
     Stock options                                        276,000               --               --
                                                       ----------      -----------      -----------
   Weighted-average shares - diluted                    8,160,000       12,982,000       13,785,000
                                                       ==========      ===========      ===========

INCOME (LOSS) BEFORE EXTRAORDINARY ITEMS PER SHARE
   Basic                                               $      .10      $      (.06)     $      (.64)
                                                       ==========      ===========      ===========

   Diluted                                             $      .09      $      (.06)     $      (.64)
                                                       ==========      ===========      ===========



13.      SEGMENT INFORMATION:

         The Company manufactures a broadly diversified line of windows, doors and related products designed to meet a variety of residential and non-residential consumer demands in both the new construction and remodeling and replacement markets. The Company is generally managed through three principal businesses: residential fenestration products, commercial fenestration products and extrusion products. Though the Company has defined its reportable segments primarily based on the nature of its products, it has also considered the type of customers, and production processes related to each of its businesses.

         Residential fenestration products consist of a variety of window and door products manufactured for uses in homes and light commercial businesses. These products consist of a full line of aluminum, vinyl, wood and aluminum-clad wood windows and doors. This business manufactures single hung, double hung, sliding, casement, picture and geometrically shaped windows and french, patio, screened storm, sliding doors and steel entry doors. These fenestration products are sold throughout the United States and are sold one of three ways: directly to an end user (remodeler, contractor or homeowner); to a retailer who then sells to the end user or to a wholesaler who sells to a retailer. These products are produced and shipped on a by order basis in relatively small quantities.

         Commercial fenestration products consist of aluminum windows and doors, security screens and security screen doors manufactured for uses in large commercial buildings such as schools, dormitories, hospitals, institutions, municipal buildings and military buildings. These products are currently sold in the central and northeastern parts of the United States and are normally sold directly to the end user on a contract basis. Contracts for products in this business are for long-term large order quantities.

         Extrusion products consist of aluminum and vinyl extrusions used primarily in the fenestration products industry. This business supplies a portion of the raw materials used in the manufacture of windows by the Company. These products are sold throughout the United States and are marketed directly to manufacturers primarily in the window and door industry.

         The Company generally measures its businesses based on operating income, which includes the effects of incentive compensation for each business. Intersegment transfers are not material. The following represents certain financial data of the Company by segment as of and for the years ended December 31, 1998 and 1997 and for the period from date of inception to December 31, 1996:

                                               YEAR ENDED DECEMBER 31, 1998

                                                                                    CORPORATE &
                                  RESIDENTIAL      COMMERCIAL       EXTRUSION      ELIMINATIONS          TOTAL
                                -------------------------------------------------------------------------------
REVENUES - OUTSIDE              $226,517,000     $ 2,970,000     $27,777,000      $        --      $257,264,000
REVENUES - INTERCOMPANY            2,916,000         463,000         838,000       (4,217,000)               --
DEPRECIATION                       4,601,000         773,000       1,721,000           57,000         7,152,000
AMORTIZATION                       1,607,000          13,000           9,000          729,000         2,358,000
OPERATING PROFIT (LOSS)           17,840,000      (2,168,000)        834,000       (8,075,000)        8,431,000
INTEREST EXPENSE                  11,917,000       1,392,000       2,818,000          550,000        16,677,000
INCOME TAX EXPENSE (BENEFIT)       3,023,000        (684,000)       (414,000)      (1,925,000)               --

TOTAL ASSETS                     138,222,000      12,514,000      28,684,000        7,639,000       187,059,000
CAPITAL EXPENDITURES               4,239,000         600,000       2,650,000          457,000         7,946,000

                                               Year Ended December 31, 1997

                                                                                     CORPORATE &
                                    RESIDENTIAL     COMMERCIAL       EXTRUSION      ELIMINATIONS         TOTAL
                                   ------------------------------------------------------------------------------
Revenues - outside                 $91,614,000      $ 2,558,000     $   80,000                       $ 94,252,000
Revenues - intercompany                     --               --             --                                 --
Depreciation                         1,435,000          666,000          1,000                --        2,102,000
Amortization                           438,000            5,000             --       $   135,000          578,000
Operating profit (loss)              7,252,000       (1,554,000)         3,000        (2,931,000)       2,770,000
Interest expense                     2,203,000          558,000             --         1,167,000        3,928,000
Income tax expense (benefit)         2,067,000         (735,000)            --        (1,722,000)        (390,000)
Extraordinary loss                      33,000           10,000             --           451,000          494,000

Total assets                       104,182,000       10,694,000      1,041,000        42,407,000      158,324,000
Capital expenditures                 1,499,000               --             --            49,000        1,548,000


                                        From Date of Inception to December 31, 1996

                                                                                     CORPORATE &
                                     RESIDENTIAL    COMMERCIAL       EXTRUSION      ELIMINATIONS         TOTAL
                                    -----------------------------------------------------------------------------
Revenues - outside                 $25,249,000                                                        $25,249,000
Revenues - intercompany                 57,000                                        $  (57,000)               -
Depreciation                           325,000                                                --          325,000
Amortization                            74,000                                            43,000          117,000
Operating profit (loss)              2,247,000                                           (85,000)       2,162,000
Interest expense                       746,000                                            10,000          756,000
Income tax expense                     690,000                                           (50,000)         640,000

Total assets                        31,659,000       $8,755,000                        2,330,000       42,744,000
Capital expenditures                   429,000               --                               --          429,000

The operating loss in corporate & eliminations as reported pertains to the operation of a Corporate function and includes general and administration expenses. In 1998, the Corporate operating loss includes charges totaling $2.9 million relating to non-cash stock compensation (see notes 8 and 9) and the write-off of deferred costs relating to terminated acquisitions and financing transactions. The extraordinary loss reported in 1997 relates to the early extinguishment of debt (See Note 5).

No one customer constituted more than ten percent of the Company's consolidated net sales in the period ended December 31, 1996 or the years ended December 31, 1997 and 1998.


14.      SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:


                                                              FROM DATE
                                                             OF INCEPTION
                                                          (JUNE 19, 1996) TO           YEAR ENDED
                                                             DECEMBER 31,              DECEMBER 31,
                                                                 1996             1997             1998
                                                              ---------------------------------------------
CASH PAID DURING THE PERIOD FOR
   Interest                                                   $   620,000      $ 3,017,000      $14,994,000
   Income taxes                                                    70,000          228,000               --
NONCASH INVESTING AND FINANCING ACTIVITIES
   Common stock and debt issued and liabilities
     assumed in acquisitions                                  $27,981,000      $22,465,000      $13,251,000
   Capital lease obligations                                    1,578,000               --        1,044,000
   Distribution to stockholder                                    170,000               --               --

SELECTED QUARTERLY DATA OF THE COMPANY

                                                        1997                                        1998 (1)
                                     -----------------------------------------------------------------------------------------

                                        1st        2nd       3rd         4th         1st          2nd        3rd        4th
                                     -----------------------------------------------------------------------------------------
Net sales                            $16,641    $22,968    $25,410     $29,234    $45,608       $61,638    $77,419     $72,599
Gross profit                           3,118      5,478      5,446       5,906      9,114        14,588     15,828      13,953
Income (loss) before
  extraordinary item                    (515)       595        303      (1,148)    (2,609)       (2,737)      (900)     (2,598)
Net income                              (515)       595        303      (1,642)    (2,609)       (2,737)      (900)     (2,598)
Income (loss) per share,
  before extraordinary item:
  Basic                               $(0.04)     $0.05      $0.02     $ (0.09)    $(0.19)       $(0.20)    $(0.07)     $(0.18)
  Diluted                              (0.04)      0.05       0.02       (0.09)     (0.19)        (0.20)     (0.07)      (0.18)
Net income (loss) per share:
  Basic                               $(0.04)     $0.05      $0.02     $ (0.12)    $(0.19)       $(0.20)    $(0.07)     $(0.18)
  Diluted                              (0.04)      0.05       0.02       (.012)     (0.19)        (0.20)     (0.07)      (0.18)

(1) The Company's quarterly data has been restated to properly reflect non-cash stock compensation and income tax adjustments in the second and third quarters of 1998.